                                                              File No. 069-00333




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM U-3A-2/A

                                 Amendment No. 1


              STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE PUBLIC UTILITY
                           HOLDING COMPANY ACT OF 1935


                 -----------------------------------------------

                      TO BE FILED ANNUALLY PRIOR TO MARCH 1

                 -----------------------------------------------



                             CMS ENERGY CORPORATION
                                (Name of Company)


hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:






April 15, 2003

                                EXPLANATORY NOTE



           This Form U-3A-2/A amends the Form U-3A-2 that was filed on February 25, 2003. This amendment includes the consolidated financial statements on Exhibit A that were omitted from the Form U-3A-2 filed on February 25, 2003.

1. NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR
     (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

Claimant has listed EWGs, identified by an asterisk (*) and FUCOs, identified by double asterisk (**) in order to maintain the continuity of the organizational chart.

For the purpose of this filing CMS Energy will address the information requested in section 1 under the headings of CMS Energy Corporation (Tier 1), CMS Enterprises Company (Tier 2) and Consumers Energy Company (Tier 2). As CMS Energy discusses in detail below, CMS Energy Corporation is the parent company for CMS Enterprises Company and Consumers Energy Company. All ownership interests are 100% unless indicated parenthetically to the contrary.


                            01 CMS ENERGY CORPORATION

      Address:        Fairlane Plaza South
                      330 Town Center Drive, Suite 1100
                      Dearborn, Michigan 48126

      CMS Energy Corporation ("CMS Energy") was duly incorporated under the laws of the State of Michigan in 1987. CMS Energy is an approximately $5.5 billion (sales) energy company with subsidiaries engaged in electric utility operations, gas utility operations, oil and gas exploration and production, the acquisition, development and operation of independent power production facilities, energy marketing and trading and the transportation, storage and marketing of natural gas.

      The name, state of organization and nature of business of CMS Energy's direct subsidiaries are described below:

02         CMS Enterprises Company

           Address:        Fairlane Plaza South
                           330 Town Center Drive, Suite 1100
                           Dearborn, Michigan 48126

           CMS Enterprises Company is a Michigan corporation that owns subsidiaries engaged in the development, acquisition and management of energy-related businesses and projects worldwide.

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02         Consumers Energy Company

           Address:        212 West Michigan Avenue
                           Jackson, Michigan 49201

           Consumers Energy Company is a Michigan corporation engaged in the generation, purchase, transmission, distribution and sale of electricity, and in the purchase, storage, transmission, distribution and sale of natural gas, in the lower peninsula of the State of Michigan.

THE NAME, STATE OF ORGANIZATION AND NATURE OF BUSINESS OF EACH SUBSIDIARY AND THEIR SUBSIDIARIES ARE DESCRIBED BELOW:


                           02 CMS ENTERPRISES COMPANY

           Address:        Fairlane Plaza South
                           330 Town Center Drive, Suite 1100
                           Dearborn, Michigan 48126

03              CMS Business Development LLC

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Business Development LLC is a Texas limited liability corporation formed as a holding company for employees engaged in the business of project development in North America effective January 1, 2002.

03              CMS Capital, L.L.C.

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Capital is a Michigan limited liability corporation formed to assist in securing financing for CMS Energy Corporation and its subsidiaries and affiliates.

04                    CMS Capital Financial Services, Inc.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

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                      CMS Capital Financial Services, Inc. is a Michigan
                      corporation engaged in the business of making loans to homeowners and small businesses for energy related goods or services.

05                         First Utility Finance, Inc.

04                    EnerBank, USA

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      EnerBank, USA is a Utah corporation engaged in the business of an "industrial loan corporation" to issue thrift certificates of deposit and thrift savings accounts for the payment of money, to issue capital notes or debentures to receive payments with or without allowance for interest.

03              CMS Comercializadora de Energia S.A. (98.52%)

                Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220 8 Piso (Av. E. Madero Alt. 800/900) (1300)
                          Buenos Aires, Argentina

                CMS Comercializadora de Energia S.A. is an Argentine corporation engaged in gas and electric marketing operations in Argentina.

03              *CMS Distributed Power, L.L.C.

                Address:  Fairlane Plaza South
                          330 Town Center Drive, Suite 1100
                          Dearborn, Michigan 48126

                CMS Distributed Power, L.L.C is a Michigan limited liability corporation formed for the purpose of aggregating the output from multiple generators to have power available on demand.

03              CMS Energy Asia Private Limited (Singapore)

                Address:  80 Raffles Place #26-20
                          UOB Plaza 2
                          Singapore 04862

                CMS Energy Asia Private Limited is a Singapore corporation involved in the development of electrical generation and distribution opportunities, gas transmission, storage and distribution opportunities, electrical and gas marketing opportunities and oil and gas exploration and development opportunities in Asia and the Pacific Rim.

04                    CMS Energy India Pte Ltd (India) (99%)

                      Address: Units 203 & 204, Capital Towers 180, Nungambakkam High Road
                                     Kodambakkan, Chennai 600 034 India

                      CMS Energy India Private Limited is an Indian corporation formed to pursue development opportunities in India.

03              CMS Energy India Pte Ltd (India) (1%)

                Address:        Units 203 & 204, Capital Towers
                                180, Nungambakkam High Road
                                Kodambakkan, Chennai 600 034 India

                CMS Energy India Private Limited is an Indian corporation formed to pursue development opportunities in India.

03              CMS Energy South America Company (CESA)

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Energy South America Company is a Cayman Islands corporation formed to provide for consolidation of the development expenses and activity in Argentina and Brazil.

04                    CMS Enterprises Development Company S.A. (CEDC) (99.99%)

                      Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
                                     8(Degree) Piso (Av. E. Madero Alt. 800/900)
                                     (1300)
                                     Buenos Aires, Argentina

                      CMS Enterprises Development Company S.A. is an Argentina corporation formed to handle the development work in Argentina.

03              CMS Energy Technology Company

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Energy Technology Company is a Michigan corporation formed for the purpose of networked distributed generation.

03              CMS Energy UK Limited

                Address:        43-45 Portman Square, 4th Floor
                                London, England W1H 6AF

                CMS Energy UK Limited is an United Kingdom limited liability company involved in the development of energy-related businesses and projects in Europe, Africa and the Middle East.

03              CMS Enterprises Development, L.L.C.

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Enterprises Development, L.L.C. is a Michigan limited liability corporation formed to invest in various projects, including but not limited to, a zirconium recovery project.

03              CMS Enterprises Holding Company S.A. (99.99%)

                Address:        Edificio Torre Catalinas Plaza
                                Ing. Enrique Butty 220
                                8(Degree) Piso (Av. E. Madero Alt. 800/900)
                                (1300)
                                Buenos Aires, Argentina

                CMS Enterprises Holding Company S. A. is an Argentine corporation formed as a holding corporation.

03              CMS Gas Transmission Company

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Gas Transmission Company is a Michigan corporation organized to engage in the transmission, storage and processing of natural gas.

04                    Atlantic Methanol Capital Company (50%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Atlantic Methanol Capital Company is a Cayman Islands corporation formed to assist in the financing relating to an Equatorial Guinea methanol plant that has subsequently been sold.

05                         CMS Methanol Company (40%)

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04                    CMS Antrim Gas LLC

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Antrim Gas LLC is a Michigan limited liability corporation formed for the purpose of owning and operating the central carbon dioxide removal plant in Otsego County, Michigan.

04                    CMS Bay Area Pipeline, LLC

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Bay Area is a Michigan limited liability corporation formed for the purpose of limiting and avoiding confusion with the pipeline system owned by MCN.

04                    CMS Field Services, Inc.

                      Address:       Boulder Towers
                                     1437 South Boulder, Suite 1250,
                                     Tulsa, Oklahoma 74119

                      CMS Field Services, Inc. is a Michigan corporation, formerly known as CMS Continental Natural Gas, Inc., involved in the gathering and processing of natural gas.

05                         Bighorn Gas Gathering, L.L.C. (50%)

05                         Bradshaw Energy, L.L.C. (97.5%)

05                         Choctaw Thrust Gas Gathering System (33 1/3%)

05                         CMS Cherokee Gas Processing, L.L.C.

05                         CMS Field Services Holding Company

06                              Bighorn Gas Gathering, L.L.C. (1%)

06                              CMS Taurus GP Holding, L.L.C.

05                         CMS Gas Processing, L.L.C.

05                         CMS Gulf Coast Field Services, L.L.C.

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05                         CMS Hydrocarbons, L.L.C.

05                         CMS Laverne Gas Processing, L.L.C.

05                         CMS Natural Gas Gathering, L.L.C.

05                         CMS Oklahoma Natural Gas Gathering, L.L.C.

05                         CMS Taurus Holdings Company, L.L.C.

05                         CMS Gulf Coast Holdings Company

05                         CMS Midstream Services Company

05                         Fort Union Gas Gathering, L.L.C. (33 1/3%)

04                    CMS Gas Argentina Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1040
                                     Dearborn, Michigan 48126

                      CMS Gas Argentina Company is a Cayman Islands corporation with an equity interest in Transportadora de Gas del Norte S.A., an Argentine corporation, which provides natural gas transmission services to the northern and central parts of Argentina.

05                         Servicios de Aguas de Chile CMS y Compania Limitada
                           (.01%)

05                         Transportadora de Gas del Norte S.A. (TGN) (29.42%)

04                    CMS Gas Offshore Investment Ltd.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Gas Offshore Investment Ltd. is a Cayman Islands corporation formed for the purposes of financing, procurement, rehabilitation, upgrading, extension, ownership, operation and maintenance of existing power generation and seawater desalination project at the Taweelah complex in Abu Dhabi.

04                    CMS Grands Lacs LLC

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Grands Lacs LLC is a Michigan limited liability corporation and owner of various natural gas pipelines in Northern Michigan.

04                    CMS International Ventures, L.L.C. (37.01%)
                      (See CMS Enterprises for list of subsidiaries)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS International Ventures, L.L.C. is a Michigan limited liability corporation formed to own, manage and sell certain of CMS Energy's international investments.

04                    CMS Jackson Pipeline Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1040
                                     Dearborn, Michigan 48126

                      CMS Jackson Pipeline Company is a Michigan corporation involved as a 75% General Partner in Jackson Pipeline Company, a Michigan general partnership.

05                         Jackson Pipeline Company (75%)

04                    CMS Marysville Gas Liquids Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Marysville Gas Liquids Company is a Michigan corporation formed to hold a 51% interest in St. Clair Underground Storage Partnership and owns the Marysville Fractionation Partnership.

04                    CMS Saginaw Bay Lateral Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Saginaw Bay Lateral Company is a Michigan corporation that holds the interest in lateral lines off the Saginaw Bay Pipeline systems.

04                    CMS TriState Canada General Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS TriState Canada General Company is a Michigan corporation formed to hold a 1% General Partner interest in TriState Canada Limited Partnership, a Canadian partnership, which holds TriState Pipeline assets in Canada.

04                    Nitrotec Corporation (50%)

                      Address:       1021 Main Street, Suite 2800
                                     Houston, Texas 77002

                      Nitrotec Corporation is a Delaware corporation formed to invest in plants that extract helium from natural gas.

04                    Otsego EOR LLC (25%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Otsego EOR LLC is a Michigan limited liability corporation formed as an enhanced oil-recovery project consisting of three oil reservoirs and pipeline and compression facilities located in Otsego County, Michigan.

04                    Panhandle Eastern Pipe Line Company

                      Address:       5444 Westheimer Road
                                     Houston, Texas 77056-5306

                      Panhandle Eastern Pipe Line Company is a Delaware corporation formed for the transmission of natural gas.

05                         CMS Pan Gas Storage Company, L.L.C.

05                         CMS Panhandle Eastern Resources, Inc.

05                         Panhandle Partner LLC

06                              CMS Panhandle Holdings, LLC (95%)

07                                   Centennial Pipeline, LLC (33 1/3%)

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07                                   *CMS Panhandle Lake Charles Generation
                                     Company, LLC

07                                   CMS Trunkline Gas Company, LLC (100% -
                                     Class A Shares)

08                                         CMS Trunkline Deepwater Pipeline
                                           Company L.L.C.

09                                              Sea Robin Pipeline Company (50%)

08                                         CMS Trunkline Gas Resources, LLC

08                                         CMS Trunkline Offshore Pipeline
                                           Company L.L.C.

09                                              Sea Robin Pipeline Company (50%)

07                                   CMS Trunkline LNG Holdings, LLC (100% -
                                     Class B shares)

08                                         CMS Trunkline LNG Company, LLC

07                                   Dekatherm Investor Trust

08                                         CMS Trunkline LNG Holdings, LLC (100%
                                           - Class A shares)

07                                   Guardian Pipeline, LLC. (33 1/3%)

05                         CMS Panhandle Storage Company

06                              MG Venture Storage, Inc.

05                         Trunkline Field Services Company

05                         CMS Panhandle LNG Acquisition Company

06                              CMS Panhandle Holdings, LLC (5%)

04                    TriState Pipeline, L.L.C (66-2/3%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      TriState Pipeline, L.L.C. is a Michigan limited liability corporation formed to hold interests in the TriState Pipeline.

03              CMS Generation Co.

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Generation Co is a Michigan corporation engaged in the development of and investment in cogeneration and other independent power generation projects both domestic and foreign.

04                    *CMS Centrales Termicas S.A. (99%)

                Address:        Edificio Torre Catalinas Plaza, Ing.
                                Enrique Butty 220
                                8 Piso (Av. E. Madero Alt. 800/900) (1300)
                                Buenos Aires, Argentina

                      CMS Centrales Termicas S.A. is an Argentine corporation formed to own an interest in a 240 MW natural gas/fuel oil-fired electric power plant near Mendoza, Argentina.

05                         Cuyana S.A. de Inversiones (1%)

06                              Centrales Termicas Mendoza, S.A. (92.6%)

04                    CMS Generation Altoona Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Altoona Company is a Michigan corporation formed to develop, construct, own, operate and maintain a bituminous coal, bituminous coal waste or other solid fuel-burning facility.

04                    CMS Generation Cebu Operating Limited Duration Company
                      (99%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Cebu Operating Limited Duration Company is a Cayman Islands entity involved as the operator of the Atlas Power Plant, a 135 MW coal/oil-fired power plant on Cebu Island, Philippines.

04                    CMS Generation Chateaugay Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Chateaugay Company is a Michigan corporation involved as a General Partner in KES Chateaugay, LP, a limited partnership.

04                    CMS Generation Filer City, Inc.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Filer City, Inc. is a Michigan corporation involved as a 50% General Partner in the T.E.S. Filer City Station Limited Partnership, a Michigan limited partnership that is the owner of the 54 megawatt (net) wood chip and coal-fired electric generating station in Filer City, Michigan.

04                    CMS Generation Filer City Operating Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Filer City Operating Company is a Michigan corporation formed to operate a coal and waste wood-fueled power plant near Filer City, Michigan owned by the T.E.S. Filer City Station Limited Partnership.

04                    CMS Generation Genesee Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Genesee Company is a Michigan corporation involved as a 1% General Partner in the Genesee Power Station Limited Partnership, a Delaware limited partnership, which owns and operates a 35-megawatt (net) waste wood-fired electric generating facility located in Genesee County, Michigan.

05                         Genesee Power Station Limited Partnership (1%)

06                              GPS Newco, L.L.C (50%)

04                    CMS Generation Grayling Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Grayling Company is a Michigan corporation involved as a 1% General Partner in Grayling Generating Station Limited Partnership, a Michigan limited partnership, that owns a 36-megawatt (net) waste wood-fueled power plant in Grayling, Michigan. Grayling Generating Station Limited Partnership owns GGS Holdings Company, a Michigan corporation, which is a .5% General Partner in AJD Forest Products Limited Partnership that operates a sawmill adjacent to the Grayling Generating Station and also supplies waste wood fuel to Grayling Generating Station Limited Partnership is a 49.5 % Limited Partner in AJD Forest Products Limited Partnership, a Michigan limited partnership.

05                         Grayling Generation Station Limited Partnership (1%)

06                              GGS Holdings Company

05                         Grayling Partners Land Development, L.L.C. (1%)

04                    CMS Generation Honey Lake Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Honey Lake Company is a Michigan corporation with a General Partnership interest and a Limited Partnership interest in H L Power Company, a California limited partnership that uses waste wood and geothermal fluid to generate a 30-megawatt (net) electric generating station in Lassan County, California. Also involved as General Partner in Honey Lake Energy I LP, and Honey Lake Energy II LP, both Michigan limited partnerships formed to own limited partnership interests in H L Power Company.

05                         Honey Lake Energy I L.P. (99%)

06                              H L Power Company (18.65%)

05                         Honey Lake Energy II L.P. (99%)

06                              H L Power Company (18.65%)

05                         H L Power Company (.5%)

04                    CMS International Ventures, L.L.C. (21.02%)
                      (See CMS Enterprises for list of subsidiaries)

04                    CMS Generation Lyonsdale Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Lyonsdale Company is a Michigan corporation involved as a general partner of Lyonsdale Energy Limited Partnership, a Delaware limited partnership, owners of the Lyonsdale Project, Lyonsdale, New York, a 19MW waste wood-fueled plant.

04                    CMS Generation Grayling Holdings Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Grayling Holdings Company is a Michigan corporation involved as a 49% Limited Partner in Grayling Generating Station Limited Partnership, a Michigan limited partnership. Grayling Generating Station Limited Partnership owns GGS Holdings Company, a Michigan corporation that owns a .5% General Partner interest in AJD Forest Products Limited Partnership, a Michigan limited partnership.

05                         Grayling Generating Station Limited Partnership (49%)

06                              GGS Holdings Company

05                         Grayling Partners Land Development LLC (49%)

04                    CMS Generation Holdings Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Holdings Company is a Michigan corporation involved as a limited partner in various proposed partnerships.

05                         *CMS Centrales Termicas S.A.  (1%)

05                         Genesee Power Station Limited Partnership (.5%)

06                              GPS Newco, L.L.C. (50%)

05                         GPS Newco, L.L.C. (50%)

05                         CMS Generation, S.R.L. (.01%)

06                              *Hidroelectrica El Chocon S.A. (2.48%)

06                              Hidroinvest S.A. (25%)

07                                   *Hidroelectrica El Chocon S.A. (59%)

05                         Moose River Properties (50%)

05                         *CMS Ensenada S.A. (1%)

05                         CMS Operating, S.R.L. (.001%)

05                         Metro East, L.L.C. (50%)

05                         McCook Cogeneration Station, L.L.C (50%)

04                    Dearborn Industrial Energy, L.L.C.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Dearborn Industrial Energy, LLC is a Michigan limited liability corporation formed to hold the ownership interest in Dearborn Industrial Generation, LLC and to obtain an air permit for the Dearborn Industrial Generation Project.

05                         *Dearborn Industrial Generation, L.L.C.

04                    *Dearborn Generation Operating, L.L.C.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Dearborn Generation Operating, L.L.C. is a Michigan limited liability corporation formed to operate the cogeneration facility located at the Ford Rouge plant.

04                    CMS Generation Investment Company I

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Investment Company I is a Cayman Islands corporation involved as a holding company for CMS Generation overseas investments that engage in the construction, ownership or operation of various power projects in Ghana, Morocco, Saudi Arabia and United Arab Emirates.

05                         CMS Generation Company Investment Company IV

06                              CMS Generation Investment Company II

07                                   CMS Generation Jorf Lasfar I Limited
                                     Duration Company (65%)

08                                         Jorf Lasfar Handelsbolag (50%)

08                                         Jorf Lasfar I HB (50%)

08                                         Jorf Lasfar Power Energy HB (50%)

07                                   CMS Generation Jorf Lasfar II Limited
                                     Duration (65%)

08                                         Jorf Lasfar Handelsbolag (50%)

08                                         Jorf Lasfar I HB (50%)

08                                         Jorf Lasfar Power Energy HB (50%)

07                                   CMS Generation Cebu Operating Limited
                                     Duration Company (1%)

07                                   CMS Generation Jegurupadu I Limited
                                     Duration (1%)

08                                         Jegurupadu O&M Company Mauritius
                                           (50%)

09                                             *Jegurupadu Operating &
                                               Maintenance Company (60%)

07                                   CMS Generation Jegurupadu II Limited
                                     Duration (1%)

08                                         Jegurupadu O&M Company Mauritius
                                           (50%)

09                                              *Jegurupadu Operating and
                                                Maintenance Company (60%)

07                                   CMS Generation Pinamucan Limited Duration
                                     Company (1%)

07                                   CMS Generation Pinamucan Operating Limited
                                     Duration Company (1%)

06                              CMS Generation Jorf Lasfar III Limited Duration
                                Company (50%)

07                                   *CMS Morocco Operating Co., S.C.A. (.1%)

06                              CMS Generation Luxembourg II S.a.r.l.

07                                   CMS Generation Luxembourg S.a.r.l.

08                                         CMS Generation Netherlands B.V.

09                                              Jorf Lasfar Energiaktiebolag

10                                                   *Jorf Lasfar Energy Company
                                                     (25%)

09                                              Jorf Lasfar Power Energy
                                                Aktiebolag

10                                                   *Jorf Lasfar Energy Company
                                                     (23%)

06                              CMS Generation Jorf Lasfar I Limited Duration
                                Company (35%)

07                                   Jorf Lasfar Handelsbolag (50%)

08                                         *Jorf Lasfar Energy Company (2%)

06                              CMS Generation Jorf Lasfar II Limited Duration
                                Company (35%)

07                                   Jorf Lasfar Handelsbolag (50%)

08                                         *Jorf Lasfar Energy Company (2%)

05                         CMS Generation Investment Company VI

06                              CMS Takoradi Investment Company

07                                   CMS Takoradi Investment Company II

08                                         *Takoradi International Company
                                           (Ghana) (90%)

05                         CMS Generation Investment Company VII

06                              CMS Generation Taweelah Limited

07                                   **Emirates CMS Power Company (40%)

08                                         Taweelah Shared Facilities Company
                                           LLC (17%)

06                              CMS Jubail Investment Company I

06                              Shuweihat General Partner Company (50%)

07                                   Shuweihat Limited Partnership (1%)

08                                         Shuweihat CMS International Power
                                           Company (UAE) (40%)

06                              Shuweihat Limited Partnership (49.5%)

07                                   Shuweihat CMS International Power Company
                                     (UAE) (40%)

06                              Shuweihat O&M Limited Partnership (49.5%)

06                              Shuweihat O&M General Partner Company (50%)

07                                   Shuweihat O&M Limited Partnership (1%)

05                         CMS Generation Loy Yang Holdings 1 Ltd.

06                              **Horizon Energy Holdings Ltd.

07                                   **Loy Yang Power Partners (24.63%)

07                                   Loy Yang Power Projects Pty. Lt. (49.6%)

07                                   Loy Yang Power Management Pty Ltd (49.6%)

05                         CMS Generation Loy Yang Holdings 2 Ltd.

06                              **CMS Generation Horizon Energy Holdings Ltd.

07                                   Loy Yang Power Management Pty Ltd (49.6%)

07                                   **Loy Yang Power Partners (25%)

07                                   Loy Yang Power Projects Pty Ltd (49.6%)

05                         Servicios de Aguas de Chile CMS y Compania Limitada
                           (99.99%)

05                         *CMS Morocco Operating Co., S.C.A (.1%)

05                         *CMS (India) Operations & Maintenance Company Private
                           Limited (1%)

05                         Energex Co. (20%)

04                    CMS Generation Montreal Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Montreal Company is a Michigan corporation involved as a .1 percent general partner in the Secure Wood Chips LP to own and operate a waste-wood recovery facility in the greater Montreal, Quebec, Canada area.

04                    *CMS Generation Operating Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Operating Company is a New York corporation involved in the operation of various power plants throughout the United States.

04                    CMS Generation Recycling Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Recycling Company is a Michigan corporation that owns 50% of Mid-Michigan Recycling, L.C. Mid-Michigan Recycling was created to be involved in supplying waste wood fuel initially for the Genesee Power Station Limited Partnership.

05                         Mid-Michigan Recycling, L.C. (50%)

04                    *CMS International Operating Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      CMS International Operating Company is a Cayman Islands corporation, formed to own and control project operating and maintenance companies.

05                         CMS Generation UK Operating Private Limited

06                              Jorf Lasfar Aktiebolag

07                                   *CMS Morocco Operating Co, S.C.A. (99.7%)

05                         *CMS (India) Operations & Maintenance Company Private
                           Limited (99%)

05                         *CMS Morocco Operating Co., S.C.A. (.1%)

05                         CMS Generation Jorf Lasfar III Limited Duration
                           Company (50%)

06                              *CMS Morocco Operating Co., S.C.A. (.1%)

04                    *CMS Generation Michigan Power L.L.C.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Michigan Power L.L.C. is a Michigan limited liability corporation formed to own generating units which are to be sited in Michigan for the purpose of generating power during peak demand periods.

04                    Exeter Management Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Exeter Management Company is a Connecticut corporation involved as the General Partner in the Exeter Energy Limited Partnership, which owns and operates the 29.8Mwe tire fueled cogeneration plant in Sterling Connecticut.

04                    *Hidroelectrica El Chocon S.A. (2.48%)

                      Address:       8311 Neuquen
                                     Neuquen Province
                                     Argentina

                      Hidroelectrica El Chocon S.A. is an Argentine company which holds a thirty-year concession to operate two hydroelectric power plants in Argentina.

04                    Honey Lake II, L.P. (1%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      Honey Lake II, L.P. is a California limited partnership created to participate as a 24.75% limited partner in the cogeneration facility at Honey Lake, California.

05                         H L Power Company (18.65%)

04                    Honey Lake I, L.P. (1%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      Honey Lake I., L.P. is a California limited partnership created to participate as a 24.75% limited partner in the cogeneration facility at Honey Lake, California.

05                         H L Power Company (18.65%)

04                    Hydra-Co Enterprises, Inc.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Hydra-Co Enterprises, Inc. is a New York corporation involved in the management and operation of various plants. The plants are fueled by coal, natural gas, waste wood and water (hydro). Also involved as construction management responsibility for a 60 megawatt diesel-fueled plant in Jamaica.

05                         Caribbean Electric Power (40%)

05                         CMS Generation Operating Company II, Inc.

06                              HCO-Jamaica, Inc.

07                                   *Private Power Operations Limited (100%)

05                         CMS Generation Stratton Company

05                         HCE-Biopower, Inc.

05                         HCE-Jamaica Development, Inc.

05                         HCE-Rockfort Diesel, Inc.

06                              *Jamaica Private Power Company, Limited (45.07%)

05                         Hydra-Co Generation, Inc.

05                         Little Falls Hydropower Associates (33.33%)

05                         Lock 17 Management Group (33.33%)

05                         Lock 17 Group (33.33%)

05                         New Bern Energy Recovery, Inc.

05                         Windpower Partners 1989 (8.5346%)

05                         Jamaica Energy Team Limited (59.7%)

04                    McCook Cogeneration Station, L.L.C. (50%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      McCook Cogeneration Station, L.L.C. is a Michigan limited liability corporation involved in the development, construction, ownership, and operation of a waste wood cogeneration facility in Cook County, Illinois.

04                    McCook Waste Wood Recovery Facility, L.L.C. (50%)

                      Address:              Fairlane Plaza South
                                            330 Town Center Drive, Suite 1000
                                            Dearborn, MI 48126

                      McCook Waste Wood Recovery Facility, LLC is a Michigan limited liability company formed to develop and own a waste wood recycling and processing facility where waste wood will be received, manually and mechanically separated and then recycled or processed for use at McCook Cogeneration Station, LLC.

04                    Metro East, L.L.C. (50%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      Metro East, L.L.C. is a limited liability corporation created to pursue cogeneration development possibilities in East St. Louis, Illinois.

04                    Midland Cogeneration Venture Expansion, LLC (50%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      Midland Cogeneration Venture Expansion, LLC is a Delaware limited liability company formed to develop the MCV Expansion including ordering and funding long-lead equipment.

04                    Notera Holding B.V.

                      Address:       A. J. Ernststraat
                                     595 H 1082 LD
                                     Amsterdam, The Netherlands

                      Notera Holding B.V. is a Netherlands corporation and currently inactive.

04                    Oxford Tire Supply, Inc.

                      Address:       Fairlane Plaza South,
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Oxford Tire Supply, Inc. is a Delaware corporation formed to collect and sell secondhand tires to dealers and scrap tires to be burned as fuel at the Exeter Energy Plant in Sterling, Connecticut.

04                    Oxford Tire Recycling, Inc.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Oxford Tire Recycling, Inc. is a Delaware corporation engaged in tire collection, shredding and storage, the sale of used and shredded tires, and related business activities.

04                    Scudder Latin America Power I-C LDC (25%)

                      Address:       345 Park Avenue
                                     New York, New York 10154-0010

                      Scudder Latin America Power I-C LDC is a Cayman Islands corporation formed for the purposes of an Investment Fund to invest (primarily passive) in electric generating facilities and the electric infrastructure in Latin America and the Caribbean.

04                    **Taweelah A2 Operating Company

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Taweelah 2 Operating Company is a Michigan corporation formed to operate the Taweelah A2 project through a branch office in Abu Dhabi, United Arab Emirates.

03              CMS International Ventures, L.L.C. (40.47%)

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS International Ventures, L.L.C. is a Michigan limited liability corporation formed to own, manage and sell certain of CMS Energy's international investments.

04                    CMS Electric & Gas, L.L.C.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Electric and Gas, L.L.C. is a Michigan limited liability corporation. CMS International Distribution LLC and CMS Electric and Gas Company merged on December 20, 2002 to form CMS Electric & Gas, L.L.C.

05                         CMS Comercializadora de Energia Ltda (99.99%)

05                         CMS Distribuidora Ltda (99.99%)

06                              CMS Participacoes Ltda. (99.99%)

07                                   Agropecuaria Turvinho Ltda. (.01%)

07                                   **Companhia Paulista de Energia Eletrica
                                     (CPEE) a Brazilian corporation (93.86),

08                                         Agropecuaria Turvinho Ltda. (99.99%)

08 **Companhia Sul Paulista de Energia Eletrica (CSPE), a Brazilian corporation (88.63%)

09                                              **Companhia Jaguari de Energia
                                                S.A. (CJE),
                                                a Brazilian corporation

10                                                   **Compania Luz e Forca de
                                                     Mococo SA (CLFM)

10                                                   CPEE Equipamentos Eletricos
                                                     e Servicos Ltda. (99.86%)

08                                              Paulista Lajeado Energia SA (7%)

08                                              Companhia Nova Paulista de
                                                Energia

05                         CMS Electric and Gas Moldova, L.L.C.

05                         CMS Electric and Gas Sucursal (branch) Argentina

05                         CMS Empreendimentos Ltda (99.99%)

05                         CMS Netherlands Funding Company

05                         CMS Venezuela S.A.

06                              **Sistema Electrico del Estado Nueva Esparta
                                C.A. (SENCA) (52.37%)

05                         ENELMAR, SA

06                              **Sistema Electrico del Estado Nueva Esparta
                                C.A. (SENCA) (33.34%)

04                    CMS Generation Investment Company III

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Generation Investment Company III is a Cayman Islands corporation formed to have an ownership interest in certain Indian power generation projects.

05                         CMS Energy Mauritius Limited

06                              TN LNG & Power Co. Ptv. Ltd. (India) (TIDCO)
                                (26.67%)

05                         CMS Generation Jegurupadu I Limited Duration Company
                           (99%)

06                              Jegurupadu O&M Company Mauritius (50%)

07                                   *Jegurupadu Operating & Maintenance Company
                                     (60%)

05                         CMS Generation Jegurupadu II Limited Duration Company
                           (99%)

06                              Jegurupadu O&M Company Mauritius (50%)

07                                   *Jegurupadu Operating & Maintenance Company
                                     (60%)

05                         CMS Generation Neyveli Ltd. (100%)

06                              *ST-CMS Electric Company Pvt. Ltd. (50%)

06                              ST-CMS Electric Company (Mauritius) (41.5%)

05                         Jegurupadu CMS Generation Company Ltd.

06                              *GVK Industries Ltd. (23.75%)

04                    CMS Generation Investment Company V

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1000
                                     Dearborn, Michigan 48126

                      CMS Generation Investment Company V is a Cayman Islands corporation formed to separate our projects on a regional basis in order to provide the Company more liability protection.

05                         Compania de Inversiones CMS Energy Chile Limitada
                           (40%)

06                              Gasoducto Atacama Argentina Limitada (10%)

06                              Gasoducto Atacama Chile Limitada (50%)

07                                   Progas S.A. (99.99%)

07                                   Gasoducto Taltal Ltda. (99%)

06                              GasAtacama Generacion Limitada (50%)

07                                   Progas S.A. (.01%)

07                                   Empresa de Transmission Electra Transemel
                                     S.A. (40%)

07                                   CDEC-SING Limitada (16.666%)

06                              GasAtacama S.A. (50%)

05                         Gasoducto Atacama Argentina Limitada (20%)

06                              Gasoducto Taltal Ltda. (1%)

05                         Scudder Latin American Power I-P L.D.C. (25%)

05                         Scudder Latin American Power II-P L.D.C. (4%)

04                    CMS Generation, S.R.L. (99.99%)

                      Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
                                     8 Piso (Av. E. Madero Alt. 800/900) (1300)
                                     Buenos Aires, Argentina

                      CMS Generation, S.R.L. is an Argentine corporation formed to invest in a hydroelectric power concession in Argentina.

05                         Hidroinvest S.A. (25%)

06                              *Hidroelectrica El Chocon S.A (59%)

04                    **CMS Operating, S.R.L. (99.999%)

                      Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
                                     8 Piso (Av. E. Madero Alt. 800/900) (1300)
                                     Buenos Aires, Argentina

                      CMS Operating, S.R.L. is an Argentine corporation created to have a 80.55% interest through its subsidiary Cuyana de Inversiones, S.A. in the Centrales Termicas Mendoza, S.A. partnership. Centrales Termicas Mendoza, S.A. was formed to acquire, own and operate the Lujan de Cuyo and Cruz de Piedra plants in Argentina.

05                         *CMS Ensenada S.A (99%)

05                         Cuyana S.A. de Inversiones (99%)

06                              Centrales Termicas Mendoza, S.A. (92.6%)

05                         Transportadora de Gas del Mercosur (Argentina) (20%)

04                    Western Australia Gas Transmission Company I

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Western Australia Gas Transmission Company I is a Cayman Islands corporation which is a holding company for certain international assets.

05                         CMS Gas Transmission del Sur Company

06                              Atacama Finance Co. (50%)

06                              CMS Atacama Company

06                              Compania de Inversiones CMS Energy-Chile Ltda
                                (60%)

07                                   GasAtacama S.A. (50%)

07                                   Gasoducto Atacama Argentina Limitada (10%)

07                                   Gasoducto Atacama Chile Limitada (50%)

08                                         Gasoducto Taltal Limitada (99%)

08                                         Progas S.A. (99.99%)

07                                   GasAtacama Generacion Limitada (50%)

08                                         CDEC-SING (16.666%)

08                                         Empresa de Transmision Electrica
                                           Transemel SA (40%)

08                                         Progas S.A. (.01%)

06                              Energex Co. (30%)

06                              Gasoducto Atacama Argentina Limitada (20%)

07                                   Gasoducto Taltal Ltda (1%)

06                              Energex Co. (20%)

05                         CMS Gas Transmission of Australia Holdings Company

06                              CMS Gas Transmission of Australia

05                         CMS International Finance Services Company

05                         CMS Luxembourg SARL

06                              Valandrid BV

07                                   CMS Goldfields Gas Transmission Australia
                                     PTY. LTD.

08                                         SCP Investments (No. 1) PTY. LTD
                                           (45%)

09                                              SCP Investments (No. 2) PTY. LTD

10                                                   Southern Cross Pipelines
                                                     Australia PTY. LTD

11                                                        Goldfields Gas
                                                          Transmission Joint
                                                          Venture (66.664%)

12                                                              Goldfields Gas
                                                                Transmission
                                                                Pty. Ltd.

09                                              SCP Investments (NO 3) PTY. LTD

10                                                   Southern Cross Pipelines
                                                     (NPL) Australia PTY.
                                                     LTD

11                                                        Goldfields Gas
                                                          Transmission Joint
                                                          Venture
                                                          (25.5%)

12                                                              Goldfields Gas
                                                                Transmission
                                                                PTY. LTD

07                                   CMS TriState Canada Unlimited Company

05                         CMS Pamelia Gas Transmission Pty Ltd.

03              CMS Land Company

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Land Company is a Michigan corporation formed to act as a repository for any unused real property formerly owned by Consumers Energy Company and hold the same for possible non-utility development.

03              CMS Marketing, Services and Trading Company

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Marketing, Services and Trading Company is a Michigan corporation involved in providing gas, electric, oil and coal marketing, risk management and energy management services.

04                    CMS Merchant Services, L.L.C.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      CMS Merchant Services, L.L.C. is a Michigan limited liability corporation formed for the purpose of purchasing capacity under the FERC's capacity release regulations for monthly transactions.

04                    CMS Viron Corporation

                      Address:       12980 Foster
                                     Suite 400
                                     County of Johnson
                                     Overland Park, KS 66213-2646

                      CMS Viron Corporation is a Missouri corporation formed to provide services in the areas of energy usage analysis and the engineering and implementation of energy conservation measures.

04                    CMS MS&T Michigan L.L.C.

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48226

                      CMS MS&T is a Michigan limited liability company formed for the sole purpose of taking an assignment of the Ford/Rouge Electricity Sales Agreements from Dearborn Industrial Generation L.L.C. (DIG) and to perform those contracts.

04                    CMS Texon Company

`                     Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48226

                      A Michigan corporation involved as a general partner in Texon, LP, a Texas limited partnership engaged in transporting, processing and marketing of crude oil and natural gas liquids and services related thereto.

04                    Dorman Energy L.L.C. (49%)

                      Address:       Fairlane Plaza South
                                     330 Town Center Drive, Suite 1100
                                     Dearborn, Michigan 48126

                      Dorman Energy, L.L.C. is a Michigan limited liability corporation formed as a partner with a minority controlled energy business to pursue minority set aside energy contracts.

04                    Premstar Energy Canada Ltd (50%)

                      Address:       330 Richmond Street
                                     Suite 104
                                     Chatham, Ontario Canada    N7M 1P7

                      Premstar Energy Canada Ltd, is a Canadian corporation engaged in purchasing, transporting, storing, selling, brokering and marketing natural gas in North America and energy-related consulting.

05                         ECNG Inc (88%)

05                         Energistics Group, Inc.

05                         Premstar Metering Inc. (70%)

06                                  Canadian Meter Services Ltd.

03              CMS Resource Development Company

                Address:        Fairlane Plaza South
                                330 Town Center Drive, Suite 1100
                                Dearborn, Michigan 48126

                CMS Resource Development Company is a Michigan corporation formed to pursue and develop various power sources outside the United States.

03              CMS MicroPower Systems, L.L.C.

                  Address:                  Fairlane Plaza South
                                            330 Town Center Drive, Suite 1100
                                            Dearborn, Michigan 48126

                CMS MicroPower Systems, L.L.C. is a Michigan limited liability corporation formed for the purpose of leasing portable generation assets.

03              CMS Texas LLC

                  Address:                  Fairlane Plaza South
                                            330 Town Center Drive, Suite 1100
                                            Dearborn, Michigan 48126

                CMS Texas LLC is a Texas limited liability corporation formed to conduct business activities in Texas.

03              Explotaciones CMS Oil and Gas Company

                Address:        1021 Main Street
                                Suite 2800
                                Houston, Texas 77002

                Explotaciones CMS Oil and Gas Company is a Delaware corporation and currently inactive.

                           02 CONSUMERS ENERGY COMPANY

           Address:        212 West Michigan Avenue
                           Jackson, Michigan 49201

           The consolidated operations of Consumers Energy Company ("Consumers") account for the largest share of CMS Energy's total assets and income and accounts for a substantial portion of its revenues. The name, state of organization and nature of business of Consumers' subsidiaries are described below:

03              CMS Engineering Co.

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                CMS Engineering Company is a Michigan corporation engaged in offering design, engineering, project management and related construction services to natural gas utilities, natural gas exploration and production companies, and other energy businesses.

03              CMS Midland Holdings Company

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                CMS Midland Holdings Company is a Michigan corporation involved as a Limited Partner in the First Midland Limited Partnership, a Delaware limited partnership, a partnership that leases assets to the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

03              CMS Midland, Inc.

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                CMS Midland, Inc. is as Michigan corporation engaged as a 49% General Partner in the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

03              Consumers Campus Holdings, LLC

                  Address:          212 West Michigan Avenue
                                    Jackson, Michigan 49201

                Consumers Campus Holdings, LLC is a Michigan limited liability corporation formed for the purpose of being the lessee in the synthetic lease financing of the new Consumers Energy Company office building to be located in downtown Jackson, Michigan.

03              Consumers EnergyGuard Services, Inc.

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                Consumers EnergyGuard Services, Inc. is a Michigan corporation formed for the purpose of marketing EnergyGuard, a residential bill payment insurance product to Consumers' residential customers.

03              Consumers Funding LLC

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                Consumers Funding LLC is a Delaware limited liability corporation formed for the purpose of acting as assignee of property transferred by Consumers and issuer of securitization bonds.

03              Consumers Nuclear Services LLC

                  Address:          212 West Michigan Avenue
                                    Jackson, Michigan 49201

                Consumers Nuclear Services LLC is a Michigan corporation formed for the purpose of holding the 20% member interest in Nuclear Management LLC.

04                    Nuclear Management Company LLC (20%)

                      Address:      700 First Street
                                    Hudson, Wisconsin 54016

                      Nuclear Management Company is a Wisconsin limited liability company formed to achieve enhanced reliability and continued safe operation, to pursue overall excellence in nuclear power operations, as well as to identify efficiencies in the provision of operating services to nuclear facilities.

03                Consumers Parnall Holdings, LLC

                  Address:          212 Wes Michigan Avenue
                                    Jackson, Michigan 49201

                Consumers Parnall Holdings, LLC is a Michigan limited liability corporation formed for the purposes of holding the Consumers Parnall facility.

03              Consumers Receivables Funding, LLC

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                Consumers Receivables Funding, LLC is a Delaware limited liability corporation formed for the purposes of buying certain accounts receivables from Consumers Energy Company and sell them to a third party.

03              ES Services Company

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                ES Services Company is a Michigan corporation formed for the purpose of offering design, engineering, project management and related services primarily to electric utilities and generation facilities.

03              MEC Development Corp.

                Address:        212 West Michigan Avenue
                                Jackson, Michigan 49201

                MEC Development Corp. is a Michigan corporation which previously held assets transferred to and holder of certain bonds issued by the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

             2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.
       -------------------------------------------------------------------------

       Claimant has no directly owned properties used for such purposes. Claimant's subsidiary Consumers is a public utility. Its property and facilities used for the above-described purposes are located within the State of Michigan and are described below.

                             (1) ELECTRIC PROPERTIES

       Consumers' electric generation is supplied by the following plants:

                                                                                 2002                           2002
                                                                              Summer Net
                                                Size and Year                Demonstrated                Net Generation
Name and Location (Michigan)                  Entering Service              Capability (kW)            (Thousands of kWhs)
----------------------------                  ----------------              ---------------            -------------------
Coal Generation
     J H Campbell 1&2 - West Olive           2 Units, 1962-1967                 615,000                     4,406,940
     J H Campbell 3 - West Olive             1 Unit, 1980                       765,140(a)                  4,511,713
     D E Karn - Essexville                   2 Units, 1959-1961                 515,000                     3,824,249
     B C Cobb - Muskegon                     2 Units, 1956-1957                 316,000                     2,150,510
     J R Whiting - Erie                      3 Units, 1952-1953                 326,000                     2,262,509
     J C Weadock - Essexville                2 Units, 1955-1958                 310,000                     2,205,575

TOTAL COAL GENERATION                                                         2,847,140                    19,361,496
                                                                              ---------                    ----------

Oil/Gas Generation
     B C Cobb - Muskegon                     3 Units, 1999-2000                 183,000                        38,035
     D E Karn - Essexville                   2 Units, 1975-1977               1,276,000                       650,008

TOTAL OIL/GAS GENERATION                                                      1,459,000                       688,043
                                                                              ---------                    ----------

Hydroelectric
     Conventional Hydro Generation           13 Plants, 1906-1949                73,540                       386,691
     Ludington Pumped Storage                6 Units, 1973                      954,700(b)                   (486,322)(c)

TOTAL HYDROELECTRIC                                                           1,028,240                       (99,631)
                                                                              ---------                    ----------


Nuclear Generation
     Palisades - South Haven                 1 Unit, 1971                       767,000                     6,357,962

TOTAL NUCLEAR GENERATION                                                        767,000                     6,357,962
                                                                              ---------                    ----------


Gas/Oil Combustion Turbine
     Generation                              8 Plants, 1966-1999                346,800(d)                     12,743

TOTAL GAS/OIL COMBUSTION TURBINE                                                346,800                        12,743
                                                                              ---------                    ----------

TOTAL OWNED GENERATION                                                        6,448,180                    26,320,613
                                                                              ---------                    ==========

Purchased and Interchange Power Capacity                                      1,741,180(e)
                                                                              ---------

TOTAL                                                                         8,189,360


(a) Represents Consumers' share of the capacity of the J H Campbell 3, net of 6.69 percent (ownership interests of the Michigan Public Power Agency and Wolverine Power Supply Cooperative, Inc.).

(b) Represents Consumers' share of the capacity of Ludington. Consumers and Detroit Edison have 51 percent and 49 percent undivided ownership, respectively, in the plant.

(c) Represents Consumers' share of net pumped storage generation. This facility electrically pumps water during off-peak hours for storage to later generate electricity during peak-demand hours.

(d)      Includes 1.8 MW of distributed generation.

(e)      Includes 1,240 MW of purchased contract capacity from the MCV Facility.

Electric subtransmission and distribution lines are located on or under public highways, streets, alleys or lands, except where they are located on or under easements or other rights. Consumers owns 338 miles of 138kV high voltage distribution radial lines. The high voltage distribution system consists of 4,159 structural miles of overhead 46kV and 23 kV high voltage distribution lines and 16 subsurface miles of underground 46kV high voltage distribution lines. The distribution system consists of 54,681 structural miles of overhead lines and 8,201 subsurface miles of underground lines.

Consumers owns substations having an aggregate transformer capacity of 20,596,240 kilovoltamperes.

On April 1, 2001, Consumers transferred its investment in electric transmission lines and substations to a wholly owned subsidiary, Michigan Electric Transmission Company (METC). On May 1, 2002, Consumers sold its interest in METC to a third party, Michigan Transco Holdings, LLC, and no longer owns transmission facilities. The new transmission company is called Michigan Electric Transmission Company, LLC (METC, LLC).

Consumers is interconnected to METC, LLC and to some municipal electric utilities in Michigan. METC, LLC is interconnected with neighboring utilities as well as out-state transmission systems.

                               (2) Gas Properties

           Consumers' gas distribution and transmission system consists of 25,218 miles of distribution mains and 1,624 miles of transmission lines throughout Michigan's lower peninsula. It owns and operates seven compressor stations with a total of 162,000 installed horsepower. Consumers has 14 gas storage fields located across Michigan with an aggregate storage capacity of 330.8 bcf.

             In February 2002, the FERC approved Michigan Gas Storage's application for a declaration of exemption from provisions of the Natural Gas Act. This allowed Consumers to merge with Michigan Gas Storage effective when an appropriate MPSC order was issued. The merger was approved and completed in November 2002.



       -------------------------------------------------------------------------
       3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY
                COMPANIES:
       -------------------------------------------------------------------------

                                 ELECTRIC ENERGY

       (A)          NUMBER OF KWH OF ELECTRIC ENERGY SOLD (AT RETAIL OR
                    WHOLESALE).

                            SUBSIDIARY                                 kWh
                            ----------                                 ---

       Consumers Energy Total                                    37,371,746,552
       CMS MS&T Total                                            32,023,077,500
                                                                 --------------

                                                                 69,394,824,052


       (B) NUMBER OF KWH OF ELECTRIC ENERGY DISTRIBUTED AT RETAIL OUTSIDE MICHIGAN.

                            SUBSIDIARY                                kWh
                            ----------                                ---
       Consumers Energy Total                                          0
       CMS MS&T Total                                                  0
                                                                      ---

       Total Electric Energy Distributed Outside of the
       State of Michigan                                               0
                                                                      ===

       (C) NUMBER OF KWH OF ELECTRIC ENERGY SOLD AT WHOLESALE OUTSIDE MICHIGAN OR AT MICHIGAN'S STATE LINE.

                             SUBSIDIARY                             kWh
                             ----------                             ---

       Consumers Energy Total                                     642,711,000
       CMS MS&T Total                                         60,992, 768,870
                                                              ---------------

       Total Electric Energy Sold at Wholesale
       Outside the State of Michigan or
       at Michigan's State Line.
                                                              61,635,479,870
                                                              ==============


       (D) NUMBER OF KWH OF ELECTRIC ENERGY PURCHASED OUTSIDE MICHIGAN OR AT MICHIGAN'S STATE LINE.

                             SUBSIDIARY                             kWh
                             ----------                             ---

       Consumers Energy Total                                  2,667,902,000
       CMS MS&T Total                                         60,551,717,000
                                                              --------------

       Total Electric Energy Purchased Outside of
       Michigan                                               63,219,619,000
                                                              ==============

                                  NATURAL GAS
       CMS Energy information reports for natural gas, as it does not deal with or in manufactured gas.

       (A)      NUMBER OF MCF OF NATURAL GAS DISTRIBUTED AT RETAIL.

                             SUBSIDIARY                             Mcf
                             ----------                             ---
       Consumers Energy Total                                    248,822,000
       CMS MS&T Total                                             77,676,145
                                                              --------------

       Total Natural Gas Distributed at Retail                   326,498,145
                                                              ==============

       (B)      NUMBER OF MCF OF NATURAL GAS DISTRIBUTED AT RETAIL OUTSIDE
                MICHIGAN.


                             SUBSIDIARY                             Mcf
                             ----------                             ---
       Consumers Energy Total                                        0
       CMS MS&T Total                                             69,256,959
                                                              --------------

       Total Natural Gas Distributed at Retail                    69,256,959
                                                              ==============
       Outside the State of Michigan

       (C) NUMBER OF MCF OF NATURAL GAS SOLD AT WHOLESALE OUTSIDE MICHIGAN OR AT MICHIGAN'S STATE LINE.


                             SUBSIDIARY                           Mcf
                             ----------                           ---
       Consumers Energy Total                                      0
       CMS Marketing Total                                   241,587,480
                                                             -----------

       Total Natural Gas Sold at Wholesale
       Outside Michigan or at Michigan's State Line.         241,587,480
                                                             ===========

       (D)      NUMBER OF MCF OF NATURAL GAS PURCHASED OUTSIDE MICHIGAN.

                             SUBSIDIARY                           Mcf
                             ----------                           ---
       Consumers Energy Total                                217,316,000
       CMS MS&T Total                                        544,401,547
                                                             -----------

       Total Natural Gas Purchased Outside of Michigan       761,717,547
                                                             ===========

       4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

       (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas;

       (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held;

       (c) Type and amount of the capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company;

       (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period; and

       (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).



--------------------------------------------------------------------------------

                           CMS ENERGY'S EWGs AND FUCOs

       As of December 31, 2002, CMS Energy had interests in 21 EWGs and 11
       FUCOs:

                          EXEMPT WHOLESALE GENERATORS:

       1.       CENTRALES TERMICAS MENDOZA, S.A. ("CTM")

       (a)      Centrales  Termicas Mendoza, S.A.
                Edificio torre Catalinas Plaza
                Ing. Butty 220, 8th Floor
                Buenos Aires, Argentina

                Centrales Termicas Mendoza, S.A. an Argentina company, is an EWG and is the owner of a 540 MW facility in Lujan de Cuyo and a 15 MW generating unit in Cruz de Piedra, both located in Mendoza.

       (b) CMS Enterprises Company owns 42.7% of CMS International Ventures, L.L.C. which owns

                100% of CMS Operating, S.A., which owns 100% of Cuyana S.A. de Inversiones. Cuyana S.A. de Inversiones owns 92.6% of CTM.

       (c) As of December 31, 2002, CMS Generation has invested approximately $76 million in CTM through its subsidiaries CMS Operating S.A. and Cuyana. de Inversiones S.A.

       (d)
                Capitalization  at 12/31/02                            (000s)
                                       Shareholder's Equity          $  122,944
                                       Irrevocable Contributions     $   86,948
                                       CTA                           $ (135,068)
                                       Retained Earnings             $    1,400
                  Total                                              $   76,224
                  Net Income (Loss) for the period ended 12/31/02    $  (17,342)

       (e) As of December 31, 2002, Centrales Termicas Mendoza, S.A., had a Contract of Operation with CMS Operating S.A. This is a consulting contract in connection with the operation and maintenance of the eligible facility. In 2002, total fees earned from the contract were $1,127,195.

       2.       CENTRALES TERMICAS SAN NICOLAS, S.A. ("CTSN")

       (a)      Centrales Termicas San Nicolas, S.A.
                Rivadavia S/N
                2900 San Nicolas
                Prov. Buenos Aires, Argentina

                CTSN, an Argentine company, is an EWG and is owner and operator of a 650 MW power plant located in San Nicolas, Argentina, north of Buenos Aires, Argentina. The five-unit plant can be fueled by coal, petroleum coke, oil or natural gas. CMS Generation Co. holds a 0.016% indirect ownership interest in CTSN.

       (b) CMS Generation Company has .1% interest in CMS Generation San Nicolas Company, which has a .1% interest in Inversora San Nicolas, S.A, which owns 88% interest in CTSN. The remaining 12% interest is held by the Argentine government on behalf of the facility's employees. See Exhibit B.

                On July 7, 1995, AES Argentina, Inc. purchased a 99.9% ownership interest in CMS Generation San Nicolas Company, represented by 9,990 newly issued shares, leaving CMS Generation Co. with a 0.016% indirect ownership interest in CTSN.

       (c) As of December 31, 2002, CMS Generation San Nicolas Company had invested approximately $4.2 million of equity in CTSN. CMS Energy has been released from all guarantees related to CTSN.

       (d)
                Capitalization at 12/31/02
                Bank Loans                                                (000s)
                                          Long Term Debt (Partners Loans) $0.00
                                          Shareholder's Equity            $0.00
                                          Total Capitalization            $0.00
                Net Income (Loss) for the
                period ended 12/31/02                                     $0.00

               As stated in Claimant's Form U-3A-2 filed February 29, 1996, due to the nominal interest (.016%) of CTSN indirectly owned by CMS Generation Co., capitalization and earnings information of CTSN continues to be unavailable.

       (e)     N/A


       3.       CMS DISTRIBUTED POWER, L.L.C.

       (a)      CMS Distributed Power, L.L.C. ("CDP")
                Fairlane Plaza South
                330 Town Center Drive, Suite 300
                Dearborn, Michigan 48126

       CDP, a Michigan limited liability company, is an EWG and owns a 16.6 MW generator facility located in Zilwaukee, Michigan.

       (b)      CMS Enterprises Company owns 100% of CDP.

       (c) As of December 31, 2002 CMS Enterprises Company has invested approximately $7.7 million of capital in CDP.

       (d)
                Capitalization at 12/31/02
                                         Bank Loans                      (000s)
                                         Long Term Debt (Partners Loans) $    0
                                         Shareholder's Equity            $5,086
                Total Capitalization                                     $5,086
                  Net Income (Loss) for the
                  period ended 12/31/02                                  $5,934
                                                                         $ (847)
       (e)     During the year 2002, CDP had no power purchase agreements.

       4.       CMS ENSENADA S.A. ("ENSENADA")

       (a)     CMS Ensenada S.A.
               Edificio Torre Catalinas Plaza
               Ing. Butty 220 8th Floor
               (1101) Buenos Aires, Argentina

       Ensenada, an Argentine company, is an EWG and is the owner of a 128 MW natural gas-fired power plant, located on the grounds of YPF S.A.'s La Plata oil refinery, located in the province of Buenos Aires, Argentina.

       (b)     CMS Operating S.A. owns 100% of CMS Ensenada S.A. See Exhibit B.

       (c) As of December 31, 2002, CMS Operating S.A. had invested approximately $39.13 million of equity in Ensenada.

       (d)
                   Capitalization at 12/31/02                            (000)
                                            Shareholder's Equity       $     12
                                            CTA                        $(52,105)
                                            Irrevocable Contribution   $ 39,118
                                            OPIC Loan (LT)s            $ 45,652
                                            Retained Earnings          $ (5,196)
                         Total Capitalization                          $ 27,481
               Net Income (Loss) for the period
               ended 12/31/02                                          $ (8,139)


       (e) As of December 31, 2002, CMS Ensenada S.A. maintains a 7 year Operating and Maintenance Agreement with CMS Operating S.A. to operate and maintain the La Plata cogeneration plant. This agreement took effect in 1997. In 2002, total fees earned were $500,000.


       5. CMS (INDIA) OPERATIONS & MAINTENANCE COMPANY PRIVATE LIMITED (CMS (INDIA))

       (a) CMS (India) Operations and Maintenance Company Private Limited F-40 N.D.S.E. Part 1
                New Delhi - 110 149
                India

       (b) CMS (India) O & M Company Private Limited, an Indian company, is the operator of a 250MW lignite-fired power station located in Neyveli, Tamil Nadu, India. The plant is a 50%-50% joint venture between CMS Generation Neyveli Ltd and ABB Power Investment (India) B.V. The plant achieved commercial operation on December 15, 2002.

       (c) CMS International Operating Company owns 100% of CMS (India) O & M Company Private Limited. As of December 31, 2002, CMS International Company has invested approximately $55,000 of equity in CMS (India) O & M Company Private Limited.

       (d)
                Capitalization at 12/31/02                            (000s)
                                              Shareholder's Equity    $   187

       (e) As of December 31, 2002 CMS (India) O & M Private Ltd has an operating maintenance agreement with ST-CMS, effective November 15, 1999. In 2002 $661,129 was earned as fees.

       6.      CMS GENERATION MICHIGAN POWER LLC

       (a)     CMS Generation Michigan Power LLC
               Fairlane Plaza South
               330 Town Center Drive
               Dearborn, Michigan 48126

       CMS Generation Michigan Power LLC, a United States company, is an EWG and owns a 68 MW natural gas-fired peaking facility located in Comstock, Michigan and a 132 MW natural gas-fired peaking facility located in Gaylord, Michigan.

       (b) CMS Generation Co. owns 100% of CMS Generation Michigan Power LLC. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Co. had invested approximately $9 million of equity in CMS Generation Michigan Power LLC.

       (d)
                  Capitalization at 12/31/02                          (000s)
                  Shareholder's Equity                              $    8,740
                  Net Income (Loss) for the
                  period ended 12/31/02                             $  (63,565)

       (e) As of December 31, 2002, CMS Generation Michigan Power, LLC had an Operating and Maintenance Agreement with CMS Generation Co. In 2002, the total fees earned from the agreement were $209,982.

       7.      CMS GENERATION OPERATING COMPANY

       (a)     CMS Generation Operating Company
               Fairlane Plaza South
               330 Town Center Drive
               Dearborn, Michigan 48126

       CMS Generation Operating Company, a United States company, is an EWG and is the operator of a 68 MW natural gas-fired peaking facility located in Comstock, Michigan and a 132 MW natural gas-fired peaking facility located in Gaylord, Michigan.

       (b) CMS Generation Co. owns 100% of CMS Generation Operating Co. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Co. had invested approximately $1.7 million in CMS Generation Operating Company.

       (d)
               Capitalization at 12/31/02                                 (000s)
                                                Shareholder's Equity    $  1,703
               Net Income (Loss) for the period
               ended 12/31/02                                           $    717

       (e)     N/A


       8.      CMS INTERNATIONAL OPERATING COMPANY

       (a)     CMS International Operating Company
               C/O Maples and Calder
               Ugland House
               P.O. Box 309, South Church Street
               George Town, Cayman Islands, British West Indies

       CMS International Operating Company, a Cayman Islands company, is an EWG and is the operator of a 220 MW combined cycle thermal power plant under construction located at the Takoradi Power Plant Complex near Takoradi at Aboadze in the Western Region of the Republic of Ghana.

       (b) CMS Generation Co. owns 100% of CMS International Operating Company. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Co. had invested approximately $2.3 million in CMS International Operating Company.

       (d)
               Capitalization at 12/31/02                               (000s)
                                     Shareholder's Equity              $ 17,317
                                     Cumulative Translation Adjustment $   (545)
                Net Income (Loss) for the period
                ended 12/31/02                                         $  4,649

       (e)     NA

       9.      CMS MOROCCO OPERATING CO., SCA ("CMS MOROCCO")

       (a)     CMS Morocco Operating Company SCA
               BP 99 Sidi Bouzid
               El Jadida
               Morocco

       CMS Morocco, a Moroccan company, is an EWG that operates two 330 MW electric generating plants and two additional 348 MW electric generating plants at the port of Jorf Lasfar on the Atlantic coast of Morocco.

       (b) Jorf Lasfar Aktiebolag, CMS Generation Investment Company I, CMS International Operating Company, and CMS Generation Jorf Lasfar III Limited Duration Company own 99.7%, 0.1%, 0.1%, and 0.1%, respectively, of CMS Morocco. See Exhibit B.

       (c) As of December 31, 2002, Jorf Lasfar Aktiebolag, CMS Generation Investment Company I, CMS International Operating Company, and CMS Generation Jorf Lasfar III Limited Duration Company, had invested approximately $2.3 million of equity in CMS Morocco.

       (d)
               Capitalization at 12/31/02                                (000s)
                                              Shareholder's Equity      $ 17,317
               Net Income (Loss) for the period ended 12/31/02          $  4,649

       (e)     N/A

       10.     DEARBORN GENERATION OPERATING, L.L.C. ("DEARBORN GENERATION
               OPERATING")

       (a)     Dearborn Generation Operating
               Fairlane Plaza South
               330 Town Center, Suite 1100
               Dearborn, Michigan 48126

       Dearborn Generation Operating, a United States company, is an EWG and is the operator of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility under construction located in Dearborn, Michigan.

       (b) CMS Generation Co. owns 100% of Dearborn Generation Operating. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Co. had invested $3.5 million in Dearborn Generation Operating.

       (d)
               Capitalization at 12/31/02                              (000s)
                                               Shareholder's Equity   $   4,756
               Net Income (Loss) for the period ended 12/31/02        $    (642)

       (e) As of December 31, 2002, Dearborn Generation Operating had an operating and maintenance agreement with Dearborn Industrial Generation. In 2002 the total operating and management fees were $594,660.

       11. DEARBORN INDUSTRIAL GENERATION, L.L.C. ("DEARBORN INDUSTRIAL GENERATION")

       (a)     Dearborn Industrial Generation, L.L.C.
               Fairlane Plaza South
               330 Town Center Drive, Suite 1100
               Dearborn, Michigan 48126

       Dearborn Industrial Generation, a United States company, is an EWG and is the owner of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility under construction located in Dearborn, Michigan.

       (b) Dearborn Industrial Energy L.L.C. owns 100% of Dearborn Industrial Generation. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Co. had invested $562 million in Dearborn Industrial Generation.

       (d)
               Capitalization at 12/31/02                               (000s)
                                               Shareholder's Equity   $  83,758
               Net Income (Loss) for the period ended 12/31/02        $(437,516)

       (e)     N/A

       12.     EXETER ENERGY LIMITED PARTNERSHIP

       (a)     Exeter Energy Limited Partnership
               Fairlane Plaza South
               330 Town Center Drive, Suite 1100
               Dearborn, Michigan 48126

       Exeter Energy Limited Partnership, a United States company, is an EWG and owns a 26 MW waste tires-fired facility located in Sterling, Connecticut.

       (b) CMS Generation Co., Exeter Management Company and Oxford/CMS Development L.P. own 50%, 2% and 48%, respectively, of Exeter Energy Limited Partnership. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Co. has invested approximately $15 Million of equity in Exeter Energy Limited Partnership.

       (d)
               Capitalization at 12/31/02                               (000s)
                                                   Partners' Capital  $   18,278

               Net Income (Loss) for the period ended 12/31/02        $      242

       (e) As of December 31, 2002, Exeter Energy Limited Partnership had an Operating and Maintenance Agreement with CMS Generation Co. In 2002, the total fees earned from the agreement were $0.

       13.     GVK INDUSTRIES LIMITED ("GVK")

       (a)     GVK Industries Limited
               Road No. 1
               Banjara Hills, Hyderabad
               India

       GVK, an Indian company, is an EWG and is owner of a 235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India.

       (b) Jegurupadu CMS Generation Company Limited, owns 23.75% of GVK. See Exhibit B.

       (c) As of December 31, 2002, Jegurupadu CMS Generation Company Limited had invested $33.6 million of equity in GVK Industries, directly and indirectly through Classic Investment I and Classic Investment II.

       (d)
               Capitalization at 12/31/02                                (000s)
                                                 Shareholder's Equity   $112,721
                                                 LT Liabilities         $ 70,384
               Net Income (Loss) for the period ended 12/31/02          $  8,233

       (e) As of December 31, 2002, GVK Industries had a restated 10 year Operation and Maintenance Agreement with Jegurupadu Operating, which became effective on the commercial operation date of the steam turbine unit. In 2002, total fees earned from the agreement were $214,977.

       14.     HIDROELECTRICA EL CHOCON, S.A. ("HIDROELECTRICA")

       (a)     Hidroelectrica El Chocon, S.A.
               Avenida Espana
               3301 Capital Federal, Argentina

       Hidroelectrica, an Argentine company, is an EWG and holds a thirty-year concession to operate two hydroelectric power plants located 26 kilometers apart on the Limay River in Western Argentina. These plants have a total generating capacity of 1,320 MW.

       (b) CMS Generation S.R.L. owns 2.48% of Hidroelectrica. Hidroinvest, S.A. owns 59% of Hidroelectrica. CMS Generation Holdings Company owns 2.48% of Hidroelectrica. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation, S.R.L. has invested approximately $56MM of equity in Hidroelectrica El Chocon. CMS Generation, SRL' net investment in Hidroelectrica El Chocon, S.A. was written down to $0 due to the economic conditions in Argentina which resulted in a negative Currency Translation Adjustment.

        (d)
               Capitalization at 12/31/02                              (000s)
                                             Bank Loans               $ 140,000
                                             Shareholder's Equity     $ 269,002
                                             Cumulative Translation
                                             Adjustment               $(256,968)
               Total Capitalization                                   $ 152,034
               Net Income (Loss) for the period ended 12/31/02        $(107,410)

       (e)     N/A

       15.     JAMAICA PRIVATE POWER COMPANY LIMITED ("JAMAICA PRIVATE POWER")

       (a)     Jamaica Private Power Company Limited
               100 Windward Road,
               Kingston 2,
               Jamaica, W.I.

       Jamaica Private Power, a Jamaican company, is an EWG and is the owner of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

       (b) HCE-Rockfort Diesel owns 42.3 % of Jamaica Private Power. See Exhibit B.

       (c) As of December 31, 2002 HCE Rockfort Diesel had invested approximately $26.8 million in Jamaica Private Power.

       (d)
               Capitalization at 12/31/02                               (000s)
                                                Shareholder's Equity   $56,384
                                                Long-Term Debt         $60,394
               Net Income (Loss) for the period ended 12/31/02         $12,264

       (e) As of December 31, 2002, Jamaica Private Power had an operating agreement with Private Power. In 2002, total fees earned from the agreement were $289,879 and an operating bonus of $455,324 was paid.

       16.     JEGURUPADU OPERATING AND MAINTENANCE COMPANY ("JEGURUPADU
               OPERATING")

       (a)     Jegurupadu Operating and Maintenance Company
               F-40, N.D.S.E., Part I
               New Delhi 110 149
               India

       Jegurupadu Operating, a Mauritius company, is an EWG and is the operator of a 235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India. The plant is owned by GVK Industries Limited.

       (b) Jegurupadu O&M Company Mauritius, owns 60% of Jegurupadu Operating. See Exhibit B.

       (c) As of December 31, 2002, Jegurupadu O&M Company had invested approximately $4.1 million of equity in Jegurupadu Operating Maintenance Company, India.

       (d)
               Capitalization at 12/31/02                              (000s)
                                              Shareholders' Equity    $  627
               Net Income (Loss) for the period ended 12/31/02        $  887

       (e) As of December 31, 2002, GVK Industries, had a restated 10 year Operation and Maintenance Agreement with Jegurupadu Operating, which became effective on the commercial operation date of the steam turbine unit. In 2002, total fees earned from the agreement were $214,977.

       17.     JORF LASFAR ENERGY COMPANY SCA ("JORF LASFAR")

       (a)     Jorf Lasfar Energy Company SCA
               BP 99 Sidi Bouzid
               El Jadida
               Morocco

       Jorf Lasfar, a Moroccan company, is an EWG that operates through a subcontractor, CMS Morocco Operating Company SCA, four 330 MW electric generating plants located at the port of Jorf Lasfar on the Atlantic coast of Morocco.

       (b) Jorf Lasfar Energiaktiebolag, Jorf Lasfar Power Energy Aktiebolag, and Jorf Lasfar Handelsbolag HB, own 25%, 23% and 2%, respectively, of Jorf Lasfar. See Exhibit B

       (c) As of December 31, 2002, CMS Investment Company IV had invested approximately $241 million of equity in Jorf Lasfar.

       (d)
               Capitalization at 11/30/02                               (000s)
                                               Shareholder's Equity    $474,794
                                               Long Term Loans         $561,796
               Net Income (Loss) for the period ended 11/30/02         $124,011

       (e) As of December 31, 2002, Jorf Lasfar had an Operating and Maintenance Agreement with CMS Morocco, which became effective September 4, 1997. In 2002, total fees earned under the agreement were $2,699,524.

       18.     CMS PANHANDLE LAKE CHARLES GENERATION COMPANY, LLC

       (a)     CMS Panhandle Lake Charles Generation Company, LLC
               5444 Westheimer Road
               Houston, Texas 77056

       CMS Panhandle Lake Charles Generation Company, LLC, a Delaware limited liability company, is an EWG and is the owner of a 50% undivided interest in an electric generating facility with a nominal capacity of 21 MW (15 MW of which is available through the currently operable generator) located near Lake Charles, Louisiana. The facility is operated by Trunkline LNG Company, LLC.

       (b) CMS Panhandle Holdings, LLC owns 100% of CMS Panhandle Lake Charles Generation Company, LLC. See Exhibit B.

       (c) As of December 31, 2002, CMS Panhandle Holdings, LLC had invested approximately $3 million of equity in CMS Panhandle Lake Charles Generation Company, LLC.

       (d)
               Capitalization at 12/31/02                              (000s)
                                               Shareholder's Equity    $ 3,464
               Net Income (Loss) for the period ended 12/31/02         $  (108)

       (e)     N/A

       19.     PRIVATE POWER OPERATORS LIMITED ("PRIVATE POWER")

       (a)     Private Power Operators Limited
               100 Windward Road
               Kingston 2,
               Jamaica, W.I.

       Private Power, a Jamaican company, is an EWG and is the operator of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

       (b)     HCO-Jamaica, Inc. owns 100% of Private Power. See Exhibit B.

       (c) As of December 31, 2002, HCO Jamaica, Inc. invested approximately $10,000 of equity in Private Power.

       (d)
               Capitalization at 12/31/02                               (000s)
                                               Shareholder's Equity     $  10
               Net Income (Loss) for the period ended 12/31/02          $  (0)

       (e)     N/A.

       20.     ST-CMS ELECTRIC COMPANY PVT. LTD. ("ST-CMS")

       (a)     ST-CMS Electric Company Private Ltd.
               F-40 N.D.S.E. Part - I
               New Delhi - 110 149
               India

       (b) The project is a 250 MW lignite-fired power station located in Neyveli, Tamil Nedu, India. The project is a 50%-50% joint venture between CMS Generation Neyveli Ltd. and ABB Power Investment (India) B.V. The plant achieved commercial operation on December 15, 2002.

       (c) As of December 31, 2002, CMS Generation Neyveli Limited had invested approximately $47 million of equity in ST-CMS.

       (d)

               Capitalization at 12/31/02                              (000s)
                                              Shareholder's Equity    $ 86,760
                                                   Long-Term Loans    $209,966

       (e) As of December 31, 2002 CMS (India) O & M Private Limited had an operating & maintenance agreement with ST-CMS, effective November 15, 1999. In 2002, $661,129 was earned in fees.

       21.     TAKORADI INTERNATIONAL COMPANY

       (a)     Takoradi International Company
               c/o Maples and Calder
               Ugland House
               P.O. Box 309, South Church Street
               George Town, Cayman Islands, British West Indies

       Takoradi International Company, a Cayman Island company, is an EWG and is the 90% owner of a 220 MW combined cycle thermal power plant located at the Takoradi Power Plant Complex near Takoradi at Aboadze in the Western Region of the Republic of Ghana.

       (b) CMS Takoradi Investment Company II owns 90% of Takoradi International Company. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Investment Company VI had invested approximately $113 million in Takoradi International Company.

       (d)     Capitalization at 12/31/02                             (000s)
                                             Shareholder's Equity   $  104,984
               Net Income (Loss) for the period ended 12/31/02      $   14,301

       (e) As of December 31, 2002, there were two operating and management fee agreements; (i) between CMS Generation Co. and Takoradi International Company and
               (ii) between CMS Generation Co. and Volta River Authority. In 2002, total operating and management fees earned were $856,457.

                            FOREIGN UTILITY COMPANIES

       1.       CMS GENERATION HORIZON ENERGY HOLDINGS LIMITED ("CMSG")

       (a)      CMS Generation Horizon Energy Holdings Limited
                P.O. Box 309
                Ugland House, South Church Street
                Grand Cayman, Cayman Islands, British West Indies

       CMSG, a Cayman Islands company, is a foreign utility company and is part-owner and operator of a 2,000 MW power station an associated lignite mine located at Loy Yang, Victoria, Australia.

       (b) CMS Generation Loy Yang Holdings 2 Ltd., a wholly owned subsidiary of CMS Generation Investment Company I., owns 100% of CMSG Horizon Energy Holdings Ltd. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Investment Company I had advanced approximately $157 million to CMSG Horizon Energy Holdings Ltd.

       (d)
                   Capitalization at 12/31/02                            (000s)
                                           Shareholders Equity         (158,238)
                                           Cumulative Translation     $ (83,680)
                                           Intercompany Note Payable  $ 156,968
                   Net Income (Loss) for the period ended 12/31/02    $     (25)

       (e) As of December 31, 2002, CMSG had an Industry Expertise Fee agreement with Loy Yang Power Partners. In 2002, no fees were earned from the agreement.

       2.       CMS OPERATING S.A.

       (a)      CMS Operating S.A.
                Edificio torre Catalinas Plaza
                Ing. Butty 220, 8th Floor
                Buenos Aires, Argentina

       CMS Operating S.A., an Argentina company, has ownership interest of 100% in and is the operator of Ensenada, an EWG. As of December 31, 2002, Centrales Termicas Mendoza S.A., located in Mendoza Argentina, has an operation and maintenance contract, and a consulting contract with CMS Operating S.A. Refer to EWG section item 1, part (e).

       (b)      CMS International Ventures, LLC owns 100% of CMS Operating S.A.

       (c) As of December 31, 2002, CMS International Venture LLC had invested approximately $84 million of equity in CMS Operating S.A.

       (d)

       Capitalization at 12/31/02                                       (000s)
                                          Common Stock                $  35,785
                                          Irrevocable Contributions   $ 230,747
                                          Retained Earnings           $  (3,700)
                                          CTA                         $(178,923)
       Total                                                          $  83,909
       Net Income (Loss) for the period ended 12/31/02                $ (18,630)

       (e)      N/A

       3.       COMPANHIA JAGUARI DE ENERGIA ("JAGUARI")

       (a)      Companhia Jaguari De Energia
                Vigato 1.620, Street
                Jaguariuna - SP - Brazil
                Zip Code 13820-000

       Jaguari, a Brazilian company, is a foreign utility company that owns and operates an electricity distribution concession located in the state of Sao Paulo. Jaguari is a non-traded utility company controlled by CPEE. Jaguari serves approximately 25,000 customers.

       (b)      Jaguari is 100% owned by Sul Paulista. See CPEE below and
                Exhibit B.

       (c) As of December 31, 2002, Sul Paulista has invested $22 million in Jaguari.

       (d)
                   Capitalization at 12/31/02                            (000s)
                                                  Shareholder's Equity  $ 21,981
                   Net Income (Loss) for the period ended 12/31/02      $  5,889

       (e)      N/A

4.       COMPANHIA LUZ E FORCA DE MOCOCA ("MOCOCA")

(a)      Companhia Luz E Forda De Mococa
         Vigato 1.620, Street - 1st Floor - room 3
         Jaguariuna - SP- Brazil
         Zip Code 13820-000

Mococa, a Brazilian company, is a foreign utility company that owns and operates an electricity distribution concession located in the state of Sao Paulo and the State of Minas Gerais, Brazil. Mococa is a non-traded utility company controlled by CPEE. Mococa serves approximately 34,000 customers.

(b)      Mococa is 100% owned by Jaguari.  See CPEE below and Exhibit B.

(c)      As of December 31, 2002, Jaguari has invested $6.5 million in Mococa.

(d)
         Capitalization at 12/31/02                                 (000s)
                                           Shareholder's Equity    $   6,476
         Net Income (Loss) for the period ended 12/31/02           $   1,163

(e)      N/A

5.        COMPANHIA PAULISTA DE ENERGIA ELECTRICA ("CPEE")

(a)      Companhia Paulista De Energia Electrica
         Vigato 1.620, Street - 1st Floor - room 1
         Jaguariuna - SP -Brazil
         Zip Code 13820-000

CPEE, a Brazilian company, is a foreign utility company that owns and operates an electricity distribution concession in the state of Sao Paulo, Brazil and also has a controlling interest in 3 other non-traded utility companies which own and operate electricity distribution concessions located in the state of Sao Paulo and in the state of Minas Gerais. CPEE and its controlled companies serve approximately 160,000 customers. CPEE also owns a 7 percent interest in Investco S.A., which owns an 850 MW hydroelectric plant, which started commercial operations in December 2001.

(b)      CMS Participacoes Ltda. owns 94% of CPEE. See Exhibit B.

(c) As of December 31, 2002, CMS Participacoes Ltda. has invested $64 million in CPEE.

Capitalization at 12/31/02                                               (000s)
                                                 Shareholder's Equity  $  39,017
Net Income (Loss) for the period ended 12/31/02                        $   7,439

       6.       COMPANHIA SUL PAULISTA DE ENERGIA ELECTRICA ("SUL PAULISTA")

       (a)      Companhia Sul Paulista De Energia
                Vigato 1.620, Street - 1st Floor - room 2
                Jaguariuna - SP - Brazil
                Zip Code 13820-000

       Sul Paulista, a Brazilian company, is a foreign utility company that owns and operates an electricity distribution concession located in the state of Sao Paulo. Sul Paulista is a non-traded utility company controlled by CPEE. Sul Paulista serves approximately 58,000 customers.

       (b)      Sul Paulista is 88.63% owned by CPEE. See CPEE above and Exhibit
                B.

       (c)      As of December 31, 2002, CPEE has invested $33 million in
                Paulista.

       (d)
                Capitalization at 12/31/02                               (000s)
                                                 Shareholder's Equity  $  37,581
                Net Income (Loss) for the period
                ended 12/31/02                                         $   7,510

       (e)      N/A

       7.       EMIRATES CMS POWER COMPANY

       (a)      P.O. Box 47688
                United Arab Emirates
                Al Mansoor Tower,
                7th Floor, Suite 701
                Abu Dhabi

       Emirates CMS Power Company, an U.A.E. Abu Dhabi Emirate, is a foreign utility company that owns a generation and desalination facility in Taweelah, Abu Dhabi.

       (b)      CMS Generation Taweelah Limited owns 40% of Emirates CMS Power
                Company.

       (c) As of November 30, 2002, CMS Generation Taweelah Limited had invested $57 million in equity of Emirates CMS Power Company.

       (d)
                Capitalization at 11/30/02                              (000s)
                                                Term Loan              $      0
                                                Shareholder Loan       $ 74,114
                                                Retained Earnings      $ 58,897
                                                Dividends              $(32,233)
                                                MTW                    $(81,234)
                                                Shareholder's Equity   $112,599
                Total Capitalization                                   $132,143
                Net Income (Loss) for the period ended 11/30/02        $ 36,030

       (e)      N/A

       8.       HORIZON ENERGY HOLDINGS LTD. ("HORIZON ENERGY")

       (a)      Horizon Energy Holdings Limited
                P.O. Box 309
                Ugland House, South Church Street
                Grand Cayman, Cayman Islands, British West Indies

       Horizon Energy, a Cayman Islands company, is a foreign utility company and is part-owner and operator of a 2,000 MW power station and associated lignite mine located at Loy Yang, Victoria, Australia.

       (b) CMS Generation Loy Yang Holdings 1 Ltd., a wholly owned subsidiary of CMS Generation Investment Company I, owns 100% of Horizon Energy. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Investment Company I had advanced approximately $157 million in Horizon Energy Holdings Ltd.

       (d)
                Capitalization at 12/31/02                              (000s)
                                           Shareholder's Equity       $(158,238)
                                           Cumulative Translation     $ (83,680)
                                           Intercompany Note Payable  $ 156,968
                Net Income (Loss) for the period ended 12/31/02       $      25

       (e)      N/A.

       9.       LOY YANG POWER PARTNERS

       (a)      Bartons Line
                Taralgon, Victoria, Australia
                3844

                Loy Yang Power Partners is a foreign utility company and is the operator of a 2,000 MW power station and associated lignite mine located at Loy Yang, Victoria, Australia.

       (b) CMS Generation Horizon Energy Holdings Limited ("CMSG") owns 25% and Horizon Energy Holdings, Ltd. owns 24.63% of Loy Yang Power Partners. See Exhibit B.

       (c) As of December 31, 2002, CMS Generation Horizon Energy Holdings Limited had invested approximately $320 million of equity in Loy Yang Power Partnership.

       (d)
                Capitalization at 12/31/02                             (000s)
                                              Shareholder's Equity   $  716,973
                                              Long-Term Loans        $1,537,332
                Net Income (Loss) for the period ended 12/31/02      $   21,537

       (e) As of December 31, 2002, CMS Generation Horizon Energy Holdings Limited had an Operating and Maintenance Agreement with Loy Yang Power Partnership, effective September 4, 1997. In 2002, no fees earned from the agreement.

       10.      SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA C.A. ("SENECA")

       (a)      Sistema Electrico del Estado Nueva Esparta C.A.
                San Lorenzo
                Pampatar, Nueva Esparta (6312)
                Venezuela

       SENECA, a Venezuelan company, is a foreign utility company and is the owner of 200 MW of diesel-fired power generation units located on Margarita Island, Venezuela. SENECA also owns and operates an electric distribution system located on Margarita Island, Venezuela, serving approximately 104,000 customers.

       (b) CMS Electric and Gas Company owns 100% of ENELMAR. ENELMAR owns 29.50% of SENECA. CMS Electric and Gas Company owns 100% of CMS Venezuela. CMS Venezuela owns 57.86% of SENECA. See Exhibit B.

       (c) As of December 31, 2002, ENELMAR had invested $22.2 million in SENECA. As of December 31, 2002, CMS Venezuela had invested $52.3 million in SENECA.

       (d)      Capitalization at 12/31/02                               (000s)
                                               Shareholder's Equity   $  165,917
                Net Income (Loss) for the period ended 12/31/02       $      553

       (e)      N/A

       11.      TAWEELAH A2 OPERATING COMPANY ("TAWEELAH")

       (a)      c/o CMS Generation Co.
                330 Town Center Drive
                Suite 1000
                Dearborn, Michigan 48126

       Taweelah is a foreign utility company that operates a 710.3 MW generation and desalination facility in Taweelah, Abu Dhabi.

       (b) CMS Energy owns an interest in Taweelah through intervening subsidiaries CMS Enterprises Company and CMS Generation Co.

       (c) As of December 31, 2002, CMS Generation Co. had invested approximately $1,352 thousand of equity in Taweelah Operating Company.

       (d)
                Capitalization at 12/31/02                               (000s)
                                                 Shareholder's Capital  $   551
                                                 Retained Earnings      $   801
                                                 Shareholder's Equity   $ 1,352
                Net Income (Loss) for the period ended 12/31/02         $   574

       (e) As of December 31, 2002, there was an operating and management agreement between Taweelah and Emirate CMS Power Company of which total fees earned were $1,149,291.

The above-named Claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 15th day of April, 2003.



                                            CMS ENERGY CORPORATION
                                            A Michigan corporation

[CORPORATE SEAL]                            By:   /s/ Thomas J. Webb
                                                --------------------
                                                Thomas J. Webb
                                                Executive Vice President and
                                                Chief Financial Officer


ATTEST:

  /s/ Robert C. Shrosbree
 ------------------------
 Robert C. Shrosbree
 Senior Corporate Counsel


Name, title, and address of officer to whom notices and correspondence concerning this Statement should be addressed:

                                  S. K. Smith, Jr.
                                  Vice Chairman of the Board
                                  and General Counsel
                                  Fairlane Plaza South
                                  Suite 1100
                                  330 Town Center Drive
                                  Dearborn, Michigan 48126



April 15, 2003

                                                                       EXHIBIT A

A consolidating statement of income and surplus of CMS Energy and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of CMS Energy and its subsidiary companies as of the close of such calendar year is attached.

                             CMS ENERGY CORPORATION
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                     (In Millions, except Per Share Amounts)

                                                        Consumers          CMS                            CMS
                                                           Energy  Enterprises           Inter-        Energy
                                          CMS Energy      Company      Company          Company         Corp.
                                           Corp. (1)      Consol.      Consol.     Eliminations       Consol.
Operating Revenue
  Electric utility                         $      --    $   2,648    $      --        $      (4)    $   2,644
  Gas utility                                     --        1,519           --               --         1,519
  Independent power production                    --           53          319               --           372
  Natural gas transmission                        --           --           50               --            50
  Marketing, services and trading                 --           --        4,222             (146)        4,076
  Other                                           --            2           (4)              28            26
                                           ---------    ---------    ---------        ---------     ---------
    Total operating revenue                       --        4,222        4,587             (122)        8,687
                                           ---------    ---------    ---------        ---------     ---------
Operating Expenses
  Fuel for electric generation                    --          320           21               --           341
  Purchased power-related parties                 --          546            3               (3)          546
  Purchased and interchange power                 --          314        2,331                3         2,648
  Cost of gas sold                                --          962        1,928             (143)        2,747
  Other operation expense                        (14)         660          854               (7)        1,493
  Maintenance                                     --          190           21               --           211
  Depreciation and amortization                    2          348           53               --           403
  General taxes                                   --          193            6               --           199
                                           ---------    ---------    ---------        ---------     ---------
    Total operating expenses                     (12)       3,533        5,217             (150)        8,588
                                           ---------    ---------    ---------        ---------     ---------
Operating Income (Loss)                           12          689         (630)              28            99
                                           ---------    ---------    ---------        ---------     ---------
Other Income (Deductions)
  Dividends and interest from affiliates          50            3           20              (73)           --
  Accretion expense                              (25)          (6)          --               --           (31)
  Gain (loss) on asset sales                       1           38           (2)              --            37
  Other, net                                    (326)         (13)          (4)             339            (4)
                                           ---------    ---------    ---------        ---------     ---------
    Total other income (deductions)             (300)          22           14              266             2
                                           ---------    ---------    ---------        ---------     ---------
Fixed Charges
  Interest on long-term debt                     237          153           11               --           401
  Other interest                                  62           27            9              (67)           31
  Capitalized interest                             1          (12)          (5)              --           (16)
  Preferred dividends                             --            2           --               --             2
  Preferred securities distributions              42           44           --               --            86
                                           ---------    ---------    ---------        ---------     ---------
    Net fixed charges                            342          214           15              (67)          504
                                           ---------    ---------    ---------        ---------     ---------
Income (Loss) from Continuing Operations
  before Income Taxes
  and Minority Interests                        (630)         497         (631)             361          (403)

Income Taxes (Benefits)                          (47)         180         (129)               9            13

Minority Interests                                --           --           --               --            --
                                           ---------    ---------    ---------        ---------     ---------
Income (Loss) from Continuing Operations        (583)         317         (502)             352          (416)

Discontinued Operations                          (71)          --         (151)              --          (222)

Cumulative Effect of Accounting Change            --           18           --               --            18


Consolidated Net Income (Loss) before
  Common Stock Dividends                        (654)         335         (653)             352          (620)

Dividends on Common Stock                        156          231          418             (656)          149
                                           ---------    ---------    ---------        ---------     ---------

Consolidated Net Income (Loss) after
  Common Stock Dividends                   $    (810)   $     104    $  (1,071)   $   1,008    $    (769)
                                           =========    =========    =========    =========    =========

Average Number of CMS Energy
  Common Shares Outstanding                  139,047

Basic Earnings per CMS Energy
  Average Common Share                                                                         $   (4.46)

Diluted Earnings per CMS Energy
  Average Common Share                                                                         $   (4.46)



(1) Represents CMS Energy Corporation, CMS Energy Trust I, CMS Energy Trust II and CMS Energy Trust III consolidated with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)

                                                Michigan                   CMS                               Consumers
                                   Consumers         Gas  Consumers    Midland        CMS          Inter-       Energy
                                      Energy     Storage    Funding   Holdings    Midland         Company      Company
                                  Company (2)    Company        LLC    Company       Inc.    Eliminations      Consol.
Operating Revenue
 Electric                            $ 2,688     $    --    $    --    $    --    $    --         $   (40)     $ 2,648
 Gas                                   1,517          20         --         --         --             (18)       1,519
 Other                                     9          --          1         16         37              (8)          55
                                     -------     -------    -------    -------    -------         -------      -------
    Total operating revenue            4,214          20          1         16         37             (66)       4,222
                                     -------     -------    -------    -------    -------         -------      -------
Operating Expenses
  Fuel for electric generation           320          --         --         --         --              --          320
  Purchased power-related parties        569          --         --         --         --             (23)         546
  Purchased and interchange power        314          --         --         --         --              --          314
  Cost of gas sold                       980          --         --         --         --             (18)         962
  Other operation expense                675           8          1         --         --             (24)         660
  Maintenance                            193           2         --         --         --              (5)         190
  Depreciation and amortization          345           1         --         --          2              --          348
  General taxes                          191           2         --         --         --              --          193
                                     -------     -------    -------    -------    -------         -------      -------
    Total operating expenses           3,587          13          1         --          2             (70)       3,533
                                     -------     -------    -------    -------    -------         -------      -------
Operating Income                         627           7         --         16         35               4          689
                                     -------     -------    -------    -------    -------         -------      -------
Other Income (Deductions)
  Dividends and interest from
    affiliates                            54          --         23         --         --             (74)           3
  Accretion expense                       (6)         --         --         --         --              --           (6)
  Other, net                              90          --         --         --         --             (65)          25
                                     -------     -------    -------    -------    -------         -------      -------
Total other income (deductions)          138          --         23         --         --            (139)          22
                                     -------     -------    -------    -------    -------         -------      -------
Interest Charges
  Interest on long-term debt             130          --         23         --         --              --          153
  Other interest                         100          --         --         --         --             (73)          27
  Capitalized interest                   (12)         --         --         --         --              --          (12)
                                     -------     -------    -------    -------    -------         -------      -------
    Net interest charges                 218          --         23         --         --             (73)         168
                                     -------     -------    -------    -------    -------         -------      -------
Income (Loss) before Income Taxes        547           7         --         16         35             (62)         543

Income Taxes                             161           3         --          4         12              --          180
                                     -------     -------    -------    -------    -------         -------      -------
Net Income (Loss) before
  Accounting Change                      386           4         --         12         23             (62)         363

Cumulative Effect of
  Accounting Change                       --          --         --         --         18              --           18
                                     -------     -------    -------    -------    -------         -------      -------
Net Income (Loss)                        386           4         --         12         41             (62)         381

Preferred Stock Dividends                  2          --         --         --         --              --            2

Preferred Securities Distribution         44          --         --         --         --              --           44
                                     -------     -------    -------    -------    -------         -------      -------
Net Income (Loss) Available
  to Common Stockholder                  340           4         --         12         41             (62)         335

Dividends on Common Stock                231          --         --         --         --              --          231
                                     -------     -------    -------    -------    -------         -------      -------
Net Income (Loss) after Common
  Dividends                          $   109     $     4    $    --    $    12    $    41         $   (62)     $   104
                                     =======     =======    =======    =======    =======         =======      =======

(2) Represents Consumers Energy Company, Consumers Power Company Financing I, Consumers Energy Company Financing II, Consumers Energy Company Financing III, Consumers Energy Company Financing IV, Consumers Nuclear Services LLC, Consumers Parnall Holdings LLC, Michigan Electric Transmission Company, ES Services Company, CMS Engineering Company and Consumers EnergyGuard Services, Inc. consolidated with Michigan Gas Storage Company, Consumers Funding LLC, CMS Midland Holdings Company and CMS Midland, Inc. included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)

                                                 CMS Oil         CMS                                        CMS Gas
                                         CMS       & Gas  Generation         CMS        CMS         CMS      Trans.
                                 Enterprises     Company     Company     Capital       Land        MS&T     Company
                                  Company (3)    Consol.     Consol.       Corp.    Company     Company     Consol.
Operating Revenue
  Independent power production       $    --     $    --     $   337     $    --    $    --     $    --     $    --
  Natural gas transmission                --          --          --          --         --          --          54
  Marketing, services and trading         --          --          --          --         --       4,374          --
  Other                                  (31)         --          --           8        (26)         --          --
                                     -------     -------     -------     -------    -------     -------     -------
    Total operating revenue              (31)         --         337           8        (26)      4,374          54
                                     -------     -------     -------     -------    -------     -------     -------
Operating Expenses
  Fuel for electric generation            --          --         137          --         --          --          --
  Purchased and interchange power         --          --          --          --         --       2,326          --
  Cost of gas sold                         3          --          --          --         --       2,035           2
  Other operation expense                 35           5         649           4          1          72          53
  Maintenance                             --          --          12          --         --          --           3
  Depreciation and amortization            1          --          24          --         --           6           8
  General taxes                            2          --           7          --         --          (5)          2
                                     -------     -------     -------     -------    -------     -------     -------
    Total operating expenses              41           5         829           4          1       4,434          68
                                     -------     -------     -------     -------    -------     -------     -------
Operating Income (Loss)                  (72)         (5)       (492)          4        (27)        (60)        (14)
                                     -------     -------     -------     -------    -------     -------     -------
Other Income (Deductions)
  Dividends and interest from
    affiliates                            18          --           1          33         --          --          12
  Gain (loss) on asset sales              --          --         (10)         --         --          --          19
  Other, net                            (714)         --          (6)          2         --          --          (4)
                                     -------     -------     -------     -------    -------     -------     -------
    Total other income
      (deductions)                      (696)         --         (15)         35         --          --          27
                                     -------     -------     -------     -------    -------     -------     -------
Fixed Charges
  Interest on long-term debt               4          --           1          --         --          --           4
  Other interest                          14          --          12          23          1           5           4
  Capitalized interest                    --          --          (5)         --         --          --          --
                                     -------     -------     -------     -------    -------     -------     -------
    Net fixed charges                     18          --           8          23          1           5           8
                                     -------     -------     -------     -------    -------     -------     -------
Income (Loss) from
  Continuing Operations
  before Income Taxes
  and Minority
  Interests                             (786)         (5)       (515)         16        (28)        (65)          5

Income Taxes (Benefits)                  (77)         (2)       (142)          6        (10)        (23)         36

Minority Interests                        --          --           1          --         --          --          --
                                     -------     -------     -------     -------    -------     -------     -------
Income (Loss) from
  Continuing Operations                 (709)         (3)       (374)         10        (18)        (42)        (31)

Discontinued Operations                   37         218          --          --         --         (21)       (405)
                                     -------     -------     -------     -------    -------     -------     -------
Net Income (Loss)                    $  (672)    $   215     $  (374)    $    10    $   (18)    $   (63)    $  (436)
                                     =======     =======     =======     =======    =======     =======     =======



                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)


                                         CMS
                                       Int'l         CMS                             CMS
                                       Vent.        Tech          Inter-     Enterprises
                                         LLC     Consol.         Company         Company
                                     Consol.         (4)    Eliminations         Consol.
Operating Revenue
  Independent power production       $    52     $    --         $   (70)        $   319
  Natural gas transmission                 1          --              (5)             50
  Marketing, services and trading         --          --            (152)          4,222
  Other                                   --           3              42              (4)
                                     -------     -------         -------         -------
    Total operating revenue               53           3            (185)          4,587
                                     -------     -------         -------         -------
Operating Expenses
  Fuel for electric generation            21          --            (137)             21
  Purchased and interchange power          8          --              --           2,334
  Cost of gas sold                         1          --            (113)          1,928
  Other operation expense                  9           3              23             854
  Maintenance                              6          --              --              21
  Depreciation and amortization           12           2              --              53
  General taxes                           --          --              --               6
                                     -------     -------         -------         -------
    Total operating expenses              57           5            (227)          5,217
                                     -------     -------         -------         -------
Operating Income (Loss)                   (4)         (2)             42            (630)
                                     -------     -------         -------         -------
Other Income (Deductions)
  Dividends and interest
    from affiliates                        3          --             (47)             20
  Gain (loss) on asset sales             (11)         --              --              (2)
  Other, net                              --          --             718              (4)
                                     -------     -------         -------         -------
  Total other income (deductions)         (8)         --             671              14
                                     -------     -------         -------         -------
Fixed Charges
  Interest on long-term debt               2          --              --              11
  Other interest                          --          --             (50)              9
  Capitalized interest                    --          --              --              (5)
                                     -------     -------         -------         -------
    Net fixed charges                      2          --             (50)             15
                                     -------     -------         -------         -------
Income (Loss) from
  Continuing Operations
  before Income Taxes
  and Minority
  Interests                              (14)         (2)            763            (631)

Income Taxes (Benefits)                   13          (1)             71            (129)

Minority Interests                        (1)         --              --              --
                                     -------     -------         -------         -------
Income (Loss) from
  Continuing Operations                  (26)         (1)            692            (502)

Discontinued Operations                   (6)        (31)             57            (151)
                                     -------     -------         -------         -------
Net Income (Loss)                    $   (32)    $   (32)        $   749         $  (653)
                                     =======     =======         =======         =======

(3) Represents CMS Enterprises Company, CMS Resource Development Company, CMS Comercializadora de Energia S.A., CMS Enterprises Holding Company S.A., CMS Energy South America Company, CMS Energy Asia Private Limited, CMS Business Development LLC, CMS Texas LLC and CMS Energy UK Limited consolidated with CMS Oil and Gas Company, CMS Generation Company, CMS Land Company, CMS International Ventures LLC, CMS Marketing, Services and Trading Company, CMS Gas Transmission Company and CMS Capital LLC included on the equity method of accounting.

(4) Represents CMS MicroPower Systems LLC, CMS Distributed Power LLC and CMS Enterprises Development LLC.

                             CMS OIL AND GAS COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)


                                                   CMS                CMS
                                         CMS       O&G        CMS     O&G
                                         O&G  Int'l Co.       O&G   Congo
                                     Co. (5)    Consol.   P/L Co.    Ltd.
Operating Revenue
  Oil and gas exploration
    and production                     $  --     $  --     $  --    $  --
  Other                                   --        --        --       --
                                       -----     -----     -----    -----
    Total operating revenue               --        --        --       --
                                       -----     -----     -----    -----
Operating Expenses
  Other operation expense                  5        --        --       --
  Maintenance                             --        --        --       --
  Depreciation and amortization           --        --        --       --
  General taxes                           --        --        --       --
                                       -----     -----     -----    -----
    Total operating expenses               5        --        --       --
                                       -----     -----     -----    -----
Operating Income (Loss)                   (5)       --        --       --
                                       -----     -----     -----    -----
Other Income (Deductions)
  Interest from affiliates                --        --        --       --
  Gain (loss) on asset sales              --        --        --       --
  Other, net                              --        --        --       --
                                       -----     -----     -----    -----
    Total other income (deductions)       --        --        --       --
                                       -----     -----     -----    -----
Fixed Charges
  Interest on long-term debt              --        --        --       --
  Other interest                          --        --        --       --
  Capitalized interest                    --        --        --       --
                                       -----     -----     -----    -----
    Net fixed charges                     --        --        --       --
                                       -----     -----     -----    -----
Income (Loss) before Income Taxes         (5)       --        --       --

Income Taxes                               2        --        --       --
                                       -----     -----     -----    -----
Income (Loss) from Continuing
  Operations                              (3)       --        --       --

Discontinued Operations                  218       (27)        2        3
                                       -----     -----     -----    -----
Net Income (Loss)                      $ 215     $ (27)    $   2    $   3
                                       =====     =====     =====    =====



                          (Continued on Following Page)

                             CMS OIL AND GAS COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)


                                                                  Inter-
                                       CMS O&G    CMS O&G        Company       CMS O&G
                                      E.G. Ltd  Int'l Ltd   Eliminations   Co. Consol.
Operating Revenue
  Oil and gas exploration
    and production                       $  --      $  --          $  --         $  --
  Other                                     --         --             --            --
                                         -----      -----          -----         -----
    Total operating revenue                 --         --             --            --
                                         -----      -----          -----         -----
Operating Expenses
  Other operation expense                   --         --             --             5
  Maintenance                               --         --             --            --
  Depreciation and amortization             --         --             --            --
  General taxes                             --         --             --            --
                                         -----      -----          -----         -----
    Total operating expenses                --         --             --             5
                                         -----      -----          -----         -----
Operating Income (Loss)                     --         --             --            (5)
                                         -----      -----          -----         -----
Other Income (Deductions)
  Interest from affiliates                  --         --             --            --
  Gain (loss) on asset sales                --         --             --            --
  Other, net                                --         --             --            --
                                         -----      -----          -----         -----
    Total other income (deductions)         --         --             --            --
                                         -----      -----          -----         -----
Fixed Charges
  Interest on long-term debt                --         --             --            --
  Other interest                            --         --             --            --
  Capitalized interest                      --         --             --            --
                                         -----      -----          -----         -----
    Net fixed charges                       --         --             --            --
                                         -----      -----          -----         -----
Income (Loss) before Income Taxes           --         --             --            (5)

Income Taxes                                --         --             --             2
                                         -----      -----          -----         -----
Income (Loss) from Continuing
  Operations                                --         --             --            (3)

Discontinued Operations                      2        312           (292)          218
                                         -----      -----          -----         -----
Net Income (Loss)                        $   2      $ 312          $(292)        $ 215
                                         =====      =====          =====         =====



(5) Represents CMS Oil and Gas Company, CMS Oil and Gas Alba LDC and CMS Oil and Gas E&G LDC consolidated with CMS Oil and Gas International Company included on the equity method of accounting.

                      CMS OIL AND GAS INTERNATIONAL COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)


                                                       CMS
                                                    NOMECO       CMS O&G     CMS O&G           Inter-     CMS O&G
                                      CMS O&G  Int'l Congo Int'l Tunisia   Cameroon,          Company       Int'l
                                Int'l Co. (6)  Hldgs. Inc.          Inc.        Ltd.     Eliminations     Consol.
Operating Revenue
  Oil and gas exploration
    and production                       $ --         $ --         $ --         $ --             $ --        $ --
  Other                                    --           --           --           --               --          --
                                         ----         ----         ----         ----             ----        ----
    Total operating revenue                --           --           --           --               --          --
                                         ----         ----         ----         ----             ----        ----
Operating Expenses
  Other operation expense                  --           --           --           --               --          --
  Maintenance                              --           --           --           --               --          --
  Depreciation and amortization            --           --           --           --               --          --
  General taxes                            --           --           --           --               --          --
                                         ----         ----         ----         ----             ----        ----
    Total operating expenses               --           --           --           --               --          --
                                         ----         ----         ----         ----             ----        ----
Operating Income                           --           --           --           --               --          --
                                         ----         ----         ----         ----             ----        ----
Other Income (Deductions)                  --           --           --           --               --          --
                                         ----         ----         ----         ----             ----        ----
Fixed Charges
  Interest on long-term debt               --           --           --           --               --          --
  Other interest                           --           --           --           --               --          --
                                         ----         ----         ----         ----             ----        ----
    Net fixed charges                      --           --           --           --               --          --
                                         ----         ----         ----         ----             ----        ----
Income before Income Taxes                 --           --           --           --               --          --

Income Taxes                               --           --           --           --               --          --
                                         ----         ----         ----         ----             ----        ----
Income from Continuing Operations          --           --           --           --               --          --

Discontinued Operations                   (27)         (16)          (5)          (3)              24         (27)
                                         ----         ----         ----         ----             ----        ----
Net Income (Loss)                        $(27)        $(16)        $ (5)        $ (3)            $ 24        $(27)
                                         ====         ====         ====         ====             ====        ====



(6) Represents CMS Oil and Gas International Company, CMS Oil and Gas UK Ltd. and CMS Oil and Gas Eritrea Ltd. consolidated.

                             CMS GENERATION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)

                                           CMS          CMSG                      CMSG      Dearborn          CMSG
                                    Generation         Honey          CMSG     Grayling   Industrial    Investment
                                       Company          Lake    Filer City     Holdings   Generation     Company I
                                           (7)       Company          Inc.      Company          LLC       Consol.
Operating Revenue
  Independent power production           $   1         $   2         $   4        $   2        $  90         $ 206
  Other                                     --            --            --           --           --            --
                                         -----         -----        ------       ------        -----         -----
    Total operating revenue                  1             2             4            2           90           206
                                         -----         -----        ------       ------        -----         -----
Operating Expenses
  Fuel for electric generation              --            --            --           --           55            82
  Purchased and interchange power           --            --            --           --           --            --
  Other operation expense                   53            --            --           --          492            11
  Maintenance                               --            --            --           --            9             3
  Depreciation and amortization              5            --            --           --           14            --
  General taxes                              1            --            --           --            4            --
                                         -----         -----        ------       ------        -----         -----
    Total operating expenses                59            --            --           --          574            96
                                         -----         -----        ------       ------        -----         -----
Operating Income (Loss)                    (58)            2             4            2         (484)          110
                                         -----         -----        ------       ------        -----         -----
Other Income (Deductions)
  Interest from affiliates                   3            --            --           --           --            --
  Gain (loss) on asset sales                (4)           --            --           --           --            (7)
  Other, net                              (466)           --            --           --           --             3
                                         -----         -----        ------       ------        -----         -----
    Total other income
      (deductions)                        (467)           --            --           --           --            (4)
                                         -----         -----        ------       ------        -----         -----
Fixed Charges
  Interest on long-term debt                --            --            --           --           --            --
  Other interest                             2            --            --           --           10             2
  Capitalized interest                      (5)           --            --           --           --            --
                                         -----         -----        ------       ------        -----         -----
    Net fixed charges                       (3)           --            --           --           10             2
                                         -----         -----        ------       ------        -----         -----
Income (Loss) before
  Income Taxes
  and Minority Interests                  (522)            2             4            2         (494)          104
Income Taxes (Benefits)                   (148)           (1)            2            1           --             9

Minority Interests                          --            --            --           --           --             1
                                         -----         -----        ------       ------        -----         -----
Net Income (Loss)                        $(374)        $   3        $    2       $    1        $(494)        $  94
                                         =====         =====        ======       ======        =====         =====





                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)

                                                 Taweelah
                                         CMSG          A2        CMSG     HYDRA-CO         CMSG      Exeter
                                    Operating   Operating    Michigan  Enterprises      Holding      Energy
                                      Company     Company   Power LLC         Inc.      Company         LLC
Operating Revenue
  Independent power production           $  1        $  1        $  2         $ 11         $  1        $  8
  Other                                    --          --          --           --           --          --
                                         ----        ----        ----         ----         ----        ----
    Total operating revenue                 1           1           2           11            1           8
                                         ----        ----        ----         ----         ----        ----
Operating Expenses
  Fuel for electric generation             --          --          --           --           --          --
  Purchased and interchange power          --          --          --           --           --          --
  Other operation expense                  --          --          62           25           --           6
  Maintenance                              --          --          --           --           --          --
  Depreciation and amortization            --          --           3            1           --           1
  General taxes                            --          --           1           --           --           1
                                         ----        ----        ----         ----         ----        ----
    Total operating expenses               --          --          66           26           --           8
                                         ----        ----        ----         ----         ----        ----
Operating Income (Loss)                     1           1         (64)         (15)           1          --
                                         ----        ----        ----         ----         ----        ----
Other Income (Deductions)
  Interest from affiliates                 --          --          --           --           --          --
  Gain (loss) on asset sales               --          --          --            1           --          --
  Other, net                               --          --          --           --           --          --
                                         ----        ----        ----         ----         ----        ----
    Total other income
      (deductions)                         --          --          --            1           --          --
                                         ----        ----        ----         ----         ----        ----
Fixed Charges
  Interest on long-term debt               --          --          --            1           --          --
  Other interest                           --          --          --           --           --          --
  Capitalized interest                     --          --          --           --           --          --
                                         ----        ----        ----         ----         ----        ----
    Net fixed charges                      --          --          --            1           --          --
                                         ----        ----        ----         ----         ----        ----
Income (Loss) before Income Taxes
  and Minority Interests                    1           1         (64)         (15)           1          --

Income Taxes (Benefits)                    --          --          --           (8)          --          --

Minority Interests                         --          --          --           --           --          --
                                         ----        ----        ----         ----         ----        ----
Net Income (Loss)                        $  1        $  1        $(64)        $ (7)        $  1        $ --
                                         ====        ====        ====         ====         ====        ====






                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)



                                             CMS     CMS Int'l           Inter-          CMSG
                                      Generation     Operating          Company       Company
                                             SRL       Company     Eliminations       Consol.
Operating Revenue
  Independent power production             $  (2)        $  10            $  --         $ 337
  Other                                       --            --               --            --
                                           -----         -----            -----         -----
    Total operating revenue                   (2)           10               --           337
                                           -----         -----            -----         -----
Operating Expenses
  Fuel for electric generation                --            --               --           137
  Purchased and interchange power             --            --               --            --
  Other operation expense                     --            --               --           649
  Maintenance                                 --            --               --            12
  Depreciation and amortization               --            --               --            24
  General taxes                               --            --               --             7
                                           -----         -----            -----         -----
    Total operating expenses                  --            --               --           829
                                           -----         -----            -----         -----
Operating Income (Loss)                       (2)           10               --          (492)
                                           -----         -----            -----         -----
Other Income (Deductions)
  Interest from affiliates                    --            --               (2)            1
  Gain (loss) on asset sales                  --            --               --           (10)
  Other, net                                  --            --              457            (6)
                                           -----         -----            -----         -----
    Total other income (deductions)           --            --              455           (15)
                                           -----         -----            -----         -----
Fixed Charges
  Interest on long-term debt                  --            --               --             1
  Other interest                              --            --               (2)           12
  Capitalized interest                        --            --               --            (5)
                                           -----         -----            -----         -----
    Net fixed charges                         --            --               (2)            8
                                           -----         -----            -----         -----
Income (Loss) before Income Taxes
  and Minority Interests                      (2)           10              457          (515)

Income Taxes (Benefits)                       --             3               --          (142)

Minority Interests                            --            --               --             1
                                           -----         -----            -----         -----
Net Income (Loss)                          $  (2)        $   7            $ 457         $(374)
                                           =====         =====            =====         =====




(7) Represents CMS Generation Company, CMSG Filer City Operating Company, CMSG Grayling Company, CMSG Genesee Company, CMSG Recycling Company, CMSG Lyonsdale Company, CMSG Chateaugay Company, CMSG Altoona Company, Dearborn Generation Operating LLC and CMS Centrales Termicas S.A., consolidated with CMSG Investment Company I included on the equity method of accounting.

                       CMS GENERATION INVESTMENT COMPANY I
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)


                                       CMSG         CMSG         CMSG        CMSG
                                 Investment         Cebu   Investment  Investment
                                  Co. I (8)          LDC       Co. IV      Co. VI
Operating Revenue
  Independent power production         $  8         $  1         $ 69        $115
  Other                                  --           --           --          --
                                       ----         ----         ----        ----
    Total operating revenue               8            1           69         115
                                       ----         ----         ----        ----
Operating Expenses
  Fuel for electric generation           --           --           --          82
  Other operation expense                 2           --           --           9
  Maintenance                            --           --           --           3
  Depreciation and amortization          --           --           --          --
  General taxes                          --           --           --          --
                                       ----         ----         ----        ----
    Total operating expenses              2           --           --          94
                                       ----         ----         ----        ----
Operating Income (Loss)                   6            1           69          21
                                       ----         ----         ----        ----
Other Income (Deductions)
  Interest from affiliates               --           --           --           1
  Gain (loss) on asset sales             (7)          --           --          --
  Other, net                             95           (1)          --           1
                                       ----         ----         ----        ----
    Total other income
      (deductions)                       88           (1)          --           2
                                       ----         ----         ----        ----
Fixed Charges
  Interest on long-term debt             --           --           --          --
  Other interest                         --           --            3          --
  Capitalized interest                   --           --           --          --
                                       ----         ----         ----        ----
    Net fixed charges                    --           --            3          --
                                       ----         ----         ----        ----
Income (Loss) before
   Income Taxes
   and Minority Interests                94           --           66          23

Income Taxes (Benefits)                   1           --           --           8

Minority Interests                       --           --           --           1
                                       ----         ----         ----        ----
Net Income (Loss)                      $ 93         $ --         $ 66        $ 14
                                       ====         ====         ====        ====


                          (Continued on Following Page)

                       CMS GENERATION INVESTMENT COMPANY I
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)


                                                                                    CMSG
                                        CMSG         CMSG           Inter-    Investment
                                  Investment   Investment          Company         Co. I
                                     Co. VII        Co. V     Eliminations       Consol.
Operating Revenue
  Independent power production         $  12        $   1            $  --         $ 206
  Other                                   --           --               --            --
                                       -----        -----            -----         -----
    Total operating revenue               12            1               --           206
                                       -----        -----            -----         -----
Operating Expenses
  Fuel for electric generation            --           --               --            82
  Other operation expense                 --           --               --            11
  Maintenance                             --           --               --             3
  Depreciation and amortization           --           --               --            --
  General taxes                           --           --               --            --
                                       -----        -----            -----         -----
    Total operating expenses              --           --               --            96
                                       -----        -----            -----         -----
Operating Income (Loss)                   12            1               --           110
                                       -----        -----            -----         -----
Other Income (Deductions)
  Interest from affiliates                --           --               (1)           --
  Gain (loss) on asset sales              --           --               --            (7)
  Other, net                              --           --              (92)            3
                                       -----        -----            -----         -----
    Total other income
      (deductions)                        --           --              (93)           (4)
                                       -----        -----            -----         -----
Fixed Charges
  Interest on long-term debt              --           --               --            --
  Other interest                          --           --               (1)            2
  Capitalized interest                    --           --               --            --
                                       -----        -----            -----         -----
    Net fixed charges                     --           --               (1)            2
                                       -----        -----            -----         -----
Income (Loss) before
  Income Taxes
  and Minority Interests                  12            1              (92)          104

Income Taxes (Benefits)                   --           --               --             9

Minority Interests                        --           --               --             1
                                       -----        -----            -----         -----
Net Income (Loss)                      $  12        $   1            $ (92)        $  94
                                       =====        =====            =====         =====






(8) Represents CMSG Investment Company I, CMSG Pinamucan LDC, CMSG Loy Yang Holdings 1 Ltd. and CMSG Loy Yang Holdings 2 Ltd. consolidated.

                          CMS GAS TRANSMISSION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)


                                       CMS Gas                        CMS                        CMS
                                        Trans.           CMS   Marysville      CMS Gas       Jackson     Panhandle
                                       Company        Antrim  Gas Liquids    Argentina      Pipeline  Eastern Pipe    CMS Grand
                                           (9)       Gas LLC      Company      Company       Company   Line Consol.    Lacs LLC
Operating Revenue
  Natural gas transmission               $   7         $  12        $  11        $  (1)        $   2        $  --         $   5
  Other                                     --            --           --           --            --           --            --
                                         -----         -----        -----        -----         -----        -----         -----
    Total operating revenue                  7            12           11           (1)            2           --             5
                                         -----         -----        -----        -----         -----        -----         -----
Operating Expenses
  Cost of gas sold                          --            --           --           --            --           --            --
  Other operation expense                   12             2            7           --            --           25            --
  Maintenance                               --             1            1           --            --           --             1
  Depreciation and amortization             --             3           --           --            --           --             2
  General taxes                              1             1           --           --            --           --            --
                                         -----         -----        -----        -----         -----        -----         -----
    Total operating expenses                13             7            8           --            --           25             3
                                         -----         -----        -----        -----         -----        -----         -----
Operating Income (Loss)                     (6)            5            3           (1)            2          (25)            2
                                         -----         -----        -----        -----         -----        -----         -----
Other Income (Deductions)
  Interest from affiliates                   1            --           --           --            --            9            --
  Gain (loss) on asset sales                19            --           --           --            --           --            --
  Other, net                              (406)           --           --           --            --           --            --
                                         -----         -----        -----        -----         -----        -----         -----
    Total other income
      (deductions)                        (386)           --           --           --            --            9            --
                                         -----         -----        -----        -----         -----        -----         -----
Fixed Charges
  Interest on long-term debt                 1             2           --           --             1           --            --
  Other interest                            --            --           --           --            --           --            --
  Capitalized interest                      --            --           --           --            --           --            --
                                         -----         -----        -----        -----         -----        -----         -----
    Net fixed charges                        1             2           --           --             1           --            --
                                         -----         -----        -----        -----         -----        -----         -----
Income (Loss) from Continuing
  Operations before Income Taxes
   and Minority Interests                 (393)            3            3           (1)            1          (16)            2

Income Taxes (Benefits)                     38             1            1           --            --           (5)            1

Minority Interests                          --            --           --           --            --           --            --
                                         -----         -----        -----        -----         -----        -----         -----
Net Income (Loss) from Continuing
  Operations                              (431)            2            2           (1)            1          (11)            1

Discontinued Operations                     (4)           --           --           --            --         (289)           --
                                         -----         -----        -----        -----         -----        -----         -----
Net Income (Loss)                        $(435)        $   2        $   2        $  (1)        $   1        $(300)        $   1
                                         =====         =====        =====        =====         =====        =====         =====




                          (Continued on Following Page)

                          CMS GAS TRANSMISSION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)



                                     CMS Bay      Western     CMS Field                     CMS Gas
                                        Area    Australia      Services        Inter-  Transmission
                                    Pipeline   Gas Trans.          Inc.       Company       Company
                                         LLC    Company I       Consol.  Eliminations       Consol.
Operating Revenue
  Natural gas transmission             $   5        $  13         $  --         $  --        $  54
  Other                                   --           --            --            --           --
                                       -----        -----         -----         -----        -----
    Total operating revenue                5           13            --            --           54
                                       -----        -----         -----         -----        -----
Operating Expenses
  Cost of gas sold                        --            2            --            --            2
  Other operation expense                  1            2             4            --           53
  Maintenance                             --           --            --            --            3
  Depreciation and amortization            2            1            --            --            8
  General taxes                           --           --            --            --            2
                                       -----        -----         -----         -----        -----
    Total operating expenses               3            5             4            --           68
                                       -----        -----         -----         -----        -----
Operating Income (Loss)                    2            8            (4)           --          (14)
                                       -----        -----         -----         -----        -----
Other Income (Deductions)
  Interest from affiliates                --           --            --             2           12
  Gain (loss) on asset sales              --           --            --            --           19
  Other, net                              --           (1)           --           403           (4)
                                       -----        -----         -----         -----        -----
    Total other income
      (deductions)                        --           (1)           --           405           27
                                       -----        -----         -----         -----        -----
Fixed Charges
  Interest on long-term debt              --           --            --            --            4
  Other interest                          --            1             1             2            4
  Capitalized interest                    --           --            --            --           --
                                       -----        -----         -----         -----        -----
    Net fixed charges                     --            1             1             2            8
                                       -----        -----         -----         -----        -----
Income (Loss) from Continuing
 Operations before
  Income Taxes and
  Minority Interests                       2            6            (5)          403            5

Income Taxes (Benefits)                    1            1            (2)           --           36

Minority Interests                        --           --            --            --           --
                                       -----        -----         -----         -----        -----
Net Income (Loss)
 from Continuing
 Operations                                1            5            (3)          403          (31)

Discontinued Operations                   --           --          (112)           --         (405)
                                       -----        -----         -----         -----        -----
Net Income (Loss)                      $   1        $   5         $(115)        $ 403        $(436)
                                       =====        =====         =====         =====        =====





(9) Represents CMS Gas Transmission Company, CMS Saginaw Bay Lateral Company and TriState Pipeline LLC consolidated with CMS Field Services, Inc. and Panhandle Eastern Pipe Line Company included on the equity method of accounting.

                       PANHANDLE EASTERN PIPE LINE COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)


                                  Panhandle        CMS   Trunkline         CMS                           PEPL             Panhandle
                               Eastern Pipe  Trunkline         LNG     Pan Gas         Inter-          Consol.         Eastern Pipe
                                   Line Co.    Gas Co.    Holdings     Storage        Company     before Disc.     Disc.    Line Co.
                                       (10)   LLC (11)     Co. LLC         Co.   Eliminations           Oper.)     Oper.     Consol.
Operating Revenue
  Natural gas transmission           $ 311       $ 159       $  58      $  43      $ (87)            $ 484       $(484)      $  --
  Other                                 --          --          --         --         --                --          --          --
                                     -----       -----       -----      -----      -----             -----       -----       -----
    Total operating revenue            311         159          58         43        (87)              484        (484)         --
                                     -----       -----       -----      -----      -----             -----       -----       -----
Operating Expenses
  Cost of gas sold                      --          --          --         --         --                --          --          --
  Other operation expense              137          59          14          4        (43)              171        (146)         25
  Maintenance                           15          13           2          1         --                31         (31)         --
  Depreciation and amortization         21          26           1          3         --                51         (51)         --
  General taxes                         11           7           1          3         --                22         (22)         --
                                     -----       -----       -----      -----      -----             -----       -----       -----
    Total operating expenses           184         105          18         11        (43)              275        (250)         25
                                     -----       -----       -----      -----      -----             -----       -----       -----
Operating Income (Loss)                127          54          40         32        (44)              209        (234)        (25)
                                     -----       -----       -----      -----      -----             -----       -----       -----
Other Income (Deductions)
  Interest from affiliates              17         (13)          5         --         --                 9          --           9
  Other, net                           (26)          2          --         --         --               (24)         24          --
                                     -----       -----       -----      -----      -----              -----      -----       -----
    Total other income
      (deductions)                      (9)        (11)          5         --         --               (15)         24           9
                                     -----       -----       -----      -----      -----              -----      -----       -----
Fixed Charges
  Interest on long-term debt            62          --          12         --         --                74         (74)         --
  Other interest                         2           1           2         --         --                 5          (5)         --
  Capitalized interest                  (2)         (1)         --         --         --                (3)          3          --
                                     -----       -----       -----      -----      -----              -----      -----       -----
    Net fixed charges                   62          --          14         --         --                 76        (76)         --
                                     -----       -----       -----      -----      -----              -----      -----       -----
Income (Loss) from Continuing
 Operations before
  Income Taxes and
  Minority Interests                    56          43          31         32        (44)               118       (134)        (16)

Income Taxes (Benefits)                 17          17          --         12         --                 46        (51)         (5)

Minority Interests                       4          --          --         --         --                  4         (4)          --
                                     -----       -----       -----      -----      -----               -----     -----        -----
Net Income (Loss)
 from Continuing
 Operations                             35          26          31         20        (44)                68        (79)         (11)

Discontinued Operations                 --          --          --         --         --                 --       (289)        (289)
                                     -----       -----       -----      -----      -----              -----      -----        -----
Net Income (Loss)                    $  35       $  26       $  31      $  20      $ (44)             $  68      $(368)       $(300)
                                     =====       =====       =====      =====      =====              =====      =====        =====



(10) Represents Panhandle Eastern Pipe Line Company, CMS Panhandle Eastern Resources, Inc., CMS Panhandle Storage Company, CMS Trunkline Field Services Company, MG Ventures Storage, Inc., CMS Panhandle Lake Charles Generation Company LLC, CMS Panhandle LNG Acquisition Company, Panhandle Partner LLC and CMS Panhandle Holdings LLC consolidated.

(11) Represents CMS Trunkline Gas Company LLC, CMS Trunkline Gas Resources LLC, CMS Trunkline Offshore Pipeline Company LLC, CMS Trunkline Deepwater Pipeline Company LLC and Sea Robin Pipeline Company consolidated.

                             CMS FIELD SERVICES INC.
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)

                                                       CMS Taurus                                    CMS           CMS
                                           CMS Field     Holdings              Bighorn Gas   Natural Gas     Cherokee     Bradshaw
                                            Services      Company    CMS Gas     Gathering     Gathering     Gas Proc.      Energy
                                           Inc. (12)          LLC  Proc. LLC           LLC           LLC           LLC         LLC

Operating Revenue
  Natural gas transmission                    $  415       $   22     $  100       $    18        $    4        $   27       $   1
  Other                                            -            -          -             -             -             -           -
                                              ------       ------     ------        ------        ------        ------      ------
    Total operating revenue                      415           22        100            18             4            27           1
                                              ------       ------     ------        ------        ------        ------      ------
Operating Expenses
  Cost of gas sold                               402           16         94             -             -            20           -
  Other operation expense                         11            4          2             3             2             4           1
  Maintenance                                      -            1          1             4             -             1           -
  Depreciation and amortization                    1            3          3             3             4             3           -
  General taxes                                    2            -          -             -             -             -           -
                                              ------       ------     ------        ------        ------        ------      ------
    Total operating expenses                     416           24        100            10             6            28           1
                                              ------       ------     ------        ------        ------        ------      ------
Operating Income (Loss)                           (1)          (2)         -             8            (2)           (1)          -
                                              ------       ------     ------        ------        ------        ------      ------
Other Income (Deductions)
  Interest from affiliates                         -            -          -             -             -             -           -
  Gain (loss) on asset sales                       -            -          -             -             -             -           -
  Other, net                                       1            -          -             -             -             -           -
                                              ------       ------     ------        ------        ------        ------      ------
    Total other income
    (deductions)                                   1            -          -             -             -             -           -
                                              ------       ------     ------        ------        ------        ------      ------
Fixed Charges
  Interest on long-term debt                       -            -          -             -             -             -           -
  Other interest                                   2            -          -             -             -             -           -
  Capitalized interest                             -            -          -             -             -             -           -
                                              ------       ------     ------        ------        ------        ------      ------
    Net fixed charges                              2            -          -             -             -             -           -
                                              ------       ------     ------        ------        ------        ------      ------
Income (Loss) from Continuing
 Operations before Income
  Taxes and Minority Interests                    (2)          (2)         -             8            (2)           (1)          -

Income Taxes (Benefits)                            1            -          -             -             -             -           -

Minority  Interests                                -            -          -             -             -             -           -
                                              ------       ------     ------        ------        ------        ------      ------
Income (Loss) from Continuing Operations          (3)          (2)         -             8            (2)           (1)          -

Discontinued Operations                            -            -          -             -             -             -           -
                                              ------       ------     ------        ------        ------        ------      ------
Net Income (Loss)                             $   (3)     $    (2)     $   -        $    8        $   (2)      $    (1)     $    -
                                              ======       ======     ======        ======        ======        ======      ======






                          (Continued on Following Page)

                             CMS FIELD SERVICES INC.
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)


                                                           CMS Okla.                            CMS FS
                                              CMS Gulf   Natural Gas            Inter-         Consol.                 CMS Field
                                           Coast Field     Gathering           Company   (before Disc.      Disc.       Services
                                         Services  LLC           LLC      Eliminations          Oper.)      Oper.   Inc. Consol.

Operating Revenue
  Natural gas transmission                      $   28        $    1            $    -          $  616     $ (616)       $     -
  Other                                              -             -                 -               -          -              -
                                                ------        ------            ------          ------     ------         ------
    Total operating revenue                         28             1                 -             616       (616)             -
                                                ------        ------            ------          ------     ------         ------
Operating Expenses
  Cost of gas sold                                  20             -                 -             552       (552)             -
  Other operation expense                            1             1                 -              29        (25)             4
  Maintenance                                        -             -                 -               7         (7)             -
  Depreciation and amortization                      3             -                 -              20        (20)             -
  General taxes                                      -             -                 -               2         (2)             -
                                                ------        ------            ------          ------     ------         ------
    Total operating expenses                        24             1                 -             610       (606)             4
                                                ------        ------            ------          ------     ------         ------
Operating Income (Loss)                              4             -                 -               6        (10)            (4)
                                                ------        ------            ------          ------     ------         ------
Other Income (Deductions)
  Interest from affiliates                           -             -                 -               -          -              -
  Gain (loss) on asset sales                         -             -                 -               -          -              -
  Other, net                                         -             -                 -               1         (1)             -
                                                ------        ------            ------          ------     ------         ------
    Total other income (deductions)                  -             -                 -               1         (1)             -
                                                ------        ------            ------          ------     ------         ------
Fixed Charges
  Interest on long-term debt                         -             -                 -               -          -              -
  Other interest                                     -             -                 -               2         (1)             1
  Capitalized interest                               -             -                 -               -          -              -
                                                ------        ------            ------          ------     ------         ------
    Net fixed charges                                -             -                 -               2         (1)             1
                                                ------        ------            ------          ------     ------         ------
Income (Loss) from Continuing Operations
  before Income Taxes and
   Minority Interests                                4             -                 -               5        (10)            (5)

Income Taxes (Benefits)                              -             -                 -               1         (3)            (2)

Minority Interests                                   -             -                 4               4         (4)             -
                                                ------        ------            ------          ------     ------         ------
Income (Loss) from Continuing Operations             4             -                (4)              -         (3)            (3)

Discontinued Operations                              -             -                 -               -       (112)          (112)
                                                ------        ------            ------          ------     ------         ------
Net Income (Loss)                               $    4        $    -            $   (4)         $    -     $ (115)        $ (115)
                                                ======        ======            ======          ======     ======         ======






    (12) Represents CMS Field Services, Inc., CMS Laverne Gas Processing LLC
                     and CMS Hydrocarbons LLC consolidated.

                         CMS INTERNATIONAL VENTURES LLC
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)


                                                                CMS
                                                      CMS     Oper.       CMSG         CMS    Western        CMSG
                                           Int'l Ventures       SRL    Invest.         E&G  Australia     Invest.
                                                 LLC (13)   Consol.    Co. III         LLC   GT Co. I       Co. V

Operating Revenue
  Independent power production                    $    -     $   43     $    8      $    -    $     -      $    1
  Natural gas transmission                             -         (2)         -           -          3           -
  Other                                                -          -          -           -          -           -
                                                  ------     ------     ------      ------     ------      ------
    Total operating revenue                            -         41          8           -          3           1
                                                  ------     ------     ------      ------     ------      ------
Operating Expenses
  Fuel for electric generation                         -         21          -           -          -           -
  Purchased and interchange power                      -          8          -           -          -           -
  Cost of gas sold                                     -          -          -           -          1           -
  Other operation expense                              -          8          -           -          1           -
  Maintenance                                          -          6          -           -          -           -
  Depreciation and amortization                        -         11          1           -          -           -
  General taxes                                        -          -          -           -          -           -
                                                  ------     ------     ------      ------     ------      ------
    Total operating expenses                           -         54          1           -          2           -
                                                  ------     ------     ------      ------     ------      ------
Operating Income (Loss)                                -        (13)         7           -          1           1
                                                  ------     ------     ------      ------     ------      ------
Other Income (Deductions)
  Dividends and interest from affiliates               -          3          -           -          -           -
  Gain (loss) on asset sales                           -          -        (11)          -          -           -
  Other, net                                         (32)         9          -           -          -           -
                                                  ------     ------     ------      ------     ------      ------
    Total other income (deductions)                  (32)        12        (11)          -          -           -
                                                  ------     ------     ------      ------     ------      ------
Fixed Charges
  Interest on long-term debt                           -          2          -           -          -           -
  Other interest                                       -          -          -           -          -           -
  Capitalized interest                                 -          -          -           -          -           -
                                                  ------     ------     ------      ------     ------      ------
    Net fixed charges                                  -          2          -           -          -           -
                                                  ------     ------     ------      ------     ------      ------
Income (Loss) from Continuing Operations
  before Income Taxes and Minority
   Interests                                         (32)        (3)        (4)          -          1           1

Income Taxes (Benefits)                                -         13          -           -          -           -

Minority Interests                                     -         (1)         -           -          -           -
                                                  ------     ------     ------      ------     ------      ------
Income (Loss) from Continuing Operations             (32)       (15)        (4)          -          1           1

Discontinued Operations                                -          -          -          (6)         -           -
                                                  ------     ------     ------      ------     ------      ------
Net Income (Loss)                                 $  (32)    $  (15)      $ (4)    $    (6)    $    1     $     1
                                                  ======     ======     ======      ======     ======      ======







                          (Continued on Following Page)

                         CMS INTERNATIONAL VENTURES LLC
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)


                                                                              CMS Int'l
                                                                 Inter-        Ventures
                                                                Company             LLC
                                                           Eliminations         Consol.
Operating Revenue
  Independent power production                                     $  -            $ 52
  Natural gas transmission                                            -               1
  Other                                                               -               -
                                                                   ----            ----
    Total operating revenue                                           -              53
                                                                   ----            ----
Operating Expenses
  Fuel for electric generation                                        -              21
  Purchased and interchange power                                     -               8
  Cost of gas sold                                                    -               1
  Other operation expense                                             -               9
  Maintenance                                                         -               6
  Depreciation and amortization                                       -              12
  General taxes                                                       -               -
                                                                   ----            ----
    Total operating expenses                                          -              57
                                                                   ----            ----
Operating Income (Loss)                                               -              (4)
                                                                   ----            ----
Other Income (Deductions)
  Dividends and interest from affiliates                              -               3
  Gain (loss) on asset sales                                          -             (11)
  Other, net                                                         23               -
                                                                   ----            ----
  Total other income (deductions)                                    23              (8)
                                                                   ----            ----
Fixed Charges
  Interest on long-term debt                                          -               2
  Other interest                                                      -               -
  Capitalized interest                                                -               -
                                                                   ----            ----
    Net fixed charges                                                 -               2
                                                                   ----            ----
Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                                          23             (14)

Income Taxes (Benefits)                                               -              13

Minority Interests                                                    -              (1)
                                                                   ----            ----
Income (Loss) from Continuing Operations                             23             (26)

Discontinued Operations                                               -              (6)
                                                                   ----            ----
Net Income (Loss)                                                  $ 23            $(32)
                                                                   ====            ====








(13) Represents CMS International Ventures LLC and CMS Generation SRL consolidated.

                                CMS OPERATING SRL
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2002
                                  (In Millions)


                                                      CMS     Centrales            CMS             Inter-             CMS
                                                Operating      Termicas       Ensenada            Company       Operating
                                                 SRL (14)    Mendoza SA             SA       Eliminations     SRL Consol.
Operating Revenue
  Independent power production                    $    -           $ 26           $ 17             $    -            $ 43
  Natural gas transmission                            (2)             -              -                  -              (2)
  Other                                                -              -              -                  -               -
                                                    ----           ----           ----               ----            ----
    Total operating revenue                           (2)            26             17                  -              41
                                                    ----           ----           ----               ----            ----
Operating Expenses
  Fuel for electric generation                         -             12              9                  -              21
  Purchased and interchange power                      -              6              2                  -               8
  Other operation expense                              1              5              2                  -               8
  Maintenance                                          -              4              2                  -               6
  Depreciation and amortization                        1              8              2                  -              11
  General taxes                                        -              -              -                  -               -
                                                    ----           ----           ----               ----            ----
    Total operating expenses                           2             35             17                  -              54
                                                    ----           ----           ----               ----            ----
Operating Income (Loss)                               (4)            (9)             -                  -             (13)
                                                    ----           ----           ----               ----            ----
Other Income (Deductions)
  Dividends and interest from affiliates               2              1              -                  -               3
  Other, net                                         (11)            (2)            (2)                24               9
                                                    ----           ----           ----               ----            ----
    Total other income (deductions)                   (9)            (1)            (2)                24              12
                                                    ----           ----           ----               ----            ----
Fixed Charges
  Interest on long-term debt                           -              -              2                  -               2
  Other interest                                       -              -              -                  -               -
  Capitalized Interest                                 -              -              -                  -               -
                                                    ----           ----           ----               ----            ----
    Net fixed charges                                  -              -              2                  -               2
                                                    ----           ----           ----               ----            ----
Income (Loss) before Income Taxes
  and Minority Interests                             (13)           (10)            (4)                24              (3)

Income Taxes (Benefits)                                2              7              4                  -              13

Minority Interests                                     -             (1)             -                  -              (1)
                                                    ----           ----           ----               ----            ----
Net Income (Loss)                                   $(15)          $(16)          $ (8)              $ 24            $(15)
                                                    ====           ====           ====               ====            ====








(14)  Represents CMS Operating SRL and Cuyana S.A. de Inversiones consolidated.

                             CMS ENERGY CORPORATION
                      Consolidating Balance Sheet - Assets
                                December 31, 2002
                                  (In Millions)

                                                         CMS       Consumers             CMS                                CMS
                                                      Energy          Energy     Enterprises              Inter-         Energy
                                                 Corporation         Company         Company             Company    Corporation
                                                         (1)         Consol.         Consol.        Eliminations        Consol.

Plant and Property (At Cost)
  Electric                                            $    -        $  7,523          $    -              $    -       $  7,523
  Gas                                                      -           2,719               -                   -          2,719
  Natural gas transmission                                 -               -             210                   -            210
  Independent power production                             -               -             251                   -            251
  Other                                                   22              23              47                   -             92
                                                    --------        --------        --------            --------       --------
                                                          22          10,265             508                   -         10,795
  Less accumulated depreciation
    and amortization                                      10           5,900             200                   -          6,110
                                                    --------        --------        --------            --------       --------
                                                          12           4,365             308                   -          4,685
  Construction work-in-progress                            -             548               1                   -            549
                                                    --------        --------        --------            --------       --------
                                                          12           4,913             309                   -          5,234
                                                    --------        --------        --------            --------       --------
Investments
  Associated companies                                 5,194              22              19              (5,235)             -
  Independent power production                             -               -             565                   -            565
  Natural gas transmission                                 -               -             178                   -            178
  First Midland Limited Partnership                        -             255               -                   -            255
  Midland Cogeneration Venture                             -             388               -                   -            388
  Other                                                    1               2               9                   -             12
                                                    --------        --------        --------            --------       --------
                                                       5,195             667             771              (5,235)         1,398
                                                    --------        --------        --------            --------       --------
Current Assets
  Cash and temporary cash investments                      -             271             106                   -            377
  Accounts/notes receivable                               20             236             314                   -            570
  Accounts/notes receivable-related parties               53              13             452                (331)           187
  Inventories to average cost
    Gas in underground storage                             -             486               5                   -            491
    Materials and supplies                                 -              71              18                   -             89
    Generating plant fuel stock                            -              37               -                   -             37
  Assets held for sale                                     -               -             646                  (2)           644
  Price risk management assets                             -               -             115                   -            115
  Prepayments and other                                   28             199              11                   -            238
                                                    --------        --------        --------            --------       --------
                                                         101           1,313           1,667                (333)         2,748
                                                    --------        --------        --------            --------       --------
Non-current Assets
  Securitization costs                                     -             689               -                   -            689
  Postretirement benefits                                  -             185               -                   -            185
  Abandoned Midland project                                -              11               -                   -             11
  Nuclear decommissioning trust funds                      -             536               -                   -            536
  Notes receivable-related parties                       536               -             466                (842)           160
  Notes receivable                                         -               -             126                   -            126
  Assets held for sale                                     -               -           2,081                   -          2,081
  Price risk management assets                             -               -             135                   -            135
  Other                                                  113             386             153                 (40)           612
                                                    --------        --------        --------            --------       --------
                                                         649           1,807           2,961                (882)         4,535
                                                    --------        --------        --------            --------       --------
Total Assets                                        $  5,957        $  8,700        $  5,708            $ (6,450)      $ 13,915
                                                    ========        ========        ========            ========       ========






(1) Represents CMS Energy Corporation with CMS Energy Trust I, CMS Energy Trust II, CMS Energy Trust III consolidated with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                             CMS ENERGY CORPORATION
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)

                                                             CMS    Consumers              CMS                               CMS
                                                          Energy       Energy      Enterprises             Inter-         Energy
                                                     Corporation      Company          Company            Company    Corporation
                                                             (1)      Consol.          Consol.       Eliminations        Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                       $      1      $    841           $    -           $   (841)      $      1
    Other paid-in-capital                                 3,679           682            6,158             (6,914)         3,605
    Currency translation                                   (458)            -             (468)               468           (458)
    Other comprehensive income (loss)                      (295)         (179)            (111)               290           (295)
    Retained earnings                                    (1,747)          545           (2,286)             1,768         (1,720)
                                                       --------      --------         --------           --------       --------
                                                          1,180         1,889            3,293             (5,229)         1,133
  Preferred stock                                             -            44                -                  -             44
  Company-obligated mandatorily
    redeemable preferred
    securities of Consumer's subsidiaries                     -           490                -                  -            490
  Company-obligated convertible
    Trust Preferred Securities of subsidiaries              393             -                -                  -            393
  Long-term debt                                          3,577         2,442              179               (842)         5,356
  Non-current capital leases                                  -           116                -                  -            116
                                                       --------      --------         --------           --------       --------
                                                          5,150         4,981            3,472             (6,071)         7,532
                                                       --------      --------         --------           --------       --------
Minority Interests                                            -             -               21                  -             21
                                                       --------      --------         --------           --------       --------
Current Liabilities
  Current portion of long-term debt                         292           305               30                  -            627
  Current capital leases                                      -            13                -                  -             13
  Notes payable                                             215           457                1               (215)           458
  Accounts payable                                            1           261              209                 11            482
  Accounts payable-related parties                           15            84               34                (80)            53
  Accrued interest                                           80            55                3                 (7)           131
  Accrued taxes                                             161           214             (103)                19            291
  Deferred income taxes                                       -            25              (10)                 -             15
  Liabilities held for sale                                   -             -              467                 (2)           465
  Price risk management liabilities                           -             -              103                 (7)            96
  Current portion of purchase power contracts                 -            26                -                  -             26
  Current portion of gas supply contract
    obligations                                               -             -               25                  -             25
  Other                                                      38           145               33                  -            216
                                                       --------      --------         --------           --------       --------
                                                            802         1,585              792               (281)         2,898
                                                       --------      --------         --------           --------       --------
Non-current Liabilities
  Deferred income taxes                                     (23)          949             (427)               (85)           414
  Postretirement benefits                                    31           563              131                  -            725
  Deferred investment tax credit                              -            91                -                  -             91
  Regulatory liabilities for
    income taxes, net                                         -           297                -                  -            297
  Power purchase agreement                                    -            27                -                  -             27
  Gas supply contract obligations                             -             -              241                  -            241
  Liabilities held for sale                                   -             -            1,243                  -          1,243
  Price risk management liabilities                           -             -              137                 (2)           135
  Other                                                      (3)          207               98                (11)           291
                                                       --------      --------         --------           --------       --------
                                                              5         2,134            1,423                (98)         3,464
                                                       --------      --------         --------           --------       --------
Total Stockholders' Equity and Liabilities             $  5,957      $  8,700         $  5,708           $ (6,450)      $ 13,915
                                                       ========      ========         ========           ========       ========



(1) Represents CMS Energy Corporation with CMS Energy Trust I, CMS Energy Trust II, CMS Energy Trust III consolidated with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
                       Consolidating Balance Sheet-Assets
                                December 31, 2002
                                  (In Millions)

                                                          Consumers                Consumers    Consumers        CMS
                                             Consumers      Parnall  Consumers   Receivables       Campus    Midland        CMS
                                                Energy     Holdings    Funding       Funding     Holdings   Holdings    Midland
                                            Company (2)         LLC        LLC           LLC          LLC    Company        Inc.

Plant and Property (At Cost)
  Electric                                      $ 7,523      $    -     $    -        $    -       $    -     $    -   $      -
  Gas                                             2,719           -          -             -            -          -          -
  Other                                              14           6          -             -            3          -          -
                                                -------     -------    -------       -------      -------    -------    -------
                                                 10,256           6          -             -            3          -          -
Less accumulated depreciation,
  depletion and amortization                      5,900           -          -             -            -          -          -
                                                -------     -------    -------       -------      -------    -------    -------
                                                  4,356           6          -             -            3          -          -
  Construction work-in-progress                     494           -          -             -           54          -          -
                                                -------     -------    -------       -------      -------    -------    -------
                                                  4,850           6          -             -           57          -          -
                                                -------     -------    -------       -------      -------    -------    -------
Investments
  Associated companies                              657           -          -             -            -          -
  First Midland Limited
    Partnership                                       -           -          -             -            -        255          -
  Midland Cogeneration
    Venture                                           -           -          -             -            -          -        388
  Other                                               2           -          -             -            -          -          -
                                                -------     -------    -------       -------      -------    -------    -------
                                                    659           -          -             -            -        255        388
                                                -------     -------    -------       -------      -------    -------    -------
Current Assets
  Cash and temporary cash
    investments                                     251           -         18             -            -          -          2
  Accounts/notes receivable                          86           -         26           163            -          -          -
  Accounts/notes receivable-related parties           2           -          -             1            -          -         10
  Inventories to average cost
    Gas in underground storage                      486           -          -             -            -          -          -
    Materials and supplies                           71           -          -             -            -          -          -
    Generating plant fuel stock                      37           -          -             -            -          -          -
  Prepayments and other                             199           -          -             -            -          -          -
                                                -------     -------    -------       -------      -------    -------    -------
                                                  1,132           -         44           164            -          -         12
                                                -------     -------    -------       -------      -------    -------    -------
Non-current Assets
  Securitization costs                              689           -          -             -            -          -          -
  Postretirement benefits                           185           -          -             -            -          -          -
  Abandoned Midland project                          11           -          -             -            -          -          -
  Nuclear decommissioning trust funds               536           -          -             -            -          -          -
  Notes receivable-related party                    506           -        416             -            -          -          -
  Other                                             386           -          -             -            -          -          -
                                                -------     -------    -------       -------      -------    -------    -------
                                                  2,313           -        416             -            -          -          -
                                                -------     -------    -------       -------      -------    -------    -------
Total Assets                                    $ 8,954     $     6    $   460       $   164      $    57    $   255    $   400
                                                =======     =======    =======       =======      =======    =======    =======






                            (Continued on Next Page)

                            CONSUMERS ENERGY COMPANY
                       Consolidating Balance Sheet-Assets
                                December 31, 2002
                                  (In Millions)

                                                                       Consumers
                                                       Inter-             Energy
                                                      Company            Company
                                                 Eliminations            Consol.
Plant and Property (At Cost)
  Electric                                             $    -           $  7,523
  Gas                                                       -              2,719
  Other                                                     -                 23
                                                     --------           --------
                                                            -             10,265
Less accumulated depreciation,
  depletion and amortization                                -              5,900
                                                     --------           --------
                                                            -              4,365
  Construction work-in-progress                             -                548
                                                     --------           --------
                                                            -              4,913
                                                     --------           --------
Investments
  Associated companies                                   (635)                22
  First Midland Limited
    Partnership                                             -                255
  Midland Cogeneration
    Venture                                                 -                388
  Other                                                     -                  2
                                                     --------           --------
                                                         (635)               667
                                                     --------           --------
Current Assets
  Cash and temporary cash
    investments                                             -                271
  Accounts/notes receivable                               (39)               236
  Accounts/notes receivable-related parties                 -                 13
  Inventories to average cost
    Gas in underground storage                              -                486
    Materials and supplies                                  -                 71
    Generating plant fuel stock                             -                 37
  Prepayments and other                                     -                199
                                                     --------           --------
                                                          (39)             1,313
                                                     --------           --------
Non-current Assets
  Securitization costs                                      -                689
  Postretirement benefits                                   -                185
  Abandoned Midland project                                 -                 11
  Nuclear decommissioning trust funds                       -                536
  Notes receivable-related party                         (922)                 -
  Other                                                     -                386
                                                     --------           --------
                                                         (922)             1,807
                                                     --------           --------
Total Assets                                         $ (1,596)          $  8,700
                                                     ========           ========





(2) Represents Consumers Energy Company, Consumers Power Company Financing I, Consumers Energy Company Financing II, Consumers Energy Company Financing III, Consumers Energy Company Financing IV, Consumers Nuclear Services LLC, Michigan Gas Storage Company, Huron Hydrocarbons, Inc., ES Services Company, CMS Engineering Company, Consumers EnergyGuard Services, Inc. and MEC Development Corporation consolidated with Consumers Funding LLC, Consumers Parnall Holdings LLC, Consumers Receivables Funding LLC, Consumers Campus Holdings LLC, CMS Midland Holdings Company and CMS Midland, Inc. included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)


                                                      Consumers                Consumers  Consumers         CMS
                                         Consumers      Parnall  Consumers   Receivables     Campus     Midland        CMS
                                            Energy     Holdings    Funding       Funding   Holdings    Holdings    Midland
                                        Company (2)         LLC        LLC           LLC        LLC     Company       Inc.
Capitalization
  Common Stockholders' Equity
    Common stock                            $  857       $    -     $    -        $    -     $    -      $    -    $     -
    Other paid-in-capital                      684            5          2           163          3          64        168
    Other comprehensive income (loss)         (179)           -          -             -          -           -          8
    Retained earnings                          546            -          -             -          -          32        171
                                            ------       ------     ------        ------     ------      ------     ------
                                             1,908            5          2           163          3          96        347
  Preferred stock                               44            -          -             -          -           -          -
  Company-obligated mandatorily
    redeemable preferred
    securities of subsidiaries                 490            -          -             -          -           -          -
  Long-term debt                             2,938            -        426             -          -           -          -
  Non-current capital leases                    62            -          -             -         54           -          -
                                            ------       ------     ------        ------     ------      ------     ------
                                             5,442            5        428           163         57          96        347
                                            ------       ------     ------        ------     ------      ------     ------
Current Liabilities
  Current portion of long-term debt            278            -         27             -          -           -          -
  Current capital leases                        13            -          -             -          -           -          -
  Notes payable                                493            -          -             -          -           -          -
  Accounts payable                             259            -          1             1          -           -          -
  Accounts payable-related parties              85            -          -             -          -           -          -
  Accrued interest                              52            -          4             -          -           -          -
  Accrued taxes                                217            -          -             -          -           7        (10)
  Deferred income taxes                         25            -          -             -          -           -          -
  Current portion of purchase
    power contracts                             26            -          -             -          -           -          -
  Other                                        145            -          -             -          -           -          -
                                            ------       ------     ------        ------     ------      ------     ------
                                             1,593            -         32             1          -           7        (10)
                                            ------       ------     ------        ------     ------      ------     ------
Non-current Liabilities
  Deferred income taxes                        748            -          -             -          -         139         62
  Postretirement benefits                      563            -          -             -          -           -          -
  Deferred investment tax credit                77            -          -             -          -          13          1
  Regulatory liabilities for
    income taxes, net                          297            -           -            -           -          -          -
  Power purchase agreement                      27            -          -             -          -           -          -
  Other                                        207            1          -             -          -           -          -
                                            ------       ------     ------        ------     ------      ------     ------
                                             1,919            1          -             -          -         152         63
                                            ------       ------     ------        ------     ------      ------     ------
Total Stockholders' Equity
  and Liabilities                           $8,954       $    6     $  460        $  164    $    57     $   255    $   400
                                            ======       ======     ======        ======     ======      ======     ======












                          (Continued on the Next Page)

                            CONSUMERS ENERGY COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)


                                                                Consumers
                                                    Inter-         Energy
                                                   Company        Company
                                              Eliminations        Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                   $   (16)      $   841
    Other paid-in-capital                             (407)          682
    Other comprehensive income (loss)                   (8)         (179)
    Retained earnings                                 (204)          545
                                                   -------       -------
                                                      (635)        1,889
  Preferred stock                                        -            44
  Company-obligated mandatorily
    redeemable preferred
    securities of subsidiaries                           -           490
  Long-term debt                                      (922)        2,442
  Non-current capital leases                             -           116
                                                   -------       -------
                                                    (1,557)        4,981
                                                   -------       -------
Current Liabilities
  Current portion of long-term debt                      -           305
  Current capital leases                                 -            13
  Notes payable                                        (36)          457
  Accounts payable                                       -           261
  Accounts payable-related parties                      (1)           84
  Accrued interest                                      (1)           55
  Accrued taxes                                          -           214
  Deferred income taxes                                  -            25
  Current portion of purchase
    power contracts                                      -            26
  Other                                                  -           145
                                                   -------       -------
                                                       (38)        1,585
                                                   -------       -------
Non-current Liabilities
  Deferred income taxes                                  -           949
  Postretirement benefits                                -           563
  Deferred investment tax credit                         -            91
  Regulatory liabilities for income taxes, net           -           297
  Power purchase agreement                               -            27
  Other                                                 (1)          207
                                                   -------       -------
                                                        (1)        2,134
                                                   -------       -------
Total Stockholders' Equity
  and Liabilities                                  $(1,596)      $ 8,700
                                                   =======       =======









(2) Represents Consumers Energy Company, Consumers Power Company Financing I, Consumers Energy Company Financing II, Consumers Energy Company Financing III, Consumers Energy Company Financing IV, Consumers Nuclear Services LLC, Michigan Gas Storage Company, Huron Hydrocarbons, Inc. ES Services Company, CMS Engineering Company, Consumers EnergyGuard Services, Inc. and MEC Development Corporation consolidated with Consumers Funding LLC, Consumers Parnall Holdings LLC, Consumers Receivables Funding LLC, Consumers Campus Holdings LLC, CMS Midland Holdings Company and CMS Midland, Inc. included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
                       Consolidating Balance Sheet-Assets
                                December 31, 2002
                                  (In Millions)


                                                    CMS          CMS         CMS                              CMS Gas
                                            Enterprises   Generation    Resource         CMS         CMS       Trans.
                                                Company      Company Development        Land        MS&T      Company
                                                    (3)      Consol.     Company     Company     Company      Consol.

Plant and Property (At Cost)
  Natural gas transmission                       $    -      $     -     $     -     $     -     $     -      $   166
  Independent power production                        -          157           -           -           -            -
  Other                                               2            -           -          14          25            -
                                                -------      -------     -------     -------     -------      -------
                                                      2          157           -          14          25          166
  Less accumulated depreciation,
    depletion and amortization                        2           70           -           -           9           81
                                                -------      -------     -------     -------     -------      -------
                                                      -           87           -          14          16           85
  Construction work-in-progress                       -            -           -           -           -            1
                                                -------      -------     -------     -------     -------      -------
                                                      -           87           -          14          16           86
                                                -------      -------     -------     -------     -------      -------
Investments
  Associated companies                            3,136          121           -           -           -          215
  Independent power production                        -          405           -           -           -            -
  Natural gas transmission                            -            -           -           -           -           20
  Other                                               1            -           -           -           8            -
                                                -------      -------     -------     -------     -------      -------
                                                  3,137          526           -           -           8          235
                                                -------      -------     -------     -------     -------      -------
Current Assets
  Cash and temporary cash
    investments                                      (1)          14           -           -          (1)           1
  Accounts/notes receivable                           3           25           -           -         248            6
  Accounts/notes receivable-related parties         395          176           9           -          78          101
  Gas in underground storage                          1            -           -           -           2            2
  Materials and supplies                              -           10           -           -           -            1
  Assets held for sale                                -            -           -           -         259          347
  Price risk management assets                        -            -           -           -         115            -
  Prepayments and other                               2            9           -           -           7            1
                                                -------      -------     -------     -------     -------      -------
                                                    400          234           9           -         708          459
                                                -------      -------     -------     -------     -------      -------
Non-current Assets
  Notes receivable                                    -          108           -           -           -           18
  Notes receivable-related parties                  146            7           -           -         306            -
  Assets held for sale                                -            -           -           -           -        2,035
  Price risk management assets                        -            -           -           -         135            -
  Other                                               9           53           -           -           3           13
                                                -------      -------     -------     -------     -------      -------
                                                    155          168           -           -         444        2,066
                                                -------      -------     -------     -------     -------      -------
Total Assets                                    $ 3,692      $ 1,015     $     9     $    14     $ 1,176      $ 2,846
                                                =======      =======     =======     =======     =======      =======










                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
                       Consolidating Balance Sheet-Assets
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)

                                                                   CMS Micro-
                                                       CMS Int'l        Power                             CMS
                                                CMS        Vent.     Systems/          Inter-     Enterprises
                                            Capital          LLC    CMS Dist.         Company         Company
                                                LLC      Consol.    Power LLC    Eliminations         Consol.

Plant and Property (At Cost)
  Natural gas transmission                  $     -      $    46      $     -         $    (2)        $   210
  Independent power production                    -           94            -               -             251
  Other                                           1            -            5               -              47
                                             ------      -------      -------         -------         -------
                                                  1          140            5              (2)            508
  Less accumulated depreciation,
    depletion and amortization                    -           36            3              (1)            200
                                             ------      -------      -------         -------         -------
                                                  1          104            2              (1)            308
  Construction work-in-progress                   -            -            -               -               1
                                             ------      -------      -------         -------         -------
                                                  1          104            2              (1)            309
                                             ------      -------      -------         -------         -------
Investments
  Associated companies                            -            -            -          (3,453)             19
  Independent power production                    -          101            -              59             565
  Natural gas transmission                        -          217            -             (59)            178
  Other                                           -            -            -               -               9
                                             ------      -------      -------         -------         -------
                                                  -          318            -          (3,453)            771
                                             ------      -------      -------         -------         -------
Current Assets
  Cash and temporary cash
    investments                                  62           31            -               -             106
  Accounts/notes receivable                      16           16            -               -             314
  Accounts/notes receivable-related parties     419           80            4            (810)            452
  Gas in underground storage                      -            -            -               -               5
  Materials and supplies                          -            7            -               -              18
  Assets held for sale                            -           59            -             (19)            646
  Price risk management assets                    -            -            -               -             115
  Prepayments and other                           -            5            -             (13)             11
                                             ------      -------      -------         -------         -------
                                                497          198            4            (842)          1,667
                                             ------      -------      -------         -------         -------
Non-current Assets
  Notes receivable                                -            -            -               -             126
  Notes receivable-related parties              132           28            -            (153)            466
  Assets held for sale                            -           46            -               -           2,081
  Price risk management assets                    -            -            -               -             135
  Other                                           4           71            -               -             153
                                             ------      -------      -------         -------         -------
                                                136          145            -            (153)          2,961
                                             ------      -------      -------         -------         -------
Total Assets                                 $  634      $   765      $     6         $(4,449)        $ 5,708
                                             ======      =======      =======         =======         =======



(3) Represents CMS Enterprises Company, CMS Capital Financial Services, Inc., CMS Comercializadora de Energia S.A., CMS Energy South America Company, CMS Energy Asia Private Ltd., CMS Texas LLC and CMS Energy UK Limited consolidated with CMS Generation Company, CMS Land Company, CMS Distributed Power LLC, CMS MicroPower Systems LLC, CMS Capital LLC, CMS Marketing, Services and Trading Company, CMS Gas Transmission Company, CMS International Ventures LLC and CMS Resource Development Company included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)

                                                         CMS           CMS                               CMS Gas
                                            CMS   Generation      Resource         CMS          CMS       Trans.
                                    Enterprises      Company   Development        Land         MS&T      Company
                                    Company (3)       Consol.      Company     Company      Company      Consol.

Capitalization
  Common Stockholders' Equity
    Common stock                        $     1       $    -       $    -       $    -       $    -       $    -
    Other paid-in-capital                 6,241        2,383            4           22          237        2,073
    Currency translation                   (469)        (186)           -            -            -         (146)
    Other comprehensive income
      (loss)                               (116)         (49)          (1)           -           (8)         (45)
    Retained earnings                    (2,312)      (1,010)          (1)         (20)        (106)        (565)
                                        -------      -------      -------      -------      -------      -------
                                          3,345        1,138            2            2          123        1,317
  Long-term debt                            132            1            -            -            -            3
  Non-current capital leases                  -            -            -            -            -            -
                                        -------      -------      -------      -------      -------      -------
                                          3,477        1,139            2            2          123        1,320
                                        -------      -------      -------      -------      -------      -------
Minority Interests                            -           11            -            -            -            1
                                        -------      -------      -------      -------      -------      -------
Current Liabilities
  Current portion of long-term debt           -            -            -            -            -           23
  Current capital leases                      -            -            -            -            -            -
  Notes payable                             215           19            1           11          155           14
  Accounts payable                           64            8            1           10          119            2
  Accounts payable-related parties           22           36            1            -           54           12
  Accrued interest                            1            2            -            -            -            -
  Accrued taxes                             (39)         (36)           1          (11)         (26)         (32)
  Deferred income taxes                       3            -            -            -            -            -
  Liabilities held for sale                   -            -            -            -          164          269
  Price risk management liabilities           -            -            -            -          129            -
  Current portion of gas supply
    contract obligation                       -            -            -            -           25            -
  Other                                       3           14            2            -            -            9
                                        -------      -------      -------      -------      -------      -------
                                            269           43            6           10          620          297
                                        -------      -------      -------      -------      -------      -------
Non-current Liabilities
  Postretirement benefits                    29           12            2            -           15           70
  Deferred income taxes                     (82)        (225)          (1)           2          (17)         (79)
  Gas supply contract obligations             -            -            -            -          241            -
  Liabilities held for sale                   -            -            -            -           (2)       1,220
  Price risk management liabilities           -            -            -            -          154            -
  Other                                      (1)          35            -            -           42           17
                                        -------      -------      -------      -------      -------      -------
                                            (54)        (178)           1            2          433        1,228
                                        -------      -------      -------      -------      -------      -------
Total Stockholders' Equity
  and Liabilities                       $ 3,692      $ 1,015      $     9      $    14      $ 1,176      $ 2,846
                                        =======      =======      =======      =======      =======      =======














                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)


                                                               CMS Micro-
                                            CMS                     Power           Inter-              CMS
                                     Int'l Vent.         CMS  Systems/CMS          Company      Enterprises
                                            LLC      Capital  Dist. Power     Eliminations          Company
                                         Consol.         LLC          LLC                           Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                         $    -       $    -       $    -          $    (1)          $    -
    Other paid-in-capital                   945           29           61           (5,837)           6,158
    Currency translation                   (325)           -            -              658             (468)
    Other comprehensive income (loss)        (1)           -            -              109             (111)
    Retained earnings                       (38)          16          (36)           1,786           (2,286)
                                        -------      -------      -------          -------          -------
                                            581           45           25           (3,285)           3,293
  Long-term debt                             60          136            -             (153)             179
  Non-current capital leases                  -            -            -                -                -
                                        -------      -------      -------          -------          -------
                                            641          181           25           (3,438)           3,472
                                        -------      -------      -------          -------          -------
Minority Interests                            -            -            -                9               21
                                        -------      -------      -------          -------          -------
Current Liabilities
  Current portion of long-term
    debt                                      7            -            -                -               30
  Current capital leases                      -            -            -                -                -
  Notes payable                               9          442            -             (865)               1
  Accounts payable                           15            2            1              (13)             209
  Accounts payable-related parties            -            2            -              (93)              34
  Accrued interest                            -            -            -                -                3
  Accrued taxes                              27            6          (10)              17             (103)
  Deferred income taxes                       -            -            -              (13)             (10)
  Liabilities held for sale                  41            -            -               (7)             467
  Price risk management liabilities           -            -            -              (26)             103
  Current portion of gas supply
    contract obligations                      -            -            -                -               25
  Other                                       4            1            -                -               33
                                        -------      -------      -------          -------          -------
                                            103          453           (9)         (1,000)             792
                                        -------      -------      -------          -------          -------
Non-current Liabilities
  Postretirement benefits                     3            -            -                -              131
  Deferred income taxes                     (12)           -          (10)              (3)            (427)
  Gas supply contract obligations             -            -            -                -              241
  Liabilities held for sale                  25            -            -                -            1,243
  Price risk management liabilities           -            -            -              (17)             137
  Other                                       5            -            -                -               98
                                        -------      -------      -------          -------          -------
                                             21            -          (10)             (20)           1,423
                                        -------      -------      -------          -------          -------
Total Stockholders' Equity
  and Liabilities                       $   765      $   634      $     6          $(4,449)         $ 5,708
                                        =======      =======      =======          =======          =======







(3) Represents CMS Enterprises Company, CMS Capital Financial Services, Inc., CMS Comercializadora de Energia S.A., CMS Energy South America Company, CMS Energy Asia Private Ltd., CMS Texas LLC and CMS Energy UK Limited consolidated with CMS Generation Company, CMS Land Company, CMS Distributed Power LLC, CMS MicroPower Systems LLC, CMS Capital LLC, CMS Marketing, Services and Trading Company, CMS Gas Transmission Company, CMS International Ventures LLC and CMS Resource Development Company included on the equity method of accounting.

                             CMS GENERATION COMPANY
                       Consolidating Balance Sheet-Assets
                                December 31, 2002
                                  (In Millions)

                                                                                          CMSG         Dearborn          CMSG
                                                   CMS             CMSG       CMSG    Grayling       Generation    Filer City
                                            Generation      Filer City,   Grayling    Holdings        Operating     Operating
                                           Company (4)             Inc.    Company     Company              LLC       Company
Plant and Property (At Cost)
  Independent power production                     $  4          $    -      $    -      $    -      $        -          $  -
  Less accumulated depreciation,
    depletion and amortization                        1               -           -           -               -             -
                                                   ----            ----        ----        ----            ----          ----
                                                      3               -           -           -               -             -
  Construction work-in-progress                       -               -           -           -               -             -
                                                   -----           ----        ----        ----            ----          ----
                                                      3               -           -           -               -             -
                                                   ----            ----        ----        ----            ----          ----
Investments
  Associated companies                              746               -           -           -               -             -
  Other                                              40              24           1           7               -             -
                                                   ----            ----        ----        ----            ----          ----
                                                    786              24           1           7               -             -
                                                   ----            ----        ----        ----            ----          ----
Current Assets
  Cash and temporary cash
    investments                                       -               -           -           -               -             -
  Accounts/notes receivable                           -               -           -           -               1             -
  Accounts/notes receivable-related parties          31               -           -           1               4             1
  Materials and supplies                              -               -           -           -               -             -
  Generating plant fuel stock                         -               -           -           -               -             -
  Prepayments and other                               2               -           -           -               -             -
                                                   ----            ----        ----        ----            ----          ----
                                                     33               -           -           1               5             1
                                                   ----            ----        ----        ----            ----          ----
Non-current Assets
  Notes receivable                                    -               -           -           -               -             -
  Notes receivable-related parties                    7               -           -           -               -             -
  Other                                              51               -           -           -               -             -
                                                   ----            ----        ----        ----            ----          ----
                                                     58               -           -           -               -             -
                                                   ----            ----        ----        ----            ----          ----
Total Assets                                       $880            $ 24        $  1        $  8            $  5          $  1
                                                   ====            ====        ====        ====            ====          ====










                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                       Consolidating Balance Sheet-Assets
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)


                                               Dearborn        CMSG
                                             Industrial  Investment         CMSG    HYDRA-CO         CMSG       CMSG
                                             Generation     Company     Michigan  Enterprises    Holdings    Genesee
                                                    LLC   I Consol.    Power LLC         Inc.     Company    Company

Plant and Property (At Cost)
  Independent power production                     $ 86      $    -        $ 17        $    -      $    -     $     -
  Less accumulated depreciation,
    and amortization                                 23           -           9             -           -           -
                                                   ----        ----        ----          ----        ----        ----
                                                     63           -           8             -           -           -
  Construction work-in-progress                       -           -           -             -           -           -
                                                   ----        ----        ----          ----        ----        ----
                                                     63           -           8             -           -           -
                                                   ----        ----        ----          ----        ----        ----
Investments
  Associated companies                                -           -           -             -           -           -
  Other                                               -         291           -            37           5           -
                                                   ----        ----        ----          ----        ----        ----
                                                      -         291           -            37           5           -
                                                   ----        ----        ----          ----        ----        ----
Current Assets
  Cash and temporary cash
    investments                                       -           5           -             -           -           -
  Accounts/notes receivable                           3          15           -             -           -           -
  Accounts/notes receivable-related parties          29         106           2             3           1           2
  Materials and supplies                              5           5           -             -           -           -
  Generating plant fuel stock                         -           -           -             -           -           -
  Prepayments and other                               2           1           -             1           -           -
                                                   ----        ----        ----          ----        ----        ----
                                                     39         132           2             4           1           2
                                                   ----        ----        ----          ----        ----        ----
Non-current Assets
  Notes receivable                                    -         108           -             -           -           -
  Notes receivable-related parties                    -           9           -             -           -           -
  Other                                               -           1           -             1           -           -
                                                   ----        ----        ----          ----        ----        ----
                                                      -         118           -             1           -           -
                                                   ----        ----        ----          ----        ----        ----
Total Assets                                       $102        $541        $ 10          $ 42        $  6        $  2
                                                   ====        ====        ====          ====        ====        ====






                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                       Consolidating Balance Sheet-Assets
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)



                                                                             Taweelah
                                                   Exeter          CMSG            A2     CMS Int'l          Inter-         CMSG
                                                   Energy     Operating     Operating     Operating         Company      Company
                                                      LLC       Company       Company       Company    Eliminations      Consol.
Plant and Property (At Cost)
  Independent power production                     $   50        $    -      $      -        $    -         $     -       $  157
  Less accumulated depreciation,
    depletion and amortization                         37             -             -             -               -           70
                                                   ------        ------        ------        ------          ------       ------
                                                       13             -             -             -               -           87
  Construction work-in-progress                         -             -             -             -               -            -
                                                   ------        ------        ------        ------          ------       ------
                                                       13             -             -             -               -           87
                                                   ------        ------        ------        ------          ------       ------
Investments
  Associated companies                                  -             -             -             -            (625)         121
  Other                                                 -             -             -             -               -          405
                                                   ------        ------        ------        ------          ------       ------
                                                        -             -             -             -            (625)         526
                                                   ------        ------        ------        ------          ------       ------
Current Assets
  Cash and temporary cash investments                   5             -             -             4               -           14
  Accounts/notes receivable                             1             -             -             5               -           25
  Accounts/notes receivable-related parties             -             5             1            13             (23)         176
  Materials and supplies                                -             -             -             -               -           10
  Generating plant fuel stock                           -             -             -             -               -            -
  Prepayments and other                                 -             -             -             3               -            9
                                                   ------        ------        ------        ------          ------       ------
                                                        6             5             1            25             (23)         234
                                                   ------        ------        ------        ------          ------       ------
Non-current Assets
  Notes receivable                                      -             -             -             -               -          108
  Notes receivable-related parties                      -             -             -             -              (9)           7
  Other                                                 -             -             -             -               -           53
                                                   ------        ------        ------        ------          ------       ------
                                                        -             -             -             -              (9)         168
                                                   ------        ------        ------        ------          ------       ------
Total Assets                                       $   19        $    5        $    1        $   25          $ (657)      $1,015
                                                   ======        ======        ======        ======          ======       ======






(4) Represents CMS Generation Company, CMS Altoona Company, CMSG Chateaugay Company, CMSG Honey Lake Company, CMSG Recycling Company, CMSG Lyonsdale Company, Mid-Michigan Recycling LLC and CMS Centrales Termicas S.A. consolidated with CMSG Investment Company I included on the equity method of accounting.

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)


                                       CMS                                                  CMSG    Dearborn          CMSG
                                Generation         CMSG           CMSG        CMSG      Grayling  Generation    Filer City
                                   Company   Honey Lake    Filer City,    Grayling      Holdings   Operating     Operating
                                       (4)      Company           Inc.     Company       Company         LLC       Company
Capitalization
  Common Stockholders' Equity
    Common stock                    $    -       $    -         $    -      $    -       $     -     $     -       $     -
    Other paid-in-capital            2,427           10              6           4             7           4             1
    Currency translation              (186)           -              -           -             -           -             -
    Other comprehensive income
      (loss)                           (49)           -              -           -            (2)          -             -
    Retained earnings               (1,042)          (7)            13          (4)           (4)          1            (1)
                                    ------       ------         ------      ------        ------      ------        ------
                                     1,150            3             19           -             1           5             -
  Long-term debt                         -            -              -           -             -           -             -
  Non-current capital leases             -            -              -           -             -           -             -
                                    ------       ------         ------      ------        ------      ------        ------
                                     1,150            3             19           -             1           5             -
                                    ------       ------         ------      ------        ------      ------        ------
Minority Interests                       -            -              -           -             -           -             -
                                    ------       ------         ------      ------        ------      ------        ------
Current Liabilities
  Current portion of long-term debt      -            -              -           -             -           -             -
  Current capital leases                 -            -              -           -             -           -             -
  Notes payable                          -            -              1           -             -           -             -
  Accounts payable                       4            -              -           -             -           -             -
  Accounts payable-related parties       8            -              -           -             -           -             -
  Accrued interest                       -            -              -           -             -           -             -
  Accrued taxes                        (79)           -              -           -             -           -             -
  Other                                  1            -              -           -             -           -             -
                                    ------       ------         ------      ------        ------      ------        ------
                                       (66)           -              1           -             -           -             -
                                    ------       ------         ------      ------        ------      ------        ------
Non-current Liabilities
  Postretirement benefits                8            -              -           -             -           -             1
  Deferred income taxes               (213)          (3)             4           1             7           -             -
  Other                                  1            -              -           -             -           -             -
                                    ------       ------         ------      ------        ------      ------        ------
                                      (204)          (3)             4           1             7           -             1
                                    ------       ------         ------      ------        ------      ------        ------
Total Stockholders' Equity
  and Liabilities                   $  880       $    -         $   24      $    1        $    8      $    5        $    1
                                    ======       ======         ======      ======        ======      ======        ======








                          (Continued on Following Page)

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)

                                       Dearborn                              Mid-       CMSG
                                     Industrial       CMSG       CMSG    Michigan Investment        CMSG     HYDRA-CO
                                     Generation    Altoona  Recycling   Recycling    Company    Michigan   Enterprise
                                            LLC    Company    Company         LLC  I Consol.   Power LLC         Inc.
Capitalization
  Common Stockholders' Equity
    Common stock                         $    -     $    -     $    -      $    -     $    -      $    -       $    -
    Other paid-in-capital                   562         (6)         3           4        807          75          195
    Currency translation                      -          -          -           -       (168)          -            -
    Other comprehensive income (loss)         -          -          -           -        (43)          -            -
    Retained earnings                      (535)         6         (2)         (4)      (123)        (66)        (163)
                                         ------     ------     ------      ------     ------      ------       ------
                                             27          -          1           -        473           9           32
  Long-term debt                              -          -          -           -          9           -            1
  Non-current capital leases                  -          -          -           -          -           -            -
                                         ------     ------     ------      ------     ------      ------       ------
                                             27          -          1           -        482           9           33
                                         ------     ------     ------      ------     ------      ------       ------
Minority Interests                            -          -          -           -         11           -            -
                                         ------     ------     ------      ------     ------      ------       ------
Current Liabilities
  Current portion of long-term debt           -          -          -           -          -           -            -
  Current capital leases                      -          -          -           -          -           -            -
  Notes payable                              14          -          -           -         13           -            1
  Accounts payable                            1          -          -           -          3           -            -
  Accounts payable-related parties           24          -          -           -         14           -            -
  Accrued interest                            -          -          -           -          -           -            2
  Accrued taxes                               -          -          -           -          4           1            6
  Other                                      11          -          -           -          2           -            -
                                         ------     ------     ------      ------     ------      ------       ------
                                             50          -          -           -         36           1            9
                                         ------     ------     ------      ------     ------      ------       ------
Non-current Liabilities
  Postretirement benefits                     -          -          -           -          -           -            -
  Deferred income taxes                       -          -         (1)          -          8           -           (5)
  Other                                      25          -          -           -          4           -            5
                                         ------     ------     ------      ------     ------      ------       ------
                                             25          -         (1)          -         12           -            -
                                         ------     ------     ------      ------     ------      ------       ------
Total Stockholders' Equity
  and Liabilities                        $  102     $    -     $    -      $    -     $  541      $   10       $   42
                                         ======     ======     ======      ======     ======      ======       ======







                          (Continued on Following Page)

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)

                                                                                    Taweelah
                                           CMSG       CMSG     Exeter        CMSG         A2
                                       Holdings    Genesee     Energy   Operating  Operating
                                        Company    Company        LLC     Company    Company
Capitalization
  Common Stockholders' Equity
    Common stock                         $    -     $    -     $    -      $    1     $    -
    Other paid-in-capital                    16          -        (13)          3          -
    Currency translation                      -          -          -           -          -
    Other comprehensive income (loss)         -          -          -          (1)         -
    Retained earnings                       (13)         -         31          (1)         1
                                         ------     ------     ------      ------     ------
                                              3          -         18           2          1
  Long-term debt                              -          -          -           -          -
  Non-current capital leases                  -          -          -           -          -
                                         ------     ------     ------      ------     ------
                                              3          -         18           2          1
                                         ------     ------     ------      ------     ------
Minority Interests                            -          -          -           -          -
                                         ------     ------     ------      ------     ------
Current Liabilities
  Current portion of long-term debt           -          -          -           -          -
  Current capital leases                      -          -          -           -          -
  Notes payable                               -          -          -           -          -
  Accounts payable                            -          -          -           -          -
  Accounts payable-related parties            -          -          1           -          -
  Accrued interest                            -          -          -           -          -
  Accrued taxes                               -          -          -           1          -
  Other                                       -          -          -           -          -
                                         ------     ------     ------      ------     ------
                                              -          -          1           1          -
                                         ------     ------     ------      ------     ------
Non-current Liabilities
  Postretirement benefits                     -          -          -           3          -
  Deferred income taxes                       3          2          -          (1)         -
  Other                                       -          -          -           -          -
                                         ------     ------     ------      ------     ------
                                              3          2          -           2          -
                                         ------     ------     ------      ------     ------
Total Stockholders' Equity
  and Liabilities                        $    6     $    2     $   19      $    5     $    1
                                         ======     ======     ======      ======     ======







                          (Continued on Following Page)

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)


                                 CMS Int'l          Inter-      CMSG
                                 Operating         Company   Company
                                   Company    Eliminations   Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                    $    -      $    (1)     $     -
    Other paid-in-capital                3       (1,725)       2,383
    Currency translation                (1)         169         (186)
    Other comprehensive income
      (loss)                             -           46          (49)
    Retained earnings                   17          886       (1,010)
                                    ------       ------       ------
                                        19         (625)       1,138
  Long-term debt                         -           (9)           1
  Non-current capital leases             -            -            -
                                    ------       ------       ------
                                        19         (634)       1,139
                                    ------       ------       ------
Minority Interests                       -            -           11
                                    ------       ------       ------
Current Liabilities
  Current portion of long-term debt      -            -            -
  Current capital leases                 -            -            -
  Notes payable                          -          (10)          19
  Accounts payable                       -            -            8
  Accounts payable-related parties       2          (13)          36
  Accrued interest                       -            -            2
  Accrued taxes                          4           27          (36)
  Other                                  -            -           14
                                    ------       ------       ------
                                         6            4           43
                                    ------       ------       ------
Non-current Liabilities
  Postretirement benefits                -            -           12
  Deferred income taxes                  -          (27)        (225)
  Other                                  -            -           35
                                    ------       ------       ------
                                         -          (27)        (178)
                                    ------       ------       ------
Total Stockholders' Equity
  and Liabilities                   $   25      $  (657)    $  1,015
                                    ======       ======       ======










(4) Represents CMS Generation Company, CMSG Lyonsdale Company, CMSG Montreal Company, CMSG Chateaugay Company and CMS Centrales Termicas S.A. consolidated with CMSG Investment Company I included on the equity method of accounting.

                       CMS GENERATION INVESTMENT COMPANY I
                      Consolidating Balance Sheet - Assets
                                December 31, 2002
                                  (In Millions)


                                                    CMSG                                                                       CMSG
                                        CMSG       Loy Yang          CMSG           CMSG          CMSG        Inter-     Investment
                                   Investment      Holdings    Investment     Investment    Investment       Company      Company I
                                    Co. I (5)  I & II, Ltd.        Co. IV         Co. VI       Co. VII  Eliminations        Consol.
Plant and Property (At Cost)
  Independent power production       $      -      $      -      $      -       $      -       $     -        $    -        $     -
  Less accumulated depreciation,
    depletion and amortization              -             -             -              -             -             -              -
                                     --------      --------      --------       --------       -------        ------        -------
                                            -             -             -              -             -             -              -
  Construction work-in-progress             -             -             -              -             -             -              -
                                     --------      --------      --------       --------       -------        ------        -------
                                            -             -             -              -             -             -              -
                                     --------      --------      --------       --------       -------        ------        -------
Investments
  Associated companies                     88             -             -              -             -           (88)             -
  Other                                     -             -           240              -            51             -            291
                                     --------      --------      --------       --------       -------        ------        -------
                                           88             -           240              -            51           (88)           291
                                     --------      --------      --------       --------       -------        ------        -------
Current Assets
  Cash and temporary cash
    investments                             -             -             1              4             -             -              5
  Accounts/notes receivable                 -             -             -             15             -             -             15
  Accounts/notes receivable-related
   parties                                329             8            87             40             -          (358)           106
  Materials and supplies                    -             -             -              5             -             -              5
  Prepayments and other                     -             -             -              1             -             -              1
                                     --------      --------      --------       --------       -------        ------        -------
                                          329             8            88             65             -          (358)           132
                                     --------      --------      --------       --------       -------        ------        -------
Non-current Assets
  Notes receivable                          -             -             -            108             -             -            108
  Notes receivable-related parties         60             -             -              -             9           (60)             9
  Other                                     1             -             -              -             -             -              1
                                     --------      --------      --------       --------       -------        ------        -------
                                           61             -             -            108             9           (60)           118
                                     --------      --------      --------       --------       -------        ------        -------
Total Assets                         $    478      $      8      $    328       $    173       $    60        $ (506)       $   541
                                     ========      ========      ========       ========       =======        ======        =======









(5) Represents CMSG Investment Company I and CMSG Pinamucan LDC consolidated.

                       CMS GENERATION INVESTMENT COMPANY I
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)

                                                              CMSG
                                      CMSG       CMSG     Loy Yang       CMSG        CMSG        CMSG
                                Investment       Cebu     Holdings  Pinamucan  Investment  Investment
                                 Co. I (5)        LDC  I & II Ltd.        LDC      Co. IV      Co. VI
Capitalization
  Common Stockholders' Equity

    Common stock                  $      -  $       3   $      -    $      -    $     -     $     -
    Other paid-in-capital              807         (4)       283           3          3          99
    Currency translation              (168)         -       (168)          -          -           -
    Other comprehensive income
      (loss)                           (43)         -          -           -        (11)          -
    Retained earnings                 (123)         1       (435)         (3)       274          44
                                  --------  ---------   --------    --------    -------     -------
                                       473          -       (320)          -        266         143
  Long-term debt                         -          -          -           -          9           -
  Non-current capital leases             -          -          -           -          -           -
                                  --------  ---------   --------    --------    -------     -------
                                       473          -       (320)          -        275         143
                                  --------  ---------   --------    --------    -------     -------
Minority Interests                       -          -          -           -          -          11
                                  --------  ---------   --------    --------    -------     -------
Current Liabilities
  Current portion of long-term
    debt                                 -          -          -           -          -           -
  Current capital leases                 -          -          -           -          -           -
  Notes payable                          -          -        316           -         52           -
  Accounts payable                       -          -          -           -          -           3
  Accounts payable-related
    parties                              4          -         13           -          -           -
  Accrued interest                       -          -          -           -          -           -
  Accrued taxes                          1          -         (1)          -          -           4
  Other                                  -          -          -           -          -           2
                                  --------  ---------   --------    --------    -------     -------
                                         5          -        328           -         52           9
                                  --------  ---------   --------    --------    -------     -------
Non-current Liabilities
  Postretirement benefits                -          -          -           -          -           -
  Deferred income taxes                  -          -          -           -          -           8
  Other                                  -          -          -           -          1           2
                                  --------  ---------   --------    --------    -------     -------
                                         -          -          -           -          1          10
                                  --------  ---------   --------    --------    -------     -------
Total Stockholders' Equity
  and Liabilities                 $    478  $       -   $      8    $      -    $   328     $   173
                                  ========  =========   ========    ========    =======     =======









                          (Continued on Following Page)

                       CMS GENERATION INVESTMENT COMPANY I
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)


                                      CMSG                        CMSG
                                Investment        Inter-    Investment
                                   Company       Company     Company I
                                       VII  Eliminations       Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                  $      -     $     (3)    $       -
    Other paid-in-capital               14         (398)          807
    Currency translation                 -          168          (168)
    Other comprehensive income
      (loss)                           (32)          43           (43)
    Retained earnings                   17          102          (123)
                                  --------     --------     ---------
                                        (1)         (88)          473
  Long-term debt                        60          (60)            9
  Non-current capital leases             -            -             -
                                  --------     --------     ---------
                                        59         (148)          482
                                  --------     --------     ---------
Minority Interests                       -            -            11
                                  --------     --------     ---------
Current Liabilities
  Current portion of long-term
    debt                                 -            -             -
  Current capital leases                 -            -             -
  Notes payable                          -         (355)           13
  Accounts payable                       -            -             3
  Accounts payable-related
    parties                              -           (3)           14
  Accrued interest                       -            -             -
  Accrued taxes                          -            -             4
  Other                                  -            -             2
                                  --------     --------     ---------
                                         -         (358)           36
                                  --------     --------     ---------
Non-current Liabilities
  Postretirement benefits                -            -             -
  Deferred income taxes                  -            -             8
  Other                                  1            -             4
                                  --------     --------     ---------
                                         1            -            12
                                  --------     --------     ---------
Total Stockholders' Equity
  and Liabilities                 $     60     $   (506)    $     541
                                  ========     ========     =========






(5)  Represents CMSG Investment Company I consolidated.

                          CMS GAS TRANSMISSION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2002
                                  (In Millions)

                                                                                     CMS Bay                                    CMS
                                            CMS Gas                 CMS                Area              CMS Gas             Jackson
                                       Transmission              Antrim            Pipeline            Argentina            Pipeline
                                        Company (6)                 LLC                 LLC              Company             Company
Plant and Property (At Cost)
  Natural gas transmission                   $    -               $  54              $   24               $    -              $   10
  Other                                           -                   -                   -                    -                   -
                                             ------              ------              ------               ------              ------
                                                  -                  54                  24                    -                  10
  Less accumulated depreciation,
    depletion and amortization                    -                  21                   3                    -                   3
                                             ------              ------              ------               ------              ------
                                                  -                  33                  21                    -                   7
  Construction work-in-progress                   -                   -                   -                    -                   -
                                             ------              ------              ------               ------              ------
                                                  -                  33                  21                    -                   7
                                             ------              ------              ------               ------              ------
Investments
  Associated companies                        1,194                   -                   -                    -                   -
  Other                                          15                   -                   -                    -                   -
                                             ------              ------              ------               ------              ------
                                              1,209                   -                   -                    -                   -
                                             ------              ------              ------               ------              ------
Current Assets
  Cash and temporary cash investments             -                   -                   -                    -                   1
  Accounts/notes receivable                       2                   1                   -                    -                   -
  Accounts/notes receivable-related parties       5                   2                   2                    8                   -
  Gas in underground storage                      2                   -                   -                    -                   -
  Materials and supplies                          -                   1                   -                    -                   -
  Assets held for sale                            -                   -                   -                    -                   -
  Prepayments and other                           -                   -                   -                    -                   -
                                             ------              ------              ------               ------              ------
                                                  9                   4                   2                    8                   1
                                             ------              ------              ------               ------              ------
Non-current Assets
  Notes receivable                               18                   -                   -                    -                   -
  Notes receivable-related parties                -                   -                   -                    -                   -
  Assets held for sale                            -                   -                   -                    -                   -
  Other                                           3                   -                   -                    -                   1
                                             ------              ------              ------               ------              ------
                                                 21                   -                   -                    -                   1
                                             ------              ------              ------               ------              ------
Total Assets                                 $1,239               $  37              $   23                 $  8              $    9
                                             ======              ======              ======               ======              ======





                          (Continued on Following Page)

                          CMS GAS TRANSMISSION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)



                                                CMS        Panhandle       CMS Field
                                         Marysville     Eastern Pipe        Services             CMS          Inter-        CMS Gas
                                        Gas Liquids         Line Co.            Inc.,     Grand Lacs         Company     Trans. Co.
                                            Company          Consol.          Consol.            LLC    Eliminations        Consol.
Plant and Property (At Cost)
  Natural gas transmission                   $   46          $     -          $     -         $   32        $    -         $  166
  Other                                           -                -                -              -             -              -
                                             ------           ------           ------         ------        ------         ------
                                                 46                -                -             32             -            166
  Less accumulated depreciation,
    depletion and amortization                   43                -                -             11             -             81
                                             ------           ------           ------         ------        ------         ------
                                                  3                -                -             21             -             85
  Construction work-in-progress                   1                -                -              -             -              1
                                             ------           ------           ------         ------        ------         ------
                                                  4                -                -             21             -             86
                                             ------           ------           ------         ------        ------         ------
Investments
  Associated companies                            -                -                -              -          (979)           215
  Other                                           5                -                -              -             -             20
                                             ------           ------           ------         ------        ------         ------
                                                  5                -                -              -          (979)           235
                                             ------           ------           ------         ------        ------         ------
Current Assets
  Cash and temporary cash investments             -                -                -              -             -              1
  Accounts/notes receivable                       2                -                -              1             -              6
  Accounts/notes receivable-related
   parties                                        2               64               22              1            (5)           101
  Gas in underground storage                      -                -                -              -             -              2
  Materials and supplies                          -                -                -              -             -              1
  Assets held for sale                            -              278               69              -             -            347
  Prepayments and other                           1                -                -              -             -              1
                                             ------           ------           ------         ------        ------         ------
                                                  5              342               91              2            (5)           459
                                             ------           ------           ------         ------        ------         ------
Non-current Assets
  Notes receivable                                -                -                -              -             -             18
  Notes receivable-related parties                -                -                -              -             -              -
  Assets held for sale                            -            1,845              190              -             -          2,035
  Other                                           4                5                -              -             -             13
                                             ------           ------           ------         ------        ------         ------
                                                  4            1,850              190              -             -          2,066
                                             ------           ------           ------         ------        ------         ------
Total Assets                                 $   18           $2,192           $  281         $   23         $(984)        $2,846
                                             ======           ======           ======         ======        ======         ======






(6) Represents CMS Gas Transmission Company and CMS Saginaw Bay Lateral Company consolidated with CMS Field Services, Inc. and Panhandle Eastern Pipe Line Company included on the equity method of accounting.

                          CMS GAS TRANSMISSION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)

                                                                                     CMS
                                                                     CMS Bay     Saginaw                          CMS            CMS
                                         CMS Gas           CMS          Area         Bay       CMS Gas        Jackson     Marysville
                                    Transmission        Antrim      Pipeline     Lateral     Argentina       Pipeline    Gas Liquids
                                      Company(6)           LLC           LLC     Company       Company        Company        Company
Capitalization
  Common Stockholders' Equity
    Common stock                          $    -        $    -        $    -      $    -        $    4         $    -        $    -
    Other paid-in-capital                  2,073             -            23           3           164              2            32
    Currency translation                    (146)            -             -           -          (211)             -             -
    Other comprehensive income
      (loss)                                 (45)            -             -           -             -              -            (1)
    Retained earnings                       (562)            3            (4)         (3)           51              -           (12)
                                          ------        ------        ------      ------        ------         ------        ------
                                           1,320             3            19           -             8              2            19
  Long-term debt                               -             -             -           -             -              3             -
  Non-current capital leases                   -             -             -           -             -              -             -
                                          ------        ------        ------      ------        ------         ------        ------
                                           1,320             3            19           -             8              5            19
                                          ------        ------        ------      ------        ------         ------        ------
Minority Interests                             -             -             -           -             -              1             -
                                          ------        ------        ------      ------        ------         ------        ------
Current Liabilities
  Current portion of long-term debt            -            23             -           -             -              -             -
  Current capital leases                       -             -             -           -             -              -             -
  Notes payable                                6             -             -           -             -              -             -
  Accounts payable                             -             1             -           -             -              1             -
  Accounts payable-related parties             4             1             1           -             -              -             1
  Accrued interest                             -             -             -           -             -              -             -
  Accrued taxes                              (46)            1             1           -             -              -             1
  Deferred income taxes                        -             -             -           -             -              -             -
  Liabilities held for sale                    -             -             -           -             -              -             -
  Other                                        8             1             -           -             -              -             -
                                          ------        ------        ------      ------        ------         ------        ------
                                             (28)           27             2           -             -              1             2
                                          ------        ------        ------      ------        ------         ------        ------
Non-current Liabilities
  Postretirement benefits                      1             -             -           -             -              -             1
  Deferred income taxes                      (70)            7             2           -             -              1            (4)
  Liabilities held for sale                    -             -             -           -             -              -             -
  Other                                       16             -             -           -             -              1             -
                                          ------        ------        ------      ------        ------         ------        ------
                                             (53)            7             2           -             -              2            (3)
                                          ------        ------        ------      ------        ------         ------        ------
Total Stockholders' Equity
  and Liabilities                         $1,239        $   37        $   23      $    -        $    8         $    9        $   18
                                          ======        ======        ======      ======        ======         ======        ======

                          (Continued on Following Page)

                          CMS GAS TRANSMISSION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)

                                        Panhandle                                       CMS
                                     Eastern Pipe      CMS Field       Tristate       Grand         Inter-         CMS Gas
                                         Line Co.   Services Inc.      Pipeline        Lacs        Company      Trans. Co.
                                          Consol.         Consol.           LLC         LLC   Eliminations         Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                          $    1          $    -         $    -      $    -        $   (5)        $    -
    Other paid-in-capital                  1,124             229              6          30        (1,613)         2,073
    Currency translation                       -               -              -           -           211           (146)
    Other comprehensive income
      (loss)                                 (32)             (4)             -           -            37            (45)
    Retained earnings                       (341)            (72)            (6)        (10)          391           (565)
                                          ------          ------         ------      ------        ------         ------
                                             752             153              -          20          (979)         1,317
  Long-term debt                               -               -              -           -             -              3
  Non-current capital leases                   -               -              -           -             -              -
                                          ------          ------         ------      ------        ------         ------
                                             752             153              -          20          (979)         1,320
                                          ------          ------         ------      ------        ------         ------
Minority Interests                             -               -              -           -             -              1
                                          ------          ------         ------      ------        ------         ------
Current Liabilities
  Current portion of long-term debt            -               -              -           -             -             23
  Current capital leases                       -               -              -           -             -              -
  Notes payable                                -               8              -           -             -             14
  Accounts payable                             -               -              -           -             -              2
  Accounts payable-related parties             5               4              -           1            (5)            12
  Accrued interest                             -               -              -           -             -              -
  Accrued taxes                                -              (9)             -           1            19            (32)
  Deferred income taxes                        -               -              -           -             -              -
  Liabilities held for sale                  190              79              -           -             -            269
  Other                                        -               -              -           -             -              9
                                          ------          ------         ------      ------        ------         ------
                                             195              82              -           2            14            297
                                          ------          ------         ------      ------        ------         ------
Non-current Liabilities
  Postretirement benefits                     62               6              -           -             -             70
  Deferred income taxes                      (40)             43              -           1           (19)           (79)
  Liabilities held for sale                1,223              (3)             -           -             -          1,220
  Other                                        -               -              -           -             -             17
                                          ------          ------         ------      ------        ------         ------
                                           1,245              46              -           1           (19)         1,228
                                          ------          ------         ------      ------        ------         ------
Total Stockholders' Equity
  and Liabilities                         $2,192          $  281         $    -      $   23        $ (984)        $2,846
                                          ======          ======         ======      ======        ======         ======











(6) Represents CMS Gas Transmission Company consolidated with CMS Field Services, Inc. and Panhandle Eastern Pipe Line Company included on the equity method of accounting.

                       PANHANDLE EASTERN PIPE LINE COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2002
                                  (In Millions)


                                                                 CMS
                                     Panhandle        CMS  Trunkline        CMS                        PEPL                Panhandle
                                  Eastern Pipe  Trunkline        LNG    Pan Gas        Inter-        Consol.            Eastern Pipe
                                      Line Co.    Gas Co.   Holdings    Storage       Company  (before Disc.     Disc.      Line Co.
                                   Consol. (7)    LLC (8)    Co. LLC        Co.  Eliminations         Oper.)     Oper.       Consol.

Plant and Property (At Cost)
  Natural gas transmission           $  776       $  751     $   43      $  195        $    -       $1,765      $(1,765)      $    -
  Other                                   -            -          -           -             -            -            -            -
                                     ------       ------     ------      ------        ------       ------      -------       ------
                                        776          751         43         195             -        1,765       (1,765)           -
  Less accumulated depreciation,
    depletion and amortization           72          101          3          12             -          188         (188)           -
                                     ------       ------     ------      ------        ------       ------      -------       ------
                                        704          650         40         183             -        1,577       (1,577)           -
  Construction work-in-progress          27            6         10           1             -           44          (44)           -
                                     ------       ------     ------      ------        ------       ------      -------       ------
                                        731          656         50         184             -        1,621       (1,621)           -
                                     ------       ------     ------      ------        ------       ------      -------       ------
Investments
  Associated companies                  959            -          -           -          (959)           -            -            -
  Other                                  68            -          -           -             -           68          (68)           -
                                     ------       ------     ------      ------        ------       ------      -------       ------
                                      1,027            -          -           -          (959)          68          (68)           -
                                     ------       ------     ------      ------        ------       ------      -------       ------
Current Assets
  Cash and temporary cash
    investments                          71            -         10           -             -           81          (81)           -
  Accounts/notes receivable              34           13          5           4            (6)          50          (50)           -
  Accounts/notes
    receivable-related
      parties                            69            -          9           -            (9)          69           (5)          64
  Gas in underground storage              -            -          -           -             -            -            -            -
  Materials and supplies                 16           23          2           -             -           41          (41)           -
  Assets held for sale                    -            -          -           -             -            -          278          278
  Prepayments and other                 109           17          6           -           (31)         101         (101)           -
                                     ------       ------     ------      ------        ------       ------      -------       ------
                                        299           53         32           4           (46)         342            -          342
                                     ------       ------     ------      ------        ------       ------      -------       ------
Non-current Assets
  Notes receivable-related
    parties                              70          111         53          68          (302)           -            -            -
  Assets held for sale                    -            -          -           -             -            -        1,845        1,845
  Other                                 106           13         25          17             -          161         (156)           5
                                     ------       ------     ------      ------        ------       ------      -------       ------
                                        176          124         78          85          (302)         161        1,689        1,850
                                     ------       ------     ------      ------        ------       ------      -------       ------
Total Assets                         $2,233       $  833     $  160      $  273       ($1,307)      $2,192      $     -       $2,192
                                     ======       ======     ======      ======        ======       ======      =======       ======



(7) Represents Panhandle Eastern Pipe Line Company, CMS Panhandle Eastern Resources, Inc., CMS Panhandle Storage Company, CMS Trunkline Field Services Company, MG Ventures Storage, Inc., CMS Panhandle Lake Charles Generation Company LLC, CMS Panhandle LNG Acquisition Company, Panhandle Partner LLC and CMS Panhandle Holdings, LLC consolidated.

(8) Represents CMS Trunkline Gas Company LLC, CMS Trunkline Gas Resources LLC, CMS Trunkline Offshore Pipeline Company LLC, CMS Trunkline Deepwater Pipeline Company LLC and Sea Robin Pipeline Company consolidated.

                       PANHANDLE EASTERN PIPE LINE COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)


                                                              CMS
                                 Panhandle        CMS   Trunkline        CMS                          PEPL                Panhandle
                              Eastern Pipe  Trunkline         LNG    Pan Gas         Inter-        Consol.             Eastern Pipe
                                  Line Co.    Gas Co.    Holdings    Storage        Company  (before Disc.      Disc.      Line Co.
                               Consol. (7)    LLC (8)     Co. LLC        Co.   Eliminations         Oper.)      Oper.       Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                 $    1      $    -      $    -      $    -         $    -        $    1       $    -     $    1
    Other paid-in-capital         1,532         386        (162)        295           (927)        1,124            -      1,124
    Other comprehensive income
      (loss)                        (32)          -           -           -              -           (32)           -        (32)
    Retained earnings              (326)         93           2         (35)           (75)         (341)           -       (341)
                                 ------      ------      ------      ------         ------        ------       ------     ------
                                  1,175         479        (160)        260         (1,002)          752            -        752
  Long-term debt                    943         100         277           -           (170)        1,150       (1,150)         -
  Non-current capital leases          -           -           -           -              -             -            -          -
                                 ------      ------      ------      ------         ------        ------       ------     ------
                                  2,118         579         117         260         (1,172)        1,902       (1,150)       752
                                 ------      ------      ------      ------         ------        ------       ------     ------
Current Liabilities
  Current portion of long-term
    debt                              -           -           -           -              -             -            -          -
  Current capital leases              -           -           -           -              -             -            -          -
  Notes payable                      30         100          12           -           (100)           42          (42)         -
  Accounts payable                    5           3           1           -              -             9           (9)         -
  Accounts payable-related
    parties                          12           1           -           -             (5)            8           (3)         5
  Accrued interest                   23           -           2           -              -            25          (25)         -
  Accrued taxes                      15         (10)          -           6              -            11          (11)         -
  Liabilities held for sale           -           -           -           -              -             -          190        190
  Other                              82          41           6           1            (30)          100         (100)         -
                                 ------      ------      ------      ------         ------        ------       ------     ------
                                    167         135          21           7           (135)          195            -        195
                                 ------      ------      ------      ------         ------        ------       ------     ------
Non-current Liabilities
  Postretirement benefits             7           -           -           -              -             7           55         62
  Deferred income taxes             (95)         48           1           6              -           (40)           -        (40)
  Liabilities held for sale           -           -           -           -              -             -        1,223      1,223
  Other                              36          71          21           -              -           128         (128)         -
                                 ------      ------      ------      ------         ------        ------       ------     ------
                                    (52)        119          22           6              -            95        1,150      1,245
                                 ------      ------      ------      ------         ------        ------       ------     ------
Total Stockholders' Equity
  and Liabilities                $2,233      $  833      $  160      $  273        ($1,307)       $2,192       $    -     $2,192
                                 ======      ======      ======      ======         ======        ======       ======     ======



(7) Represents Panhandle Eastern Pipe Line Company, CMS Panhandle Eastern Resources, Inc., CMS Panhandle Storage Company, CMS Trunkline Field Services Company, MG Ventures Storage, Inc., CMS Panhandle Lake Charles Generation Company LLC, CMS Panhandle LNG Acquisition Company, Panhandle Partner LLC and CMS Panhandle Holdings, LLC consolidated.

(8) Represents CMS Trunkline Gas Company LLC, CMS Trunkline Gas Resources LLC, CMS Trunkline Offshore Pipeline Company LLC, CMS Trunkline Deepwater Pipeline Company LLC and Sea Robin Pipeline Company consolidated.

                            CMS FIELD SERVICES, INC.
                      Consolidating Balance Sheet - Assets
                                December 31, 2002
                                  (In Millions)

                                                                                                           CMS
                                              CMS/Okla.       CMS     Bighorn                    CMS    Natural
                                 CMS Field Natural Gas     Taurus         Gas    CMS Gas     Laverne        Gas
                                  Services   Gathering   Holdings   Gathering Processing   Gas Proc.  Gathering
                                  Inc. (9)         LLC    Co. LLC         LLC        LLC         LLC        LLC
Plant and Property (At Cost)
  Natural gas transmission          $    9     $    3     $   56      $   91     $   66      $    1     $   76
  Other                                  -          -          -           -          -           -          -
                                    ------     ------     ------      ------     ------      ------     ------
                                         9          3         56          91         66           1         76
  Less accumulated depreciation,
    depletion and amortization           5          -         11           7         12           -         15
                                    ------     ------     ------      ------     ------      ------     ------
                                         4          3         45          84         54           1         61
  Construction work-in-progress          -          -          1           3          -           -          -
                                    ------     ------     ------      ------     ------      ------     ------
                                         4          3         46          87         54           1         61
                                    ------     ------     ------      ------     ------      ------     ------
Investments
  Associated companies                 251          -          -           -          -           -          -
  Other                                  5          -          -           -          -           -          -
                                    ------     ------     ------      ------     ------      ------     ------
                                       256          -          -           -          -           -          -
                                    ------     ------     ------      ------     ------      ------     ------
Current Assets
  Cash and temporary cash
    investments                         (4)         -          -           6          -           -          -
  Accounts/notes receivable             30          -          -           2          8           -          -
  Accounts/notes
    receivable-related
    parties                             42          -           -          -           -          -         (2)
  Gas in underground storage             -          -          -           -          -           -          -
  Materials and supplies                 4          -          -           -          -           -          -
  Assets held for sale                   -          -          -           -          -           -          -
  Prepayments and other                  4          -          -           -          -           -          -
                                    ------     ------     ------      ------     ------      ------     ------
                                        76          -          -           8          8           -         (2)
                                    ------     ------     ------      ------     ------      ------     ------
Non-current Assets
  Notes receivable                       -          -          -           -          -           -          -
  Assets held for sale                   -          -          -           -          -           -          -
  Other                                  3          -          -           -          -           -          -
                                    ------     ------     ------      ------     ------      ------     ------
                                         3          -          -           -          -           -          -
                                    ------     ------     ------      ------     ------      ------     ------
Total Assets                        $  339     $    3     $   46      $   95     $   62      $    1     $   59
                                    ======     ======     ======      ======     ======      ======     ======






                          (Continued on Following Page)

                            CMS FIELD SERVICES, INC.
                      Consolidating Balance Sheet - Assets
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)



                                      CMS                             CMS                          CMS FS              CMS Field
                                 Cherokee   Bradshaw      CMS Gulf   Hydro-         Inter-        Consol.               Services
                                Gas Proc.     Energy   Coast Field  carbons        Company  (before Disc.      Disc.        Inc.
                                      LLC        LLC  Services LLC      LLC   Eliminations         Oper.)      Oper.     Consol.
Plant and Property (At Cost)
  Natural gas transmission         $   49     $   12      $   40     $    4         $    -      $    407    $  (407)     $    -
  Other                                 -          -           -          -              -             -          -           -
                                   ------     ------      ------     ------         ------        ------     ------      ------
                                       49         12          40          4              -           407       (407)          -
  Less accumulated depreciation,
    depletion and amortization         11          2           6          -              -            69        (69)          -
                                   ------     ------      ------     ------         ------        ------     ------      ------
                                       38         10          34          4              -           338       (338)          -
  Construction work-in-progress         1          -           -          -              -             5         (5)          -
                                   ------     ------      ------     ------         ------        ------     ------      ------
                                       39         10          34          4              -           343       (343)          -
                                   ------     ------      ------     ------         ------        ------     ------      ------
Investments
  Associated companies                  -          -           -          -           (251)            -          -           -
  Other                                 -          -           3          -              -             8         (8)          -
                                   ------     ------      ------     ------         ------        ------     ------      ------
                                        -          -           3          -           (251)            8         (8)          -
                                   ------     ------      ------     ------         ------        ------     ------      ------
Current Assets
  Cash and temporary cash
    investments                        (2)         1           -          -              -             1         (1)
  Accounts/notes receivable             2          -           -          -              -            42        (42)          -
  Accounts/notes
    receivable-related
    parties                             -          -           -          -              -            40        (18)         22
  Gas in underground storage            -          -           -          -              -             -          -           -
  Materials and supplies                -          -           -          -              -             4         (4)          -
  Assets held for sale                  -          -           -          -              -             -         69          69
  Prepayments and other                 -          -           -          -              -             4         (4)          -
                                   ------     ------      ------     ------         ------        ------     ------      ------
                                        -          1           -          -              -            91          -          91
                                   ------     ------      ------     ------         ------        ------     ------      ------
Non-current Assets
  Notes receivable                      -          -           -          -              -             -          -           -
  Assets held for sale                  -          -           -          -              -             -        190         190
  Other                                 -          -           -          -              -             3         (3)          -
                                   ------     ------      ------     ------         ------        ------     ------      ------
                                        -          -           -          -              -             3        187         190
                                   ------     ------      ------     ------         ------        ------     ------      ------
Total Assets                       $   39     $   11      $   37     $    4         $ (251)       $  445     $ (164)     $  281
                                   ======     ======      ======     ======         ======        ======     ======      ======


 (9)  Represents CMS Field Services, Inc. consolidated.

                            CMS FIELD SERVICES, INC.
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)

                                                        CMS/Okla.        CMS     Bighorn                       CMS           CMS
                                          CMS Field   Natural Gas     Taurus         Gas       CMS Gas     Laverne   Natural Gas
                                      Services Inc.     Gathering   Holdings   Gathering    Processing   Gas Proc.     Gathering
                                                (9)          LLC     Co. LLC         LLC           LLC         LLC           LLC
Capitalization
  Common Stockholders' Equity
    Common stock                             $    -        $    -     $    -      $    -        $    -      $    -        $    -
    Other paid-in-capital                       229             2         39          84            51           -            64
    Other comprehensive income (loss)            (4)            -          -           -             -           -             -
    Retained earnings                            13             1          5           9            (6)          1            (7)
                                             ------        ------     ------      ------        ------      ------        ------
                                                238             3         44          93            45           1            57
  Long-term debt                                  -             -          -           -             -           -             -
  Non-current capital leases                      -             -          -           -             -           -             -
                                             ------        ------     ------      ------        ------      ------        ------
                                                238             3         44          93            45           1            57
                                             ------        ------     ------      ------        ------      ------        ------
Minority Interests                                -             -          -           -             -           -             -
                                             ------        ------     ------      ------        ------      ------        ------
Current Liabilities
  Current portion of long-term debt               -             -          -           -             -           -             -
  Current capital leases                          1             -          -           -             -           -             -
  Notes payable                                   1             -          -           -             6           -             -
  Accounts payable                               37             -          2           2            11           -             2
  Accounts payable-related parties                8             -          -           -             -           -             -
  Accrued interest                                -             -          -           -             -           -             -
  Accrued taxes                                 (10)            -          -           -             -           -             -
  Liabilities held for sale                       -             -          -           -             -           -             -
  Other                                          14             -          -           -             -           -             -
                                             ------        ------     ------      ------        ------      ------        ------
                                                 51             -          2           2            17           -             2
                                             ------        ------     ------      ------        ------      ------        ------
Non-current Liabilities
  Postretirement benefits                         7             -          -           -             -           -             -
  Deferred income taxes                          43             -          -           -             -           -             -
  Liabilities held for sale                       -             -          -           -             -           -             -
  Other                                           -             -          -           -             -           -             -
                                             ------        ------     ------      ------        ------      ------        ------
                                                 50             -          -           -             -           -             -
                                             ------        ------     ------      ------        ------      ------        ------
Total Stockholders' Equity
  and Liabilities                            $  339        $    3     $   46      $   95        $   62      $    1        $   59
                                             ======        ======     ======      ======        ======      ======        ======


                          (Continued on Following Page)

                            CMS FIELD SERVICES, INC.
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)



                                         CMS                 CMS Gulf       CMS                        CMS FS             CMS Field
                                    Cherokee   Bradshaw   Coast Field    Hydro-         Inter-         Consol.             Services
                                   Gas Proc.     Energy      Services   carbons        Company    before Disc.     Disc.       Inc.
                                         LLC        LLC           LLC       LLC   Eliminations          Oper.)     Oper.    Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                      $    -     $    -        $    -    $    -         $    -          $    -    $    -     $    -
    Other paid-in-capital                 17          8            23         4           (292)            229         -        229
    Other comprehensive income
      (loss)                               -          -             -         -              -              (4)        -         (4)
    Retained earnings                     19          2            11         -             (4)             44      (116)       (72)
                                      ------     ------        ------    ------         ------          ------    ------     ------
                                          36         10            34         4           (296)            269      (116)       153
  Long-term debt                           -          -             -         -              -               -         -          -
  Non-current capital leases               -          -             -         -              -               -         -          -
                                      ------     ------        ------    ------         ------          ------    ------     ------
                                          36         10            34         4           (296)            269      (116)       153
                                      ------     ------        ------    ------         ------          ------    ------     ------
Minority Interests                         -          -             -         -             45              45       (45)         -
                                      ------     ------        ------    ------         ------          ------    ------     ------
Current Liabilities
  Current portion of long-term
    debt                                   -          -             -         -              -               -         -          -
  Current capital leases                   -          -             -         -              -               1        (1)         -
  Notes payable                            -          -             1         -              -               8         -          8
  Accounts payable                         2          1             1         -              -              58       (58)         -
  Accounts payable-related parties         -          -             1         -              -               9        (5)         4
  Accrued interest                         -          -             -         -              -               -         -          -
  Accrued taxes                            1          -             -         -              -              (9)        -         (9)
  Liabilities held for sale                -          -             -         -              -               -        79         79
  Other                                    -          -             -         -              -              14       (14)         -
                                      ------     ------        ------    ------         ------          ------    ------     ------
                                           3          1             3         -              -              81         1         82
                                      ------     ------        ------    ------         ------          ------    ------     ------
Non-current Liabilities
  Postretirement benefits                  -          -             -         -              -               7        (1)         6
  Deferred income taxes                    -          -             -         -              -              43         -         43
  Liabilities held for sale                -          -             -         -              -               -        (3)        (3)
  Other                                    -          -             -         -              -               -         -          -
                                      ------     ------        ------    ------         ------          ------    ------     ------
                                           -          -             -         -              -              50        (4)        46
                                      ------     ------        ------    ------         ------          ------    ------     ------
Total Stockholders' Equity
  and Liabilities                     $   39     $   11        $   37    $    4         $ (251)         $  445    $ (164)    $  281
                                      ======     ======        ======    ======         ======          ======    ======     ======



(9) Represents CMS Field Services, Inc. consolidated.

                         CMS INTERNATIONAL VENTURES LLC
                      Consolidating Balance Sheet - Assets
                                December 31, 2002
                                  (In Millions)

                                                                  CMS
                                                       CMS  Operating           CMSG         CMS        Western            CMSG
                                            Int'l Ventures        SRL     Investment         E&G      Australia      Investment
                                                   LLC (10)   Consol.        Co. III         LLC       GT Co. I           Co. V
Plant and Property (At Cost)
  Natural gas transmission                          $    -     $    -         $    -      $    -         $   46          $    -
  Independent power production                           -         94              -           -              -               -
  Other                                                  -          -              -           -              -               -
                                                    ------     ------         ------      ------         ------          ------
                                                         -         94              -           -             46               -
  Less accumulated depreciation,
    depletion and amortization                           -         26              -           -             10               -
                                                    ------     ------         ------      ------         ------          ------
                                                         -         68              -           -             36               -
  Construction work-in-progress                          -          -              -           -              -               -
                                                    ------     ------         ------      ------         ------          ------
                                                         -         68              -           -             36               -
                                                    ------     ------         ------      ------         ------          ------
Investments
  Associated companies                                 576          -              -           -              -              60
  Independent power production                           -          -             78           -              -              23
  Natural gas transmission                               -          6              -           -            211               -
  Other                                                  -          -              -           -              -               -
                                                    ------     ------         ------      ------         ------          ------
                                                       576          6             78           -            211              83
                                                    ------     ------         ------      ------         ------          ------
Current Assets
  Cash and temporary cash investments                    -         17              6           1              6               1
  Accounts/notes receivable                              -         13              1           1              1               -
  Accounts/notes receivable-related parties              4         20              3           3             68               1
  Materials and supplies                                 -          6              -           -              1               -
  Assets held for sale                                   -          -              -          59              -               -
  Prepayments and other                                  -          2              3           -              -               -
                                                    ------     ------         ------      ------         ------          ------
                                                         4         58             13          64             76               2
                                                    ------     ------         ------      ------         ------          ------
Non-current Assets
  Notes receivable-related parties                       -         21              7           -              -               -
  Assets held for sale                                   -          -              -          46              -               -
  Other                                                 45         24              3           -              2               -
                                                    ------     ------         ------      ------         ------          ------
                                                        45         45             10          46              2               -
                                                    ------     ------         ------      ------         ------          ------
Total Assets                                        $  625     $  177         $  101      $  110         $  325          $   85
                                                    ======     ======         ======      ======         ======          ======




                          (Continued on Following Page)

                         CMS INTERNATIONAL VENTURES LLC
                      Consolidating Balance Sheet - Assets
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)


                                                                       CMS Int'l
                                                      Inter-            Ventures
                                                     Company                 LLC
                                                   Eliminations          Consol.
Plant and Property (At Cost)
  Natural gas transmission                            $    -              $   46
  Independent power production                             -                  94
  Other                                                    -                   -
                                                      ------              ------
                                                           -                 140
  Less accumulated depreciation,
    depletion and amortization                             -                  36
                                                      ------              ------
                                                           -                 104
  Construction work-in-progress                            -                   -
                                                      ------              ------
                                                           -                 104
                                                      ------              ------
Investments
  Associated companies                                  (636)                  -
  Independent power production                             -                 101
  Natural gas transmission                                 -                 217
  Other                                                    -                   -
                                                      ------              ------
                                                        (636)                318
                                                      ------              ------
Current Assets
  Cash and temporary cash
    investments                                            -                  31
  Accounts/notes receivable                                -                  16
  Accounts/notes receivable-related party                (19)                 80
  Materials and supplies                                   -                   7
  Assets held for sale                                     -                  59
  Prepayments and other                                    -                   5
                                                      ------              ------
                                                         (19)                198
                                                      ------              ------
Non-current Assets
  Notes receivable-related parties                         -                  28
  Assets held for sale                                     -                  46
  Other                                                   (3)                 71
                                                      ------              ------
                                                          (3)                145
                                                      ------              ------
Total Assets                                          $ (658)             $  765
                                                      ======              ======



(10) Represents CMS International Ventures LLC and CMS Generation SRL consolidated.

                         CMS INTERNATIONAL VENTURES LLC
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)


                                                              CMS
                                               CMS      Operating          CMSG        CMS        Western         CMS           CMSG
                                    Int'l Ventures            SRL    Investment        E&G      Australia  Generation     Investment
                                          LLC (10)        Consol.       Co. III        LLC       GT Co. I         SRL          Co. V
Capitalization
  Common Stockholders' Equity
    Common stock                            $    -         $   36        $    -     $    -         $  235      $    -         $    -
    Other paid-in-capital                      989            231            81        458              5          42             84
    Currency translation                      (325)          (179)           (5)      (106)           (23)        (12)             -
    Other comprehensive income
      (loss)                                    (1)             -             -          -             (1)          -              -
    Retained earnings                          (38)            (4)           17       (321)            23         (30)             1
                                            ------         ------        ------     ------         ------      ------         ------
                                               625             84            93         31            239           -             85
  Long-term debt                                 -             60             -          -              -           -              -
  Non-current capital leases                     -              -             -          -              -           -              -
                                            ------         ------        ------     ------         ------      ------         ------
                                               625            144            93         31            239           -             85
                                            ------         ------        ------     ------         ------      ------         ------
Minority Interests                               -              -             -          -             60           -              -
                                            ------         ------        ------     ------         ------      ------         ------
Current Liabilities
  Current portion of long-term debt              -              7             -          -              -           -              -
  Current capital leases                         -              -             -          -              -           -              -
  Notes payable                                  -              -             8          1             20           -              -
  Accounts payable                               -             10             -          4              2           -              -
  Accrued interest                               -              -             -          -              -           -              -
  Accrued taxes                                  -              8             -         19              -           -              -
  Liabilities held for sale                      -              -             -         41              -           -              -
  Other                                          -              3             -          -              1           -              -
                                            ------         ------        ------     ------         ------      ------         ------
                                                 -             28             8         65             23           -              -
                                            ------         ------        ------     ------         ------      ------         ------
Non-current Liabilities
  Postretirement benefits                        -              -             -          3              -           -              -
  Deferred income taxes                          -              -             -        (15)             3           -              -
  Liabilities held for sale                      -              -             -         25              -           -              -
  Other                                          -              5             -          1              -           -              -
                                            ------         ------        ------     ------         ------      ------         ------
                                                 -              5             -         14              3           -              -
                                            ------         ------        ------     ------         ------      ------         ------
Total Stockholders' Equity
  and Liabilities                           $  625         $  177        $  101     $  110         $  325      $    -         $   85
                                            ======         ======        ======     ======         ======      ======         ======



                          (Continued on Following Page)

                         CMS INTERNATIONAL VENTURES LLC
               Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)


                                                              CMS Int'l
                                            Inter-             Ventures
                                           Company                  LLC
                                         Eliminations           Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                            $ (271)            $    -
    Other paid-in-capital                     (945)               945
    Currency translation                       325               (325)
    Other comprehensive income (loss)            1                 (1)
    Retained earnings                          314                (38)
                                            ------             ------
                                              (576)               581
  Long-term debt                                 -                 60
  Non-current capital leases                     -                  -
                                            ------             ------
                                              (576)               641
                                            ------             ------
Minority Interests                             (60)                 -
                                            ------             ------
Current Liabilities
  Current portion of long-term debt              -                  7
  Current capital leases                         -                  -
  Notes payable                                (20)                 9
  Accounts payable                              (1)                15
  Accrued interest                               -                  -
  Accrued taxes                                  -                 27
  Liabilities held for sale                      -                 41
  Other                                          -                  4
                                            ------             ------
                                               (21)               103
                                            ------             ------
Non-current Liabilities
  Postretirement benefits                        -                  3
  Deferred income taxes                          -                (12)
  Liabilities held for sale                      -                 25
  Other                                         (1)                 5
                                            ------             ------
                                                (1)                21
                                            ------             ------
Total Stockholders' Equity
  and Liabilities                           $ (658)            $  765
                                            ======             ======




(10)  Represents CMS International Ventures LLC consolidated.

                                CMS OPERATING SRL
                      Consolidating Balance Sheet - Assets
                                December 31, 2002
                                  (In Millions)


                                                                 Centrales                                                   CMS
                                                     CMS          Termicas               CMS            Inter-         Operating
                                               Operating           Mendoza          Ensenada           Company               SRL
                                                SRL (11)              S.A.              S.A.         Eliminations         Consol.
Plant and Property (At Cost)
  Independent power production                    $    1            $   65            $   28             $    -            $   94
  Less accumulated depreciation,
    depletion and amortization                         -                19                 7                  -                26
                                                  ------            ------            ------             ------            ------
                                                       1                46                21                  -                68
  Construction work-in-progress                        -                 -                 -                  -                 -
                                                  ------            ------            ------             ------            ------
                                                       1                46                21                  -                68
                                                  ------            ------            ------             ------            ------
Investments
  Associated companies                                59                 -                 -                (59)                -
  Natural gas transmission                             6                 -                 -                  -                 6
                                                  ------            ------            ------             ------            ------
                                                      65                 -                 -                (59)                6
                                                  ------            ------            ------             ------            ------
Current Assets
  Cash and temporary cash investments                  3                 9                 5                  -                17
  Accounts/notes receivable                            1                 8                 4                  -                13
  Accounts/notes receivable-related parties            -                20                  -                 -                20
  Materials and supplies                               -                 6                 -                  -                 6
  Prepayments and other                                1                 1                 -                  -                 2
                                                  ------            ------            ------             ------            ------
                                                       5                44                 9                  -                58
                                                  ------            ------            ------             ------            ------
Non-current Assets
  Notes receivable                                     -                 -                 -                  -                 -
  Notes receivable-related parties                    21                 -                 -                  -                21
  Other                                               22                 2                 -                  -                24
                                                  ------            ------            ------             ------            ------
                                                      43                 2                 -                  -                45
                                                  ------            ------            ------             ------            ------
Total Assets                                      $  114            $   92            $   30             $  (59)           $  177
                                                  ======            ======            ======             ======            ======



(11)  Represents CMS Operating SRL and Cuyana S.A. de Inversiones consolidated.

                                CMS OPERATING SRL
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2002
                                  (In Millions)

                                                          Centrales                                                    CMS
                                              CMS          Termicas               CMS             Inter-         Operating
                                        Operating           Mendoza          Ensenada            Company               SRL
                                         SRL (11)              S.A.              S.A.       Eliminations           Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                           $   36            $   36            $    -             $  (36)           $   36
    Other paid-in-capital                     231               167                39               (206)              231
    Currency translation adjustment          (179)             (125)              (52)               177              (179)
    Retained earnings                          (4)                1                (5)                 4                (4)
                                           ------            ------            ------             ------            ------
                                               84                79               (18)               (61)               84
  Long-term debt                               21                 -                39                  -                60
  Non-current capital leases                    -                 -                 -                  -                 -
                                           ------            ------            ------             ------            ------
                                              105                79                21                (61)              144
                                           ------            ------            ------             ------            ------
Minority Interests                              -                 -                 -                  -                 -
                                           ------            ------            ------             ------            ------
Current Liabilities
  Current portion of long-term debt             -                 -                 7                  -                 7
  Current capital leases                        -                 -                 -                  -                 -
  Notes payable                                 -                 -                 -                  -                 -
  Accounts payable                              3                 3                 2                  2                10
  Accounts payable-related parties              -                 -                 -                  -                 -
  Accrued interest                              -                 -                 -                  -                 -
  Accrued taxes                                 2                 6                 -                  -                 8
  Other                                         -                 3                 -                  -                 3
                                           ------            ------            ------             ------            ------
                                                5                12                 9                  2                28
                                           ------            ------            ------             ------            ------
Non-current Liabilities
  Postretirement benefits                       -                 -                 -                  -                 -
  Deferred income taxes                        (1)                1                 -                  -                 -
  Other                                         5                 -                 -                  -                 5
                                           ------            ------            ------             ------            ------
                                                4                 1                 -                  -                 5
                                           ------            ------            ------             ------            ------
Total Stockholders' Equity
  and Liabilities                          $  114             $  92             $  30             $  (59)           $  177
                                           ======            ======            ======             ======            ======



(11)  Represents CMS Operating SRL and Cuyana S.A. de Inversiones consolidated.

                             CMS ENERGY CORPORATION
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)


                                                       Consumers              CMS
                                                          Energy      Enterprises             Inter-       CMS Energy
                                        CMS Energy       Company          Company            Company      Corporation
                                         Corp. (1)       Consol.          Consol.       Eliminations          Consol.

Balance at January 1, 2002                 $  (937)       $  441          $(1,215)            $  760          $  (951)

Net Income (Loss)                             (612)          381             (653)               352             (532)

Less Dividends Paid
  Common Stock                                 149             -                -                  -              149
  Preferred Stock                                -             2                -                  -                2
  Preferred Securities Distributions            42            44                -                  -               86
  Associated Companies                           7           231              418               (656)               -
                                           -------        ------          -------             ------          -------
                                               198           277              418               (656)             237
                                           -------        ------          -------             ------          -------
Balance at December 31, 2002               $(1,747)       $  545          $(2,286)            $1,768          $(1,720)
                                           =======        ======          =======             ======          =======





(1) Represents CMS Energy Corporation with CMS Energy Trust I, CMS Energy Trust II, CMS Energy Trust III, Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)

                                    Consumers      Michigan                                                   Consumers
                                       Energy           Gas      CMS Midland           CMS         Inter-         Power
                                      Company       Storage         Holdings       Midland        Company       Company
                                           (2)      Company          Company          Inc.   Eliminations       Consol.
Balance at January 1, 2002             $  437        $   (4)          $   20        $  130         $ (142)       $  441

Net Income (Loss)                         386             4               12            41            (62)          381

Less Dividends Paid
  Common Stock                              -             -                -             -              -             -
  Preferred Stock                           2             -                -             -              -             2
  Preferred Securities Dist.               44             -                -             -              -            44
  Associated Companies                    231             -                -             -              -           231
                                       ------        ------           ------        ------         ------        ------
                                          277             -                -             -              -           277
                                       ------        ------           ------        ------         ------        ------
Balance at December 31, 2002           $  546        $    -           $   32        $  171         $ (204)       $  545
                                       ======        ======           ======        ======         ======        ======




(2) Represents Consumers Energy Company, Consumers Power Company Financing I, Consumers Energy Company Financing II, Consumers Energy Company Financing III, Consumers Energy Company Financing IV, Michigan Electric Transmission Company, Consumers Funding LLC, Consumers Nuclear Services LLC, Consumers Parnall Holdings LLC, CMS Engineering Company, Consumers EnergyGuard Services, Inc., Huron Hydrocarbons, Inc. and ES Services Company consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company and CMS Midland, Inc., included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)


                                          CMS           CMS              CMS            CMS         CMS          CMS Gas
                                  Enterprises     Oil & Gas       Generation       Resource        MS&T       Trans. Co.
                                      Co. (3)    Co. Consol.     Co. Consol.       Dev. Co.         Co.          Consol.

Balance at January 1, 2002            $(1,222)       $   75          $  (573)        $    4       $ (37)          $  (89)

Net Income (Loss)                        (672)          215             (374)             -         (63)            (436)

Less Dividends Paid
  Common Stock                              -             -                -              -           -                -
  Preferred Stock                           -             -                -              -           -                -
  Associated Companies                    418           290               63              5           6               40
                                      -------        ------          -------         ------       -----           ------
                                          418           290               63              5           6               40
                                      -------        ------          -------         ------       -----           ------
Balance at December 31, 2002          $(2,312)       $    -          $(1,010)        $   (1)      $(106)          $ (565)
                                      =======        ======          =======         ======       =====           ======



                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)

                                                                           CMS Micro-
                                                                                Power          Inter-             CMS
                                               CMS Int'l           CMS      Systems &         Company     Enterprises
                                  CMS Land     Vent. LLC       Capital     Dist Power    Eliminations         Company
                                   Company       Consol.           LLC            LLC                         Consol.

Balance at January 1, 2002          $   (2)       $    -        $   16         $   (4)         $  617         $(1,215)

Net Income (Loss)                      (18)          (32)           10            (32)            749            (653)

Less Dividends Paid
  Common Stock                           -             -             -              -               -               -
  Preferred Stock                        -             -             -              -               -               -
  Associated Companies                   -             6            10              -            (420)            418
                                    ------        ------        ------         ------          ------         -------
                                         -             6            10              -            (420)            418
                                    ------        ------        ------         ------          ------         -------
Balance at December 31, 2002        $  (20)       $  (38)       $   16         $  (36)         $1,786         $(2,286)
                                    ======        ======        ======         ======          ======         =======




(3) Represents CMS Enterprises Company, CMS Capital Financial Services, Inc., CMS Comercializadora de Energia S.A., CMS Energy South America Company, CMS Energy Asia Private, Ltd., CMS Texas LLC and CMS Energy UK Limited consolidated with CMS Oil and Gas Company, CMS Generation Company, CMS Land Company, CMS Distributed Power LLC, CMS MicroPower Systems LLC, CMS International Ventures LLC, CMS Capital LLC, CMS Marketing, Services and Trading Company, CMS Gas Transmission Company and CMS Resource Development Company included on the equity method of accounting.

                             CMS OIL AND GAS COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)


                                             CMS                                           CMS                       CMS
                                    CMS      O&G         CMS        CMS         CMS        O&G         Inter-        O&G
                                    O&G    Congo         O&G        O&G         O&G  Int'l Co.        Company        Co.
                                Co. (4)     Ltd.  Int'l Ltd.    P/L Co.   E.G. Ltd.    Consol.   Eliminations    Consol.
Balance at January 1, 2002       $   75   $   (3)     $ (312)    $   (2)     $   (2)    $   27         $  292     $   75

Net Income (Loss)                   215        3         312          2           2        (27)          (292)       215

Less Dividends Paid
  Common Stock                        -        -           -          -           -          -              -          -
  Associated Companies              290        -           -          -           -          -          -            290
                                 ------   ------      ------     ------      ------     ------         ------     ------
                                    290        -           -          -           -          -              -        290
                                 ------   ------      ------     ------      ------     ------         ------     ------
Balance at December 31, 2002     $    -   $    -      $    -     $    -      $    -     $    -         $    -     $    -
                                 ======   ======      ======     ======      ======     ======         ======     ======


(4) Represents CMS Oil and Gas Company, CMS Oil and Gas Alba LDC and CMS Oil and Gas E.G. LDC consolidated with CMS Oil and Gas International Company included on the equity method of accounting.

                      CMS OIL AND GAS INTERNATIONAL COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)

                                                           CMS
                                                        NOMECO             CMS O&G         CMS O&G            Inter-     CMS O&G
                                      CMS O&G      Int'l Congo       Int'l Tunisia       Cameroon,           Company    Int'l Co.
                                Int'l Co. (5)      Hldgs, Inc.                Inc.            Inc.      Eliminations      Consol.
Balance at January 1, 2002             $   27           $   16              $    5          $    3           $  (24)       $   27

Net Income (Loss)                         (27)             (16)                 (5)             (3)              24           (27)

Less Dividends Paid
  Common Stock                              -                -                   -               -                -             -
  Associated Companies                      -                -                   -               -                -             -
                                       ------           ------              ------          ------           ------        ------
                                            -                -                   -               -                -             -
                                       ------           ------              ------          ------           ------        ------
Balance at December 31, 2002           $    -           $    -              $    -          $    -           $    -        $    -
                                       ======           ======              ======          ======           ======        ======




(5) Represents CMS Oil and Gas International Company, CMS Oil and Gas UK Ltd. and CMS Oil and Gas Eritrea Ltd., consolidated.

                             CMS GENERATION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)


                                                                                               CMSG       Dearborn          CMSG
                                       CMS          CMSG          CMSG           CMSG      Grayling     Generation    Filer City
                                Generation    Honey Lake   Filer City,       Grayling      Holdings      Operating     Operating
                               Company (6)       Company          Inc.        Company       Company            LLC       Company
Balance at January 1, 2002         $  (605)       $  (10)       $   11          $  (4)       $   (5)        $    2        $   (1)

Net Income (Loss)                     (374)            3             2              -             1              -             -

Less Dividends Paid
  Common Stock                           -             -             -              -             -              -             -
  Associated Companies                  63             -             -              -             -              1             -
                                   -------        ------        ------         ------        ------         ------        ------
                                        63             -             -              -             -              1             -
                                   -------        ------        ------         ------        ------         ------        ------
Balance at December 31, 2002       $(1,042)       $   (7)       $   13          $  (4)       $   (4)        $    1        $   (1)
                                   =======        ======        ======         ======        ======         ======        ======



                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)

                                  Dearborn                                                     CMSG
                                Industrial                        CMSG       Mid-Mich    Investment           CMSG        HYDRA-CO
                                Generation          CMSG     Recycling      Recycling     Company I       Michigan    Enterprises,
                                       LLC           SRL       Company            LLC       Consol.      Power LLC            Inc.
Balance at January 1, 2002          $  (41)       $    2        $   (2)         $  (4)       $ (181)        $   (2)         $ (154)

Net Income (Loss)                     (494)           (2)            -              -            94            (64)             (7)

Less Dividends Paid
  Common Stock                           -             -             -              -             -              -               -
  Associated Companies                   -             -             -              -            36              -               2
                                    ------        ------        ------         ------        ------         ------          ------
                                         -             -             -              -            36              -               2
                                    ------        ------        ------         ------        ------         ------          ------
Balance at December 31, 2002        $ (535)       $    -        $   (2)        $   (4)       $ (123)        $  (66)         $ (163)
                                    ======        ======        ======         ======        ======         ======          ======



                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)

                                                                                           Taweelah
                                      CMSG        Exeter          CMSG           CMSG            A2
                                   Holding        Energy     Operating        Altoona     Operating
                                   Company           LLC       Company        Company       Company
Balance at January 1, 2002          $  (13)       $   31        $   (2)        $    6        $    -

Net Income (Loss)                        1             -             1              -             1

Less Dividends Paid
  Common Stock                           -             -             -              -             -
  Associated Companies                   1             -             -              -             -
                                    ------        ------        ------         ------        ------
                                         1             -             -              -             -
                                    ------        ------        ------         ------        ------
Balance at December 31, 2002        $  (13)       $   31        $   (1)        $    6        $    1
                                    ======        ======        ======         ======        ======




                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)

                                       CMS
                                     Int'l           Inter-            CMSG
                                 Operating          Company         Company
                                   Company     Eliminations         Consol.
Balance at January 1, 2002          $   10           $  389        $  (573)

Net Income (Loss)                        7              457           (374)

Less Dividends Paid
  Common Stock                           -                -              -
  Associated Companies                   -              (40)            63
                                    ------           ------        -------
                                         -              (40)            63
                                    ------           ------        -------
Balance at December 31, 2002        $   17           $  886        $(1,010)
                                    ======           ======        =======




(6) Represents CMS Generation Company, CMSG Genesee Company, CMSG Lyonsdale Company, CMSG Chateaugay Company, CMSG Montreal Company and CMS Centrales Termicas S.A., consolidated with CMSG Investment Company I included on the equity method of accounting.

                       CMS GENERATION INVESTMENT COMPANY I
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)

                                                                  CMSG
                                      CMSG          CMSG      Loy Yang           CMSG          CMSG           CMSG
                                Inv. Co. I          Cebu        I & II      Pinamucan    Investment      Investment
                                       (7)           LDC          Ltd.            LDC        Co. IV          Co. VI
Balance at January 1, 2002          $ (180)       $    1        $ (435)        $   (3)       $  208         $   30

Net Income (Loss)                       93             -             -              -            66             14

Less Dividends Paid
  Common Stock                           -             -             -              -             -              -
  Associated Companies                  36             -             -              -             -              -
                                    ------        ------        ------         ------        ------         ------
                                        36             -             -              -             -              -
                                    ------        ------        ------         ------        ------         ------
Balance at December 31, 2002        $ (123)       $    1        $ (435)        $   (3)       $  274         $   44
                                    ======        ======        ======         ======        ======         ======





                          (Continued on Following Page)

                       CMS GENERATION INVESTMENT COMPANY I
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)


                                         CMSG             CMSG            Inter-                   CMSG
                                   Investment       Investment           Company             Investment
                                      Co. VII            Co. V      Eliminations       Company I Consol.
Balance at January 1, 2002             $    5           $   (1)          $  194                  $ (181)

Net Income (Loss)                          12                1              (92)                     94

Less Dividends Paid
  Common Stock                              -                -                -                       -
  Associated Companies                      -                -                -                      36
                                       ------           ------           ------                  ------
                                            -                -                -                      36
                                       ------           ------           ------                  ------
Balance at December 31, 2002           $   17           $    -           $  102                  $ (123)
                                       ======           ======           ======                  ======



(7)  Represents CMSG Investment Company I consolidated.

                          CMS GAS TRANSMISSION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)


                                                                  CMS Bay                          CMS            CMS
                                      CMS Gas           CMS          Area        CMS Gas       Saginaw        Jackson      Tristate
                                 Transmission        Antrim      Pipeline      Argentina   Bay Lateral       Pipeline      Pipeline
                                   Company (8)      Gas LLC           LLC        Company       Company        Company           LLC
Balance at January 1, 2002             $  (87)       $    2        $   (2)        $   52        $   (3)        $    -        $   (6)

Net Income (Loss)                        (435)            2             1             (1)            -              1             -

Less Dividends Paid
  Common Stock                              -             -             -              -             -              -             -
  Associated Companies                     40             1             3              -             -              1             -
                                       ------        ------        ------         ------        ------         ------        ------
                                           40             1             3              -             -              1             -
                                       ------        ------        ------         ------        ------         ------        ------
Balance at December 31, 2002           $ (562)       $    3        $   (4)        $   51        $   (3)        $    -        $   (6)
                                       ======        ======        ======         ======        ======         ======        ======



                          (Continued on Following Page)

                          CMS GAS TRANSMISSION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)

                                       CMS                        Western      Panhandle                                    CMS Gas
                                Marysville        CMS Field     Australia   Eastern Pipe                        Inter-  Transmission
                               Gas Liquids         Services    Gas Trans.       Line Co.     CMS Grand         Company       Company
                                   Company     Inc. Consol.         Co. I        Consol.      Lacs LLC    Eliminations       Consol.
Balance at January 1, 2002          $  (11)          $   43        $   (5)        $  (13)       $   (8)         $  (51)      $  (89)

Net Income (Loss)                        2             (115)            5           (300)            1             403         (436)

Less Dividends Paid
  Common Stock                           -                -             -              -             -               -            -
  Associated Companies                   3                -             -             28             3             (39)          40
                                    ------           ------        ------         ------        ------          ------       ------
                                         3                -             -             28             3             (39)          40
                                    ------           ------        ------         ------        ------          ------       ------
Balance at December 31, 2002        $  (12)          $  (72)       $    -         $ (341)       $  (10)         $  391       $ (565)
                                    ======           ======        ======         ======        ======          ======       ======



(8) Represents CMS Gas Transmission Company consolidated with CMS Field Services, Inc. and Panhandle Eastern Pipe Line Company included on the equity method of accounting.

                       PANHANDLE EASTERN PIPE LINE COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)

                                                                   CMS
                                 Panhandle          CMS      Trunkline            CMS                            Panhandle
                              Eastern Pipe     Trunkline           LNG        Pan Gas             Inter-      Eastern Pipe
                                  Line Co.       Gas Co.      Holdings        Storage            Company          Line Co.
                               Consol. (9)      LLC (10)       Co. LLC            Co.       Eliminations           Consol.
Balance at January 1, 2002          $  (33)       $   67        $    -         $   13            $  (60)          $  (13)

Net Income (Loss)                     (265)           26            31            (48)              (44)            (300)

Less Dividends Paid
  Common Stock                           -             -             -              -                 -                -
  Associated Companies                  28             -            29              -               (29)              28
                                    ------        ------        ------         ------            ------           ------
                                        28             -            29              -               (29)              28
                                    ------        ------        ------         ------            ------           ------
Balance at December 31, 2002        $ (326)       $   93        $    2         $  (35)           $  (75)          $ (341)
                                    ======        ======        ======         ======            ======           ======

                                     (A)                                        (A)



(9) Represents Panhandle Eastern Pipe Line Company, CMS Panhandle Eastern Resources, Inc., CMS Panhandle Storage Company, MG Ventures Storage, Inc., CMS Trunkline Field Services Company, CMS Panhandle Lake Charles Generation Company LLC, CMS Panhandle Holdings LLC, Panhandle Partner, LLC and CMS Panhandle LNG Acquisition Company consolidated.

(10) Represents CMS Trunkline Gas Company LLC, CMS Trunkline Gas Resources LLC, CMS Trunkline Offshore Pipeline Company LLC, CMS Trunkline Deepwater Pipeline Company LLC and Sea Robin Pipeline Company consolidated.

(A) Discontinued Operations reclassification is recorded "net" as a component of net income (loss).

                            CMS FIELD SERVICES, INC.
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)

                                                                                                  CMS
                                                                      CMS           CMS      Cherokee       CMS Gulf    CMS Taurus
                                 CMS Field       CMS Gas      Laverne Gas   Natural Gas           Gas    Coast Field      Holdings
                                  Services    Processing       Processing     Gathering    Processing       Services       Company
                                 Inc. (11)           LLC              LLC           LLC           LLC            LLC           LLC
Balance at January 1, 2002          $   15        $   (6)          $    1        $   (5)       $   20         $    7        $    7

Net Income (Loss)                     (118)            -                -            (2)           (1)             4            (2)

Less Dividends Paid
  Common Stock                           -             -                -             -             -              -             -
  Associated Companies                   -             -                -             -             -              -             -
                                    ------        ------           ------        ------        ------         ------        ------
                                         -             -                -             -             -              -             -
                                    ------        ------           ------        ------        ------         ------        ------
Balance at December 31, 2002        $ (103)       $   (6)          $    1        $   (7)       $   19         $   11        $    5
                                    ======        ======           ======        ======        ======         ======        ======

                                      (A)




                          (Continued on following Page)

                            CMS FIELD SERVICES, INC.
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)

                                 CMS Okla.
                                  Nat. Gas                     Bighorn Gas            Inter-            CMS Field
                                 Gathering        Bradshaw       Gathering           Company       Services, Inc.
                                       LLC      Energy LLC             LLC      Eliminations              Consol.
Balance at January 1, 2002          $    1          $    2          $    1           $    -               $   43

Net Income (Loss)                        -               -               8               (4)                (115)

Less Dividends Paid
  Common Stock                           -               -               -                -                    -
  Associated Companies                   -               -               -                -                    -
                                    ------          ------          ------           ------               ------
                                         -               -               -                -                    -
                                    ------          ------          ------           ------               ------
Balance at December 31, 2002        $    1          $    2          $    9           $   (4)              $  (72)
                                    ======          ======          ======           ======               ======


(11) Represents CMS Field Services, Inc. and CMS Hydrocarbons, LLC consolidated.

(A) Discontinued Operations reclassification is recorded "net" as a component of net income (loss).

                         CMS INTERNATIONAL VENTURES LLC
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)

                                                          CMS
                                           CMS          Oper.           CMSG          CMS         Western          CMS         CMSG
                                Int'l Ventures            SRL        Invest.          E&G           Aust.   Generation      Invest.
                                       LLC (12)       Consol.        Co. III          LLC        GT Co. I          SRL        Co. V
Balance at January 1, 2002              $    -         $   11         $   21       $ (315)         $   22       $  (30)      $    -

Net Income (Loss)                          (32)           (15)            (4)          (6)              1            -            1

Less Dividends Paid
  Common Stock                               -              -              -            -               -            -            -
  Associated Companies                       6              -              -            -               -            -            -
                                        ------         ------         ------       ------          ------       ------       ------
                                             -              -              -            -               -            -            -
                                        ------         ------         ------       ------          ------       ------       ------
Balance at December 31, 2002            $  (38)        $   (4)        $   17       $ (321)         $   23       $  (30)      $    1
                                        ======         ======         ======       ======          ======       ======       ======




                          (Continued on Following Page)

                         CMS INTERNATIONAL VENTURES LLC
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)
                         (Continued from Previous Page)

                                                      CMS Int'l
                                           Inter-      Ventures
                                          Company           LLC
                                     Eliminations        Consol.
Balance at January 1, 2002                 $  291        $    -

Net Income (Loss)                              23           (32)

Less Dividends Paid
  Common Stock                                  -             -
  Associated Companies                          -             6
                                           ------        ------
                                                -             6
                                           ------        ------
Balance at December 31, 2002               $  314        $  (38)
                                           ======        ======



(12)  Represents CMS International Ventures LLC consolidated.

                                CMS OPERATING SRL
                  Consolidating Statement of Retained Earnings
                                December 31, 2002
                                  (In Millions)

                                                Centrales                                             CMS
                                       CMS       Termicas            CMS             Inter-     Operating
                                 Operating        Mendoza       Ensenada            Company           SRL
                                  SRL (13)           S.A.           S.A.       Eliminations        Consol.
Balance at January 1, 2002          $   11         $   17         $    3            $  (20)        $   11

Net Income (Loss)                      (15)           (16)            (8)               24            (15)

Less Dividends Paid
  Common Stock                           -              -              -                 -              -
  Associated Companies                   -              -              -                 -              -
                                    ------         ------         ------            ------         ------
                                         -              -              -                 -              -
                                    ------         ------         ------            ------         ------
Balance at December 31, 2002        $   (4)        $    1         $   (5)           $    4         $   (4)
                                    ======         ======         ======            ======         ======




(13)  Represents CMS Operating SRL and Cuyana S.A. de Inversiones consolidated.

                                    EXHIBIT B

Organizational charts showing the relationship of each Exempt Wholesale Generators to associate companies in the holding company system.

                         CENTRALES TERMICAS MENDOZA S.A.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                              *                *         *
                            *                    *             *
                          *                     40.47%              *
                        *                           *       CMS Gas Transmission Company
                                                    *                     *
                    *                               *                     *
    CMS Generation Co.                              *                     *
            *       *                               *                 37.01%
            *            *                           *                    *
            *                  *                       *                  *
            *                     21.02%                 *                *
            *                             *                *              *
            *                                    *           *
            *                                          CMS International Ventures, L.L.C.
            *                                                           *
            *                                                           *
           99%                                                       99.999%
            *                                                           *
            *                                                           *
CMS Centrales Termicas S.A.                                    CMS Operating, S.R.L.
            *                                                           *
            *                                                           *
            1%                                                         99%
                   *                                         *
                           *                        *
                           Cuyana S.A. De Inversiones
                                        *
                                      92.6%
                                        *
                         Centrales Termicas Mendoza S.A.

                      CENTRALES TERMICAS SAN NICOLAS, S.A.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                      0.1%
                                        *
                       CMS Generation San Nicolas Company
                                        *
                                      0.1%
                                        *
                         Inversora de San Nicolas, S.A.
                                        *
                                       88%
                                        *
                      Centrales Termicas San Nicolas, S.A.

                          CMS DISTRIBUTED POWER, L.L.C.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                          CMS Distributed Power, L.L.C.

                                CMS ENSENADA S.A.
                                      (EWG)

                             CMS Energy Corporation
                                  *
                                  *
                                  *
                             CMS Enterprises Company
                          *       *                   *
                     *            *                       *
         40.47%                   *                          *
           *            CMS Gas Transmission Company             *
           *                      *                                  *
           *                    37.01%                            CMS Generation Co.
           *                      *                            *          *
           *               *                            *                 *
           *        *                       21.02%                        *
           *   *                    *                                     *
CMS International Ventures, L.L.C.                                        *
           *                                                              *
           *                                                              *
        99.999%                                                           *
           *                                                              *
           *                                                              *
  CMS Operating, S.R.L.                                    CMS Generation Holdings Company
           *                                                           *
              *                                                    *
                 99%                                           1%
                      *                                     *
                           *                           *
                                CMS Ensenada S.A.

                        CMS GENERATION MICHIGAN POWER LLC
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                        CMS Generation Michigan Power LLC

                        CMS GENERATION OPERATING COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                        CMS Generation Operating Company

          CMS (INDIA) OPERATIONS & MAINTENANCE COMPANY PRIVATE LIMITED
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                 *                *
                            *                          *
    CMS International Operating Company               CMS Investment Company I
                       *                                    *
                99%                                             1%
             *                                                      *
          CMS (India) Operations & Maintenance Company Private Limited

                        CMS MOROCCO OPERATING COMPANY SCA
                                      (EWG)
                                       AND
                       CMS INTERNATIONAL OPERATING COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                               CMS Generation Co.
                               *             *
                           *                 *
                       *                     *
                     *                       *
                     *    CMS Generation Investment Company I
                     *                       *               *
                     *                       *
                     *                       *                  *
                     *        CMS Generation Investment Company IV  *
                     *                          *
                     *                         *                       *
    CMS International Operating Company       *                          *
       *                *               *    *                              *
       *                  *              *                                    *
CMS Generation UK Operating *            50%                                     *
Private Limited              *           *                                          *
    *                         *        *                                                *
    *                          *     *                                                 .1%
    *                        *  CMS Generation Jorf Lasfar III Limited Duration Company *
Jorf Lasfar Aktiebolag         *     *                                                  *
                                *    *                                              *
                      *                                                         *
                        99.7%  .1%   .1%                                    *
                           *     *    *                                 *
                             *    *   *                              *
                                     CMS Morocco Operating Co., S.C.A.

               CMS PANHANDLE LAKE CHARLES GENERATION COMPANY, LLC
                                      (EWG)


                             CMS Energy Corporation
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                          CMS Gas Transmission Company
                                        *
                                        *
                       Panhandle Eastern Pipe Line Company
                      *                                    *
                     *                                       *
                    *                                          *
                   *                                             *
          Panhandle Partner LLC                 CMS Panhandle LNG Acquisition Company
                   *                                              *
                     *                                           *
                     95%                                       5%
                        *                                     *
                          *                                 *
                              CMS Panhandle Holdings, LLC
                                        *
                                        *
                                        *
                                        *
               CMS Panhandle Lake Charles Generation Company, LLC

                      DEARBORN GENERATION OPERATING L.L.C.
                                      (EWG)
                                       AND
                     DEARBORN INDUSTRIAL GENERATION, L.L.C.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                             *                   *
                          *                          *
                        *                               *
Dearborn Generation Operating, L.L.C.        Dearborn Industrial Energy, L.L.C.
                                                         *
                                                         *
                                                         *
                                          Dearborn Industrial Generation, L.L.C.

                        EXETER ENERGY LIMITED PARTNERSHIP
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                             CMS Generation Company
                          *             *           *
                        *               *             *
                      *                 *               *
                    *       Exeter  Management Company    *
Oxford/CMS Development LP               *                 50%
                     *                  *                  *
                    48%                 2%                *
                      *                 *               *
                        *               *             *
                        Exeter Energy Limited Partnership






                              GVK INDUSTRIES LTD.
                                     (EWG)

                             CMS Energy Corporation
                                       *
                                       *
                                       *
                            CMS Enterprises Company
                           *           *             *
                          *            *                    *
                         *             *                          *
                        *  CMS Gas Transmission Company            CMS Generation Co.
                       *               *                           *
                      *                *                           *
                    40.47%           37.01%                      21.02%
                     *                 *                          *
                       *               *                         *
                         * * CMS International Ventures, L.L.C.**
                                       *
                                       *
                     CMS Generation Investment Company III
                                       *
                                       *
                    Jegurupadu CMS Generation Company Ltd.
                                       *
                                    23.75%
                                       *
                              GVK Industries Ltd.


                         HIDROELECTRICA EL CHOCON, S.A.
                                      (EWG)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                            *           *             *
                           *            *                       *
                          *             *                               *
                          *   CMS Gas Transmission Company        CMS Generation Co.
                           *            *                          *    *         *
                            *           *                         *     *         *
                          40.47%      37.01%                   21.02%   *         *
                              *         *                       *       *         *
                                *       *                      *        *         *
                              CMS International Ventures, L.L.C.        *         *
                                    *                                   *         *
                                    *            CMS Generation Holdings Company  *
                                 99.99%                   *                       *
                                    *                 .01%                        *
                                    *                *                            *
                               CMS Generation, S.R.L.                             *
                                                *                                 *
                                                *                                 *
                                               25%                                *
                                                *                                 *
                                                *                              2.48%
                                      Hidroinvest, S.A.                       *
                                                *                           *
                                                *                        *
                                               59%                    *
                                                *                  *
                                                *               *
                                  Hidroelectrica El Chocon, S.A.

                      JAMAICA PRIVATE POWER COMPANY LIMITED
                                      (EWG)
                                       AND
                        PRIVATE POWER OPERATIONS LIMITED
                                      (EWG)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                           HYDRA-CO ENTERPRISES, INC.
                        *                             *
                    *                                     *
                *                                            *
CMS Generation Operating Company II, Inc.            HCE-Rockfort Diesel, Inc.
                *                                              *
                *                                            45.07%
                *                                               *
          HCO-Jamaica, Inc.                Jamaica Private Power Company Limited
                *
                *
                *
Private Power Operations Limited
           (Operator)

                  JEGURUPADU OPERATING AND MAINTENANCE COMPANY
                                      (EWG)


                             CMS Energy Corporation

                             CMS Enterprises Company
                          *         *               *
                 *                *                    *
           *                    *                         *
CMS Gas Transmission Company  *                          CMS Generation Co.
           *                *                            *       *
           *             40.47%                      *           *
         37.01%          *                     *     CMS Generation Investment Co. I
           *           *            21.02%                       *
           *        *                                            *
CMS International Ventures, L.L.C.*                   CMS Investment Company IV
           *                                                     *
           *                                                     *
           *                                                     *
CMS Generation Investment Co. III                CMS Generation Investment Company II
           *                     *               *               *
           *                          *     *                    *
          99%                            *                       1%
           *                        *         *                  *
           *                     1%             99%              *
                               *                    *            *

 CMS Generation Jegurupadu I                          CMS Generation Jegurupadu II
 Limited Duration Company                             Limited Duration Company
                  *                                         *
                    *                                     *
                      50%                              50%
                         *                             *
                            *                        *
                        Jegurupadu O&M Company Mauritius
                                        *
                                       60%
                                        *
                  Jegurupadu Operating and Maintenance Company

                           JORF LASFAR ENERGY COMPANY
                                      (EWG)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                       CMS Generation Investment Company I
                                        *
                                        *
                       CMS Generation Investment Company IV****************
                  *                          *         *                   *
             *                               *           *                    *
CMS Generation Luxembourg II SARL            *             *                    *
         *                                   *               *                    *
         *                                   *                 *                    *
CMS Generation Luxembourg SARL               *  CMS Generation Investment Company II *
         *                                   *        *        *                     *
           *                                35%      65%      65%                  35%
              *                              *       *         *                   *
  CMS Generation Netherlands B.V.            *      *  CMS Generation Jorf Lasfar I
      *          *                           *     *    Limited Duration Company
     *           *                           *    *             *
    *            *            CMS Generation Jorf Lasfar II     *
  *              *            Limited Duration Company          50%
 *                  *                                   *        *
*                      *                               50%       *
*                        *                               *       *
Jorf Lasfar Aktiebolag    Jorf Lasfar Energiaktiebolag   Jorf Lasfar Handelsbolag
  *                          *                                   *
   23%                       25%                                2%
        *                     *                                *
           *                  *                               *
               *************Jorf Lasfar Energy Company*********

                        ST-CMS ELECTRIC COMPANY PVT. LTD.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                             *          *          *
                           *            *            *
                         *              *              *
                CMS Generation Co.      *       Gas Transmission Company
                        *               *               *
                      21.02%          40.47%          37.01%
                          *             *              *
                       CMS International Ventures . L.L.C.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company III
                                        *
                                        *
                                        *
                           CMS Generation Neyveli Ltd/
                                        *
                                       50%
                                        *
                        ST-CMS Electric Company Pvt. Ltd.

                         TAKORADI INTERNATIONAL COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                               *                *
                              *                   *
                             *                      *
                            *              CMS Generation Investment Company I
                           *                                *
                          *                                 *
                          *                                 *
                          *                                 *
                          *                                 *
       CMS International Operating Company     CMS Generation Investment Co. VI
                          |                                 *
                           |                                *
                            |                               *
                             |                  CMS Takoradi Investment Company
                              |                             *
                          Operator                          *
                                 |                          *
                                  |           CMS Takoradi Investment Company II
                                   |                        *
                                    |                      90%
                                     |                      *
                                     Takoradi International Company

Organizational charts showing the relationship of foreign utility company ("FUCO") to associate companies in the holding company system.


                 CMS GENERATION HORIZON ENERGY HOLDINGS LIMITED
                                     (FUCO)
                                       AND
                         HORIZON ENERGY HOLDINGS LIMITED
                                     (FUCO)
                                       AND
                             LOY YANG POWER PARTNERS
                                     (FUCO)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                            CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                        CMS Generation Investment Co. I
                        *                                *
                    *                                        *
               *                                              *
  CMS Generation Loy Yang Holdings 2 Ltd.     CMS Generation Loy Yang Holdings 1 Ltd.
               *                                               *
               *                                               *
               *                                               *
CMS Generation Horizon Energy Holdings Ltd.        Horizon Energy Holdings Ltd.
               *                                              *
                        25%                              24.63%
                             *                      *
                             Loy Yang Power Partners


                              CMS OPERATING, S.R.L.
                                     (FUCO)

                             CMS ENERGY CORPORATION
                                        *
                                        *
                                        *
                             CMS ENTERPRISES COMPANY
                           *            *            *
                        *               *               *
                     *                  *                  *
                  *                     *                     *
         CMS Generation Co.             *          CMS Gas Transmission Company
                  *       *              *                    *
                  *         *             *                   *
                  *        21.02%          40.47%          37.01%
CMS Generation Holdings Company  *             *              *
                  *                *             *            *
                  *                  *             *          *
      CMS Generation, S.R.L.         CMS International Ventures, LLC
                  *                                           *
                    *                                       *
                    .001%                                99.999%
                        *                                *
                          *                           *
                              CMS Operating, S.R.L.

               COMPANHIA PAULISTA DE ENERGIA ELECTRICA S.A. (CPEE)
                                     (FUCO)
                                       AND
                  COMPANHIA SUL PAULISTA DE ENERGIA S.A. (CSPE)
                                     (FUCO)
                                       AND
                     COMPANHIA JAGUARI DE ENERGIA S.A. (CJE)
                                     (FUCO)
                                       AND
                   COMPANHIA LUZ E FORCA DE MOCOCA S.A. (CLFM)
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                                        *
                             CMS Enterprises Company
                            *           *          *
                     40.47%             *            *
                      *   CMS Gas Transmission Company  *
                      *                 *                  *
                       *              37.01%         CMS Generation Co.
                        *               *                   *
                          *             *                21.02%
                            *           *                *
                       CMS International Ventures, L.L.C.
                                        *
                                        *
                             CMS Electric & Gas, LLC
                                        *
                                     99.99%
                                        *
                            CMS Distribuidora, Ltda.
                                        *
                                     99.99%
                                        *
                             CMS Participacoes Ltda.
                                        *
                                     93.86%
                                        *
                                      CPEE
                                        *
                                     88.63%
                                        *
                                      CSPE
                                        *
                                        *
                                       CJE
                                        *
                                        *
                                      CLFM

                           EMIRATES CMS POWER COMPANY
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                       CMS Generation Investment Company I
                                        *
                                        *
                                        *
                      CMS Generation Investment Company VII
                                        *
                                        *
                                        *
                         CMS Generation Taweelah Limited
                                        *
                                       40%
                                        *
                           Emirates CMS Power Company

            SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA C.A. (SENECA)
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                           *            *           *
                         *              *                  *
                       *                *                        *
                     *     CMS Gas Transmission Company       CMS Generation Co.
                    *                   *                            *
                   *                    *                         *
                 40.47%               37.01%                  21.02%
                     *                  *                       *
                       *                *                    *
                        CMS International Ventures, L.L.C.
                                        *
                                        *
                                        *
                             CMS Electric & Gas, LLC
                             *                    *
                            *                     *
                           *              CMS Venezuela S.A.
                          *                       *
                         *                        *
                     ENELMAR, S.A               52.37%
                           *                      *
                             33.34%             *
                                    *         *
                                      SENECA

                          TAWEELAH A2 OPERATING COMPANY
                                     (FUCO)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                          Taweelah A2 Operating Company